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HECLA MINING COMPANY
2024 ANNUAL MEETING OF SHAREHOLDERS
FRIDAY, MAY 17, 2024

2024 PROXY STATEMENT

Hecla®
MINING COMPANY

A Legacy of Success

Hecla Mining Company (NYSE:HL) is the largest primary silver producer in the United States. We have been in business for 133 years and are the oldest NYSE-listed precious metals mining company in North America. We also own exploration properties in world-class silver and gold mining districts throughout North America.

MESSAGE FROM YOUR

Board of Directors

Dear Fellow Shareholder:

Hecla Mining Company (Hecla) has been in business for 133 years and we are the oldest precious metals mining company listed on the New York Stock Exchange (NYSE). We stand apart from other mining companies because we operate two of the largest silver mines in the world that contain the highest-grade silver equivalent ounces (Greens Creek and Lucky Friday). Our strategy is to have consistent, long-lived production that increases and improves over time.

Our operating mines are located in Alaska (Greens Creek), Idaho (Lucky Friday), Quebec, Canada (Casa Berardi) and in the Yukon Territory, Canada (Keno Hill). Our current exploration interests are located in the United States, Canada, and Mexico.

2023 Performance Highlights

As your Board of Directors (Board), we are pleased to report that Hecla has a bright future. For example, in 2023 we received a patent from the United States Patent Office for the Underhand Closed Bench mining method (UCB) at our Lucky Friday mine. The UCB has made the Lucky Friday safer and more productive than ever in its 80+ year history. In addition, in July 2023, we acquired ATAC Resources Ltd., which consists of a massive land package of over 700 square miles, with identified gold, silver, and base metal mineralization. This acquisition further cements our position in Canada’s Yukon Territory, with our Keno Hill mine having started its production in the second quarter of 2023. This is why we believe Hecla is well-positioned to participate in a global economy where silver demand is expected to increase.

Our People

For 133 years, our people have been the driving force in creating shareholder value. As of December 31, 2023, we directly employed approximately 1,775 people, of which approximately 990 were employed in the United States, 765 in Canada, and 20 in Mexico. The vast majority of our employees are full-time, and approximately 260 of our employees are covered by a collective bargaining agreement. Since we are often among the largest private-sector employers in the communities in which we operate, it is important that we fairly compensate our employees. For many decades we have offered competitive wages and among the highest-valued benefits where we operate. In addition to competitive base wages, we offer retirement benefits, health insurance benefits, incentive plans, and paid time off. Our retirement benefits, which include both defined benefit and defined contribution plans for U.S.-based employees, set us apart from many other employers.

Creating greater gender diversity in a predominantly male industry is among the priorities of Hecla currently and in the coming years. Management is working to increase the representation of women.

Health and Safety

The safety and health of our employees is of paramount importance. We invest in effective ways to operate our mines more safely. Our goal is to achieve world-class safety and health performance by promoting a deeply rooted values-based culture of safety and utilizing technology and innovation to continually improve the safety at our operations. We invest in our people with training and workforce development programs that focus on safety first. All employees receive training that complies with or exceeds applicable safety and health regulations as set by the

ii | 2024 Proxy Statement

applicable regulator where each operation is located. As part of our commitment to safety, we track a variety of safety performance indicators, including injuries, near misses, observations, and equipment damages. Our company-wide All-Injury Frequency Rate (AIFR) for 2023 was 1.45. For 2023, both our Greens Creek and Lucky Friday mines posted their best AIFR results ever.

Approach to Sustainability and Advancing on Environmental, Social and Governance (ESG)

At each of our sites, we are focused and committed to responsible mining practices that protect the safety of our workforce, minimize the environmental impact of our operations, and respect the communities where we have operations. We provide large economic and social benefits to rural communities, yet our geographic and environmental footprint is small. We are proud of the way our employees maintain their commitment to responsible mining. In 2023, we received the Hard Hat Safety Award from the Alaska Miners Association for Greens Creek in recognition of the mine’s exemplary commitment to safety and for the second time in three years the John T. Ryan Safety Trophy for Casa Berardi’s outstanding safety performance in the Quebec-Maritime Provinces Region. To develop a pipeline of talent, we also partnered with local organizations on programs specifically geared toward training students for mining careers. In 2023, our ESG emissions intensity achieved a ranking within the lowest decile among peers in our industry subgroup.

Active Board Refreshment

We believe our Board should have a mixture of long-standing and newer directors to have history and consistency combined with new ideas. Five of our seven directors have joined the Board since 2016 with the average board tenure now nine years. Our most recent addition is Mark P. Board, who was appointed to the Board on February 22, 2024 – and who is a nominee for election at the 2024 Annual Meeting. We will continue recruiting independent directors to expand our Board’s skillsets, perspectives, and capabilities, with the objective of having a Board with expansive and diverse experience, a deep understanding of the challenges and opportunities associated with our business, and a focus on value and sustainability for the benefit of all stakeholders.

Annual Meeting

During 2020 and 2021, we held our annual meetings virtually. In 2022 and 2023, we took a hybrid approach by having a combined in-person and virtual meeting, and we plan the same for the 2024 Annual Meeting. This combines the convenience of a virtual meeting for those shareholders who do not travel to the Annual Meeting, while allowing us to directly interact with those shareholders who will come to the meeting in Coeur d’Alene. The attached Notice of Annual Meeting and Proxy Statement serve as your guide to the business that will be conducted at the Annual Meeting.

As your Board of Directors, we want to thank you for your continued confidence in Hecla. We appreciate the opportunity to serve Hecla on your behalf as we continue to navigate through these unprecedented times, but with excitement for what the future holds for the largest U.S. silver producer.

Catherine J. Boggs Board Chair	George R. Johnson Director

Phillips S. Baker, Jr. President, CEO and Director	Alice Wong Director

Stephen F. Ralbovsky Director	Mark P. Board Director

Charles B. Stanley Director

PROXY STATEMENT

Annual Meeting Of Shareholders May 17, 2024

Notice Of 2024 Annual Meeting

Of Shareholders

To the Shareholders of Hecla Mining Company:

NOTICE IS HEREBY GIVEN that this year’s Annual Meeting of Shareholders (Annual Meeting) of Hecla Mining Company (“we,” “our,” “us,” “Hecla,” or the “Company”) will be held in a hybrid (virtual and in-person) meeting format. The Annual Meeting will be held in-person at our corporate office, located at 6500 N. Mineral Dr., Suite 200, Coeur d’Alene, Idaho, and virtually, via www.virtualshareholdermeeting.com/HL2024, on Friday, May 17, 2024, beginning at 10:00 a.m. PDT. During the meeting, shareholders will be asked to:

Proposal 1 –	Elect three Class II Directors

Proposal 2 –	Ratify the Appointment of BDO USA, P.C. as our Independent Registered Public Accounting Firm for 2024

Proposal 3 –	Approve, on an advisory basis, named executive officer compensation

Shareholders will also transact such other business as may be brought properly before the meeting and all adjournments or postponements thereof.

Whether you plan to attend the Annual Meeting (and any postponement or adjournment thereof), you are urged to submit your proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. To participate and vote your shares during the meeting, please see Attending the Virtual Meeting or Attending the Meeting in Person on page 91 for additional information.

The Board of Directors (Board) has fixed the close of business on March 18, 2024 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement thereof (Record Date). A list of the shareholders of record entitled to vote at the Annual Meeting will be available for review by any shareholder, for any purpose related to the meeting, between 7:00 a.m. and 4:30 p.m. PDT at Hecla Mining Company, 6500 N. Mineral Dr., Suite 200, Coeur d’Alene, Idaho 83815, for ten days prior to the meeting. The list will also be available to shareholders at www.virtualshareholdermeeting.com/HL2024 during the Annual Meeting.

PLEASE REVIEW THE PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

VIA THE INTERNET Visit www.proxyvote.com Follow instructions provided on your proxy card or voting instruction form	BY MAIL Sign, date and return your proxy card or voting instruction form

BY TELEPHONE Call the telephone number on your proxy card, voting instruction form or notice (1-800-690-6903), and follow the recorded instructions	IN PERSON Vote at the meeting by completing a ballot, or online during the meeting at www.virtualshareholdermeeting.com/HL2024

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 17, 2024. This Proxy Statement and our 2023 Annual Report are available at https://www.hecla.com, www.sec.gov/edgar, or at www.proxyvote.com.

We are mailing our “Notice of Internet Availability of Proxy Materials” to shareholders on or about April 4, 2024, which contains instructions on how to access our Proxy Statement and 2023 Annual Report (Proxy Materials) online. We are also mailing a full set of our Proxy Materials to shareholders who previously requested paper copies of the materials. Our Proxy Materials can also be viewed on (i) our website at https://www.hecla.com under “Investors” and then selecting “Shareholder Information,” (ii) the SEC website at www.sec.gov/edgar, or (iii) at www.proxyvote.com.

By Order of the Board of Directors

Michael B. White

Corporate Secretary

April 4, 2024

Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all the information you should consider. You should read the entire Proxy Statement carefully before voting. For more complete information regarding the Company’s 2023 performance, please review our Annual Report on Form 10-K for the period ending December 31, 2023.

Agenda and Voting Recommendations

Proposal 1 ELECTION OF THREE CLASS II DIRECTORS Board Vote Recommendation FOR Page 28	Proposal 2 RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS Board Vote Recommendation FOR Page 35	Proposal 3 APPROVE, ON AN ADVISORY BASIS, NAMED EXECUTIVE OFFICER COMPENSATION Board Vote Recommendation FOR Page 38

2023 Performance Highlights

Operational Highlights	Financial Highlights	Positioning for Growth

•  Silver reserves of 238 million ounces, second highest in Company history; and gold reserves of 2.2 million ounces.

•  Produced 14.3 million ounces of silver, Hecla’s second highest in the Company’s history, and 151,259 ounces of gold.

•  At Lucky Friday, constructed on time and budget, infrastructure that bypassed the fire damaged shaft.

•  Keno Hill began silver production in the second quarter of 2023.

•  Sales of $720.2 million, the second highest in history, with 39% from silver and 36% from gold.

•  Cash flow from operations of $75.5 million, with Greens Creek generating $157.3 million in cash flow from operations and free cash flow of $121.6 million(1).

•  Strong balance sheet with $106.4 million in cash and cash equivalents with approximately $121.5 million in available liquidity.

•  Returned $15.7 million to our common and preferred stock shareholders through dividends.

•  Adjusted EBITDA(2) for the year was $212.6 million, in line with the prior year.

•  2024 production expected to be more than 16 million silver ounces and up to 20 million by 2026.

•  Restarted our Lucky Friday mine in January 2024.

•  In 2024, our Keno Hill mine is expected to approximately double its 2023 production.

•  Keno Hill reserves at year-end 2023 were 11% higher than year-end 2022.

•  Completed the acquisition of ATAC Resource Ltd., which consisted of a massive land package of over 700 square miles in the Yukon Territory, with identified gold, silver, and base metal mineralization.

(1)	Free cash flow is a non-GAAP measurement. See Appendix A for a reconciliation to GAAP.

(2)	Adjusted EBITDA is a non-GAAP measurement. See Appendix A for a reconciliation to GAAP.

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2023 ESG Highlights

Environmental/Safety	Social	Governance

•  AIFR (including lost time, restricted work, and medical treatment) of 1.45, lower than the U.S. national average for metal and non-metal mines reported by MSHA.

•  Our Greens Creek and Lucky Friday mines recorded their lowest AIFR of 0.29 and 0.66, respectively.

•  Greens Creek mine received the annual Hard Hat Safety Award by Alaska Miners Association in recognition of the mine’s exemplary commitment to safety.

•  Recognition of Hecla’s culture of innovation with the issuance of a patent in the U.S. for the Underhand Closed Bench (UCB) mining method.

•  Received the 2023 National Institute for Occupational Safety and Health (NIOSH) Mine Safety and Health Metals Sector Technology Innovation Award.

•  For the second time in three years, Casa Berardi mine was awarded the John T. Ryan Safety Trophy for outstanding safety performance in the Quebec-Maritime Provinces Region.

•  Women comprise 10% of Hecla’s workforce, and 22% of our professional/managerial positions.

•  In 2023, the Hecla Charitable Foundation donated more than $377,206 toward education, youth activities, community programs, and health services activities in communities in which we operate.

•  Hecla has two operations and one exploration project in Canada that have benefit agreements in place with the First Nations – Abitibiwinni at our Casa Berardi Mine in Quebec, the First Nation Na-Cho Nyak Dun at our Keno Hill operation in the Yukon, and the Gitanyow at our Kinskuch property in British Columbia.

•  Our President and Chief Executive Officer (CEO) received the Selwyn Blaylock Canadian Mining Excellence Award, which recognizes an individual who has demonstrated distinguished service to Canada through exceptional achievement in mining, metallurgy, or geology.

•  Five of our seven directors joined the Board after 2016, including one in 2021 and another in 2024.

•  Average Board tenure is 9 years.

•  29% of our directors are women.

•  Our Board appointed its first woman Board Chair in 2022.

•  Our Board Chair is independent of our CEO.

•  Directors who receive more “Against” votes than “For” votes must tender their resignation to the Board for consideration.

Shareholder Engagement

We have long believed that the delivery of long-term value requires regular dialogue with, and accountability to, our shareholders. As a result, our management team participates in numerous investor meetings throughout the year to discuss our business and strategic priorities. These meetings include in-person, telephonic, and webcast engagements, as well as investor conferences and can occur in a group or one-on-one settings. Our core shareholder engagement team includes our Senior Vice President – Chief Administrative Officer, Vice President – General Counsel, Vice President – Corporate Development & Sustainability, Vice President – Investor Relations and Treasurer, and Assistant Secretary. If requested by a shareholder, our chairpersons of each committee of the Board are available to join any shareholder engagement.

Solicit and receive feedback from shareholders on governance practices and trends, board composition, executive compensation, sustainability, human capital management and other shareholder priorities.	Hecla engagement team reports to Board to review shareholder feedback and use information gathered from the winter engagement to, when appropriate, enhance disclosures and revise governance practices, executive compensation program, sustainability practices or other programs and policies.	Engage with institutional holders, analysts, and other investors during the year on other topics of interest. In 2023, management conducted approximately 20 presentations for analysts and investors, held approximately 110 one-on-one group meetings with investors, and hosted four quarterly conference calls with investors and analysts allowing for questions and answers with management. In addition, the Company responds to questions from investors and analysts by telephone and email throughout the year.	Receive and publish voting results from annual meeting which help shape our ongoing improvements and developments in governance practices, executive compensation, sustainability, and other shareholder interest areas.

In November 2023, we sought engagement with 36 of our largest shareholders (representing approximately 311.0 million shares, or 50.4% of shares outstanding) and the two proxy advisory firms. We had three shareholders request a meeting (representing approximately 21.2 million shares) and eight responded that they did not need to meet. The two proxy advisory firms did not respond to our invitation to engage.

4 | 2024 Proxy Statement

During our 2023 winter engagement, we discussed:

•	the Board’s continued search for additional directors;

•	Board tenure;

•	our sustainability initiatives;

•	Indigenous relations; and

•	corporate governance matters.

Say-on-Pay

In 2023, our Say-on-Pay proposal received 97% support of shares voted. During our outreach this year, no shareholders raised concerns about our executive compensation practices and programs.

Environmental Matters

Environmental topics discussed with shareholders focused on net zero carbon emission levels, and our gap and materiality analysis to reporting frameworks (Sustainability Accounting Standards Board – metals and mining standards, Task Force on Climate-Related Financial Disclosures, and Global Reporting Initiative, as well as our Canadian operations benchmarking against the Towards Sustainability Mining protocols). Shareholders did not raise a concern if we stop purchasing carbon emissions reduction credits. See Sustainability on page 5. Our 2023 Sustainability Report will be available on our website in mid-May 2024.

Corporate Governance

In our 2023 shareholder outreach, we discussed our board composition. Since 2016, we have added five new directors to our Board, including one in 2021 and the most recent in 2024, thereby reducing the average tenure of the Board to nine years. We had two long-term directors retire from the Board in 2022 after reaching our mandatory retirement threshold, which reduced the size of the Board to six at that time. We continue to actively seek additional members for our Board and, just recently, added one director, thereby increasing the Board to seven. We hope to add another new director in the next 12 months.

We also discussed three of our corporate governance features that may have an anti-takeover effect on the Company: (i) the inability of shareholders to call special meetings; (ii) our classified Board structure; and (iii) supermajority voting provisions in our Restated Certificate of Incorporation and Bylaws. In prior years we have proposed amendments to our Restated Certificate of Incorporation and Bylaws to revise these three provisions, but the voting results have never been close to sufficient to implement change. The required vote is 80% of outstanding shares voted in favor of any such change, and we have never obtained higher than 56% of outstanding shares voted in favor. The shareholders we spoke with unanimously told us that due to the repeated failure of proposals to change these provisions at past annual meetings, and the desire to improve the format and readability of our Proxy Statement and the resources involved in printing and mailing a lengthier Proxy Statement, they would not object if we did not include these proposals at our Annual Meeting.

The Board will continue to assess evolving best practices in corporate governance matters, including the subjects of the prior proposals discussed above. In future years, we may again include one or more of these proposals on the agenda for an Annual Meeting. Furthermore, the Board will continue to consider any formal proposals and other feedback that we receive from shareholders. And, we will continue our shareholder outreach efforts so that we can understand and appropriately react to the evolving viewpoints of our shareholders on corporate governance and other matters.

Sustainability

We are committed to meeting high standards of environmental stewardship across our operations, respecting human rights in all our business practices, and prioritizing the health, safety and well-being of our workforce and host communities where we operate. We recognize that the long-term success of the Company and sustainable value creation are dependent on integrating the ESG performance factors that are most important to our stakeholders and to our business into our business strategies. Thus, we measure our ESG performance against the following benchmarks:

•	the Sustainability Accounting Standards Board – metals and mining standards;
•	relevant aspects of the Task Force on Climate-Related Financial Disclosures, Global Reporting Initiative; and
•	Mining Association of Canada’s Towards Sustainable Mining protocols.

We have also prioritized the United Nations Foundation Sustainable Development Goals that most directly align with our business, corporate strategy, and material sustainability issues.

More information about our ESG efforts can be found in our Sustainability Reports (ESG Reports) on our website at https://www.hecla.com under “Sustainability.” Note that this information is not incorporated by reference into this Proxy Statement. Forward-looking statements in this Proxy Statement and in our ESG Reports and disclosures are aspirational and not guarantees or promises that goals, targets, or projections will be met, and no assurance can be given that any commitment, expectation, initiative, or plan referenced in this Proxy Statement or in our ESG Reports and disclosures can or will be achieved or completed. You can view our 2022 Sustainability Report on our website. We expect our 2023 Sustainability Report to be available on our website in mid-May 2024.

Board Oversight and Management of Sustainability

Primarily, two committees of the Board provide ESG oversight. The Health, Safety, Environmental and Technical Committee (HSET Committee) is tasked with overseeing ESG risks, strategic plans, and progress on issues that may potentially adversely impact Hecla’s operations, activities, plans, strategies, or reputation. The focus is primarily on internal matters and the technical requirements of ESG matters. The Governance and Social Responsibility Committee (Governance Committee) is tasked with reviewing and making recommendations to the Board for ESG matters that focus primarily on policy and external matters. Each committee relies on the activities of the other.

At the executive level, the Vice President and Chief Operating Officer (which position is currently unfilled due to a retirement in December 2023), Vice President – Operations, Vice President – Corporate Development and Sustainability, and Senior Vice President – Chief Administrative Officer report directly to our CEO and are responsible for implementing the Company’s ESG programs. At our operations, our Vice Presidents – General Managers, and other employees work toward achieving sustainability goals.

Environment

Our metals, especially silver and zinc, are critical components to green energy technologies and national security. Demand for responsibly sourced metals is growing. As the largest silver producer in the United States, Hecla is proud to supply an essential metal used in critically important markets including renewable energy technology, medical products, and military defense technology. At the same time, we recognize the importance of responsible mining to ensure that we minimize the impacts of our activities on the environment where we live and work. At each of our sites, we have implemented programs to reduce freshwater and energy consumption, reduce our carbon footprint, maintain local water quality backed by rigorous testing and monitoring, and reclaim the land once mining is complete.

We work to minimize the environmental impact of our operations through improvement of our processes. We set reduction targets for greenhouse gas emissions and energy use capturing and tracking environmental data to benchmark our operations against industry standards to provide accountability and transparency in our progress against our goals.

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Risk Management

Environmental Policies, Management System, and Training

Hecla’s Environmental Policy states our commitment to complying with all applicable environmental laws and regulations that govern our facilities and going beyond them when minimal compliance does not meet Hecla’s values. Employees and contractors are also expected to comply with all applicable internal policies, programs, standards, and procedures as outlined in our Code of Conduct, and we conduct structured environmental reviews and audits to assess compliance at least annually.

We utilize our Environmental Management System (EMS) to provide consistency in our environmental programs company-wide and promote a culture of environmental awareness, innovation, and accountability across all our operations. The EMS is a 13-element program that promotes continuous improvement around issues including obligation registers, management of change, air quality, water and waste management, energy management, training, and reporting. The EMS program, which is benchmarked against ISO-14001 and complements Canada’s Towards Sustainable Mining program, is reviewed through internal audits and third-party reviews. We are in the process of implementing the EMS at our Keno Hill operations.

As part of our environmental management programs, we are committed to ensuring that our employees receive training to raise awareness of environmental issues and our processes to reduce environmental impact. In 2023, employees’ company-wide received more than 1,200 hours, and contractors received 201 hours of environmental training, focusing on job-specific environmental awareness, hazardous material management, spill response, and reporting.

Climate Change and Net Zero Targets

Hecla recognizes that the impacts of climate change may create greater potential risks for our operations, including risks posed by frequent and extreme weather events such as droughts and intense rainfalls. Potential risks to our operations include higher volumes of mine contact water requiring storage and treatment, increased requirements for stormwater diversion and associated water management systems, and reduced availability of freshwater. As part of our enterprise risk management processes, we are committed to incorporating climate-related risks and opportunities into our risk management and strategic planning processes aligned with the Task Force on Climate-Related Financial Disclosures framework.

At least every three years, we conduct structured high-level risk assessments (HLRAs) that include climate change considerations and appropriate materiality re-assessments. From these assessments, we develop site-specific management action plans that are assigned to the site management team for resolution. Each key risk identified in the HLRA response action plan is matched with an appropriate performance metric against which progress can be measured. Management and relevant employees meet quarterly with the HSET Committee of our Board to present project updates, including results from HLRAs and progress on material HLRA action plans.

Environmental Highlights

Protecting the Environment:

Hecla’s responsibilities expand beyond producing essential metals, and we recognize the importance of minimizing the impact on the environments of the communities where we live and work. We are committed to minimizing the environmental footprint of our operations through continuous improvement of our processes.

Integrated Environmental Working Groups:

Each of our sites has a Tailings, Waste and Water working group that considers, among other aspects, climate change-related impacts that could affect site operations which are then integrated into design of mine facility infrastructure.

Renewable Energy:

One of Hecla’s largest sources of electricity is renewable hydropower, and we use as much hydroelectricity as our power suppliers can provide. Currently, at our production sites:

•  Casa Berardi uses approximately 100% renewal hydropower to supply line power;

•  At Greens Creek, 84% of our electricity is sourced from the grid, of which 100% is renewable hydropower;

•  The energy provider at our Lucky Friday location uses a mix of both hydropower and natural gas, with 60% of electricity sourced being renewable; and

•  86% of Keno Hill’s power – our newest project – is hydropower.

2024 Proxy Statement | 7

Safety and Health

Hecla’s commitment to the safety and health of our workforce has been an essential part of our corporate culture for 133 years and has enabled us to build the highest reputation for safety with our employees, our communities, and within the industry. We work to operate our mines safely by promoting a deeply rooted, value-based culture, leveraging mining expertise developed over the Company’s long history, and innovating new practices that improve safety while increasing productivity. As an example, 2021 saw the development of the patented UCB mining method at the Lucky Friday mine. The UCB mining method has improved our ability to manage seismicity at the mine while it has also enabled us to increase production.

Safety and Health Highlights

Safety:

In 2023, our AIFR (including lost time, restricted work, and medical treatment) was 1.45, which is lower than the U.S. national average for metal and non-metal mines reported by MSHA.

Safety and Health Training:

•  Safety Meetings Held: 979

•  Safety and Health Training Hours: 11,338

Safety Awards:

•  Three employees at our Nevada Operations each received 2023 Safety Awards from the Nevada Mining Association.

•  NIOSH recognized Hecla with its 2023 NIOSH Mine Safety and Health Technology Metal Sector Innovation Award for developing the UCB mining method.

Zero Fatalities:

•  In 2023, we had zero employee or contractor fatalities.

8 | 2024 Proxy Statement

Supporting and Developing Our People

Hecla is dedicated to investing continuously in the technology, training, systems, and programs that help protect and support our people. We also strive to have our workforce at least mirror the local demographic diversity and try to be more diverse for gender, ethnicity, and local Indigenous people.

At the executive level, the Senior Vice President – Chief Administrative Officer reports directly to the CEO and is responsible for the Company’s programs to support and develop our people. At the local level, each operating site has a human resource professional whose primary role is to support and develop our people at that site.

As of December 31, 2023, Hecla employed approximately 1,775 people, of which approximately 990 were employed in the United States, 770 in Canada, and 20 in Mexico. The vast majority of Hecla’s employees are full-time, and approximately 260 of our employees are covered by a collective bargaining agreement. Creating greater gender diversity in a predominantly male industry is among the priorities of Hecla currently and in the coming years.

Human Capital Management Highlights

Gender Diversity:

•  10% of our workforce are women, and women hold 22% of our professional/managerial positions. 29% of our Board is made up of women.

•  We have implemented programs to foster the hiring and retention of women including the creation of networking opportunities with senior executives and Board members.

Promoting Diverse Cultures:

•  In 2023, approximately 114 First Nations workers worked at Casa Berardi. Hecla encourages its suppliers to hire Indigenous workers and remain committed to providing opportunities to the First Nation businesses.

•  Our Casa Berardi mine in Quebec provides annual cultural awareness training for all department heads.

•  We hold companywide diversity, equity and inclusion (DEI) training to foster an inclusive, welcoming workplace. Trainings are mandatory and employee participation is monitored and tracked by a third party to ensure actual completion.

Discrimination & Harassment:

We are committed to providing equal employment opportunities and complying with all applicable employment laws in the countries where we operate, as outlined in the “Employee Relations” section of our Code of Conduct.

Protecting Human Rights:

We support fundamental human rights in all our operations, including our supply chain, and in all jurisdictions in which it conducts business. We operate in countries where human rights laws are respected and promoted. Our Human Rights Statement discusses our commitment to conduct business in a manner consistent with the United Nations Universal Declaration of Human Rights and the United Nations Guiding Principles on Business and Human Rights.

Education:

•  We offer a tuition reimbursement program to assist with educational expenses for employees who are interested in furthering their education.

•  At Lucky Friday, we provide on-line training through Caterpillar and Epiroc to ensure our miners continually expand their skill sets.

•  As part of our workforce training program, new hires in various entry-level professional fields including accounting, finance, geology, engineering, and metallurgy, can participate in a mentoring program where they are paired with retired Hecla employees or other professionals in the community.

Awards:

Our Greens Creek mine was awarded the Juneau Rotary Club’s 2023 Vocational Service Award, for creating career opportunities for the next generation of miners – and other technical trades. Greens Creek funds vocational scholarship programs, tours, class and coursework, internships, and externships.

2024 Proxy Statement | 9

Community Engagement

Over our 133-year history, Hecla has always been a strong partner in the communities where we operate. Through the continued growth of our responsible mining operations, we provide significant social and economic benefits to our local communities. We are the largest private-sector employer and taxpayer in Juneau, Alaska, near our Greens Creek mine, in Wallace/Mullan, Idaho, near our Lucky Friday mine, in La Sarre, Quebec, near our Casa Berardi mine, and in the Yukon Territory, where our Keno Hill mine is located. Some of these operations have been part of their communities for generations.

We communicate information through a variety of methods including community meetings, local and social media, and flyers, with all materials available in the local language with translation provided if necessary. We disclose the results of environmental, economic, and social impact assessments and partner with local stakeholders. We also work with local stakeholders to identify opportunities for the Hecla Charitable Foundation to provide support for community initiatives.

Community Engagement Highlights

Engaging with Community Stakeholders:

We engage with stakeholders at all our sites during the mining life cycle to be a constructive partner in the communities where we operate and deepen our understanding of local concerns and issues.

Indigenous Relations:

With the purchase of Alexco Resources in 2022, Hecla has two operations and one exploration project in Canada that have benefit agreements in place with the First Nations. This includes the Abitibiwinni at the Casa Berardi Mine in Quebec, the First Nation Na-Cho Nyak Dun at Keno Hill in the Yukon, and the Gitanyow at the Kinskuch property in British Columbia.

Community Partnerships:

•  In Montana, Hecla originated the Grizzly Corridor Project in collaboration with biologists, the U.S. Forest Service, U.S. Fish and Wildlife, and local logging contractors. On Hecla land, we strategically thinned tree density to open the canopy, thereby resulting in travel routes for bears while increased sunlight stimulates growth in the understory.

•  In Montana, we also partnered with the Confederated Salish and Kootenai Tribes to harvest and plant over 200,000 native shrubs and trees at our reclaimed Troy mine.

Supporting Communities through the Hecla Charitable Foundation:

In 2023, the Hecla Charitable Foundation donated more than $377,206 toward education, youth activities, community programs, and health services activities in communities in which we operate.

Building a Skilled Workforce:

•  At our Greens Creek mine in Alaska, we have partnered with multiple entities to create a skilled local workforce.

•  At Prince William Sound College in Alaska, we created a Millwright program, including full scholarships.

•  At the Alaska Vocational Technical Center, we provided scholarships and internships to Diesel and Electrical Tech students.

•  We continue to use the Mining and Petroleum Training Service in Alaska to train employees new to mining.

Corporate Governance

We are committed to effective corporate governance that reflects our values and supports our strategic and financial objectives and performance. Our corporate governance practices are generally reflected in our Bylaws, Corporate Governance Guidelines, Code of Conduct, Whistleblower Policy, and board committee charters.

Electronic Access to Corporate Governance Documents

Our corporate governance documents are available on our website at https://www.hecla.com by selecting the tab titled “Company” and then selecting the tab titled “Governance & Ethics.” These include:

•	Bylaws

•	Restated Certificate of Incorporation

•	Corporate Governance Guidelines

•	Whistleblower Policy

•	Code of Conduct

•	Code of Ethics: CEO and Senior Financial Officers

•	Supplier Code of Conduct

•	Human Rights Statement

•	Safety and Health Policy

•	Bribery and Anti-Corruption Policy (included in Code of Conduct)

•	Charters of the Audit, Compensation, Governance, and HSET Committees of the Board

Shareholders may also request a free copy of these documents from: Investor Relations, Hecla Mining Company, 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408; (208) 769-4100.

Corporate Governance Guidelines and Code of Conduct

The Board has adopted Corporate Governance Guidelines and a Code of Conduct in accordance with the U.S. Securities and Exchange Commission (SEC) and the NYSE corporate governance standards. The Corporate Governance Guidelines were adopted by the Board to ensure the Board is independent from management, that the Board adequately performs its function as the overseer of management, and to help ensure that the interests of the Board and management align with the interests of our shareholders.

We believe that operating with honesty and integrity has earned trust from our shareholders, credibility within our communities and dedication from our employees. Our directors, officers and employees are required to abide by our Code of Conduct to promote the conduct of our business in a consistently legal and ethical manner. Our Code of Conduct covers many topics, including conflicts of interest, confidentiality, fair dealing, proper use of the Company’s assets, and compliance with laws, rules, and regulations. In addition to the Code of Conduct for directors, officers and employees, our CEO, Senior Vice President Chief Financial Officer, Vice President – Controller, and site controllers are also bound by a separate Code of Ethics.

The Governance Committee has adopted procedures to receive, retain, and react to complaints received regarding possible violations of the Code of Conduct, and to allow for the confidential and anonymous submission by employees of concerns regarding possible violations of the Code of Conduct. Our employees may submit any concerns regarding apparent violations of the Code of Conduct to their supervisor, our Vice President – General Counsel, the Chair of the Governance Committee, or through our website submission page or telephone hotline (both of which have the option to remain anonymous).

In 2023, we did not receive any reports of misconduct through our website submission page or telephone hotline, established as part of our Code of Conduct.

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Whistleblower Policy

We have a Whistleblower Policy adopted by our Audit Committee that encourages our employees, suppliers, contractors, shareholders, customers, or other stakeholders (collectively, stakeholders) to report to appropriate Company representatives, without fear of retaliation, any information relating to possible fraud or questionable accounting, internal controls, or auditing matters. Stakeholders may confidentially submit any concerns to the Company’s Vice President – General Counsel, or through a third-party telephone hotline and online reporting system (ConfidenceLine), both of which have the option of remaining anonymous. The goal of this policy is to discourage illegal activity and business conduct that damages Hecla’s reputation, business interests, and our relationship with stakeholders.

In 2023, we did not receive any reports through our secure online reporting system established as part of our Whistleblower Policy.

Communications with the Board

Stakeholders wishing to communicate with our Board Chair or with the independent directors as a group may do so by delivering or mailing the communication in writing to: Board Chair, c/o Corporate Secretary, Hecla Mining Company, 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal auditor and overseen in accordance with procedures established by the Audit Committee with respect to such matters. From time to time, the Board may change the process by which stakeholders may communicate with the Board or its members. Please refer to our website at https://www.hecla.com, selecting the tab titled “Company” and then the tab titled “Governance & Ethics,” for any changes in this process.

Board Leadership Structure

Currently, the positions of CEO and Board Chair are held by separate persons. The Board believes this structure is optimal for the Company at this time because it allows the CEO to focus on leading the Company’s business and operations, and the Board Chair to serve as a sounding board and advisor to the CEO, and to lead the activities of the Board. The Board has also determined that having this structure ensures a greater role for the independent directors in the oversight of the Company, and it enhances the Board’s independence and, we believe, senior management’s accountability to the Board.

In the future, if the individual elected as Board Chair also were to be the CEO, the independent directors would elect a Lead Independent Director for a one-year term. This would help ensure continued robust independent leadership of the Board.

Executive sessions of independent directors are included on the agenda for every regularly scheduled Board meeting and were held at each Board meeting in 2023. The executive sessions are chaired by the Board Chair. Our independent directors meet in executive sessions without management present unless the independent directors request their attendance. For the foregoing reasons, we have determined that our leadership structure is appropriate in the context of our specific circumstances.

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Board Refreshment

In accordance with our Corporate Governance Guidelines, the Governance Committee reviews annually the composition and size of the Board, recognizing the importance of refreshment to maintain a balance of tenure, diversity, skill sets and experience on our Board. Our Board currently consists of seven members, six of whom the Board has affirmatively determined are independent. There are three current Class II directors whose terms will expire at the Annual Meeting: Stephen F. Ralbovsky, Catherine J. Boggs, and Mark P. Board (who was added to the Board in February 2024). Since 2016, we have recruited five new Board members, reflecting our continual process of board refreshment. These five additions to our Board are consistent with our objective to have a Board with expansive and diverse experience, a deep understanding of the challenges and opportunities associated with our business and a focus on value and sustainability for the benefit of all stakeholders. Our director recruitment efforts are ongoing and further additions to the Board are anticipated.

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Identifying and Evaluating Nominees for Director

Director Selection Process

1 CANDIDATE RECOMMENDATIONS From shareholders, management, directors, and search firms

2

GOVERNANCE COMMITTEE

Evaluates the Board’s needs and screens and interviews candidates

Reviews qualifications and expertise, tenure, regulatory requirements, and diversity

Recommends nominees to the Board

	3 BOARD OF DIRECTORS Discusses, analyzes independence, and selects nominees for election	4 SHAREHOLDERS Vote on nominees at Annual Meeting

The Governance Committee uses a variety of methods for identifying and evaluating nominees for director. The Governance Committee is responsible for ensuring that the composition of the Board accurately addresses the needs of our business. In the event vacancies are anticipated, or arise, the Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Governance Committee through current Board members, professional search firms, shareholders, or other persons. Consideration of new director nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. The Governance Committee then determines the best qualified candidates based on the established criteria and recommends those candidates to the Board for appointment until such time as they stand for election by our shareholders.

While the Governance Committee and our Board prioritize maintaining a board that is comprised of directors with a diverse set of skills, backgrounds, experiences, and perspectives, they also recognize the importance of balancing these qualifications with the overall tenure of directors in their long-term approach to board refreshment. The fresh viewpoints and philosophies newer directors bring, coupled with the valuable experience and institutional knowledge the longer-tenured directors possess, benefits the Board and its overall contribution to the Company and our shareholders.

Since 2016, the Board has appointed five highly qualified directors who bring insight to areas such as mining, international business, acquisitions, operations, legal, risk management, geology, engineering, finance, and tax. To supplement our newer directors, our longer-tenured directors have extensive knowledge of our operations and have the perspective of overseeing our business activities through economic cycles and across differing competitive environments.

We hold the view that the continuing service of qualified incumbents promotes stability and continuity in the boardroom, contributing to the Board’s ability to work as a collective body, while giving us the benefit of familiarity and insight into our affairs that our directors have accumulated during their tenure. Recent additions to the Board provide new perspectives and diversity, while directors who have served for a number of years bring experience, continuity, institutional knowledge, and insight into the Company’s business and industry. Directors with relevant business and leadership experience provide the Board with a useful perspective on business strategy and significant risks, and an understanding of the challenges facing the business. Accordingly, the process for identifying nominees reflects our practice of re-nominating incumbent directors who (i) continue to satisfy the Governance Committee’s criteria for membership on the Board, (ii) the Governance Committee believes continue to make important contributions to the Board, and (iii) consent to continue their service on the Board. Directors should also be able to commit the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as be able to participate in other matters necessary to ensure good corporate governance is practiced.

The Governance Committee reviews annually with the Board the composition of the Board as a whole and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise, and diversity required for the Board as a whole, and contains at least the minimum number of independent directors required by applicable laws and regulations. Board members should possess such attributes and experience as are necessary for the Board as a whole and contain a broad range of personal characteristics, including diversity of backgrounds, management skills, mining, accounting, finance, and business experience. Our current directors exhibit an effective mix of skills, experience, diversity, and perspective. Summarized below is a description of why each core competency is important for service on Hecla’s Board.

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Knowledge, Skills, and Experience

Audit Committee Financial Expert

Board Service on Public Companies We value individuals who understand public company reporting responsibilities and have experience with the issues commonly faced by public companies.

CEO Experience / Public Company Executive

These skills are important to gain a practical understanding of organizations and drivers of individual growth and development. Two of our directors have experience as a CEO.

Corporate Governance Experience with governance principles and policies.

Environmental and Social Responsibility Experience with environmental and social responsibility initiatives, including sustainability, diversity, and inclusion.

Finance

We believe that an understanding of finance and financial reporting processes is important for our directors to monitor and assess the Company’s operating and strategic performance and to ensure accurate financial reporting and robust controls. It is important to have experience in capital markets, corporate finance, accounting, and financial reporting and several of our director’s satisfy the “accounting or related financial management and experience” criteria set forth in the NYSE listing standards. Two of the seven directors satisfy the “audit committee financial expert” criteria set forth in regulations of the SEC.

Geology, Mining and Engineering

It is important that some of our directors have experience in open-pit and underground mines, as well as knowing the science and technology of extracting minerals, exploration, geology, metallurgy, and geotechnical engineering experience.

Industry Knowledge and / or Experience

Having experience in our industry or a similar industry contributes to a deeper understanding of our business strategy, operations, key performance indicators and competitive environment.

International Business With operations in Mexico and Canada and prospects for further expansion, international experience helps us understand opportunities and challenges.

Legal and Compliance

Hecla is subject to a broad array of government regulations. Mining is impacted by changes in law or regulation in areas such as safety, environmental and disclosure. Several of our directors have experience in regulated industry, providing them with insight and perspective in working constructively and proactively with governments and agencies.

Risk Management Considering the Board’s role in risk oversight, we seek directors who can contribute to the identification, assessment and prioritization of risks facing the Company.

Strategic Planning, Business Development, Business Operations Expertise Experience defining and driving strategic direction and growth and managing the operations of a business or large organization.

Human Capital Management Oversight of the recruitment, retention and development of key talent is critical for execution of Company strategies and initiatives.

Cybersecurity and Technology

Experience in providing perspectives on innovation and overseeing the physical and cyber threats against the security of our operations, assets and systems and response preparedness.

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Gender Diversity 29% 2 Women (1 of whom chairs a standing committee, and the other is the Board Chair)	Racial/Ethnic Diversity 14% 1 racial/ethnic minority	Independence 6 of 7 Are independent

Board Refreshment 5 New since 2016	Average Board Tenure 9 years	Cybersecurity 57% Have experience with cybersecurity

83% Refreshment of independent board members since 2016	Average Age of Directors 68	Industry and Operational Experience/ Risk Management 100% Have industry and operational experience and risk management experience

In general, and as more fully outlined in our Bylaws and Corporate Governance Guidelines, in evaluating director candidates for election to our Board, the Governance Committee will: (i) consider if the candidate satisfies the minimum qualifications for director candidates as set forth in the Corporate Governance Guidelines; (ii) consider factors that are in the best interests of the Company and its shareholders, including the knowledge, experience, integrity and judgment of each candidate; (iii) consider the contribution of each candidate to the diversity of backgrounds, experience and competencies which the Board desires to have represented, with such diversity being considered among the other desirable attributes of the Board; (iv) assess the performance of an incumbent director during the preceding term; (v) consider each candidate’s ability to devote sufficient time and effort to his or her duties as a director; (vi) consider a candidate’s independence and willingness to consider all strategic proposals; (vii) consider any other criteria established by the Board and any core competencies or technical expertise necessary to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties; and (viii) determine whether there exists any special, countervailing considerations against nomination of the candidate.

Director Qualifications, Evaluation, and Nomination

The Governance Committee believes nominees for election to the Board should also possess certain minimum qualifications and attributes. The nominee must: (i) exhibit strong personal integrity, character and ethics, and a commitment to ethical business and accounting practices; (ii) not be involved in ongoing litigation with the Company or be employed by an entity engaged in such litigation; and (iii) not be the subject of any ongoing criminal investigations in the jurisdiction of the United States, any state, or internationally, including investigations for fraud or financial misconduct.

In connection with the director nominees who are up for election at the Annual Meeting, the Governance Committee also considered the nominee’s role in: (i) overseeing the Company’s efforts in complying with its SEC disclosure requirements; (ii) assisting in improving the Company’s internal controls and disclosure controls; (iii) assisting with the development of the strategic plan of the Company; and (iv) working with management to implement the Company’s strategic goals and plans. Directors are expected to exemplify high standards of personal and professional integrity and to constructively challenge management through their active participation and questioning. Our Bylaws and Corporate Governance Guidelines provide that a director will not be nominated for re-election after their 75th birthday.

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In addition to fulfilling the above criteria, each nominee for election to the Board at the upcoming Annual Meeting brings a strong and unique background and set of skills to the Board, giving the Board competence and experience in a wide variety of areas, including corporate governance, senior leadership, legal, geology, accounting, finance, mining, exploration, and board service. The Governance Committee has reviewed the nominees’ overall service to the Company during their terms, including the number of meetings attended, level of participation and quality of performance.

Majority Voting for Directors and Director Resignation Policy

Our directors are elected by majority vote (plurality in the case of a contested election). Our Corporate Governance Guidelines include a director resignation policy. The policy provides that any director who is not elected by a majority of votes cast shall tender his or her resignation to the Governance Committee. The Governance Committee will recommend to the Board whether to accept or reject the resignation offer, or whether another action should be taken. In determining whether to recommend that the Board accept any resignation offer, the Governance Committee will consider all factors believed relevant by it. The Board will act on the Governance Committee’s recommendation within 90 days following certification of the election results. In deciding whether to accept the resignation offer, the Board will consider the factors considered by the Governance Committee and any additional information and factors that the Board finds relevant. If the Board accepts a director’s resignation offer pursuant to this process, the Governance Committee will recommend to the Board and the Board will thereafter determine whether to fill such vacancy or reduce the size of the Board. Any director who tenders their resignation pursuant to this provision will not participate in the proceedings of either the Governance Committee or the Board with respect to their own resignation offer. If a director’s resignation is not accepted by the Board, the director shall continue to serve until the next annual meeting of shareholders or until their successor is duly elected and qualified, or their earlier resignation or removal.

Diversity

The Company’s Corporate Governance Guidelines provide the Board should include individuals with a diverse range of experiences to give the Board depth and breadth in the mix of skills represented. The Board seeks to include diversity in professional experience, skills, industry background, race/ethnicity, national origin, and gender, as well as the ability of directors (and candidates for director) to devote sufficient time to performing their duties in an effective manner.

Number of Board of Directors

Our Bylaws require the Board to have not less than five nor more than nine members. The size of the Board may be increased or decreased within that range from time-to-time by resolution approved by the affirmative vote of a majority of the Board. On February 22, 2024, the Board increased the size of the Board from six members to seven members due to the addition of one new director.

Board’s Role in Oversight of Strategy and Risk Management

Our Board is engaged and involved in overseeing our strategy and takes an active role in risk oversight. The Governance Committee is responsible for overseeing corporate governance and ESG risks and opportunities. In addition, the HSET Committee supports the furtherance of Hecla’s commitment to adopt best practices in mining operations, promote a healthy and safe work environment and advance environmentally sound and socially responsible resource development. The Board:

•

oversees the strategic direction of the Company, and in doing so considers the potential rewards and risks of our business opportunities and challenges and monitors the development and management of risks that impact our strategic goals;

•	is responsible for risk oversight at the Company, with reviews of certain areas conducted by the relevant Board committees that regularly report to the full Board; and

•

in its risk oversight role, reviews, evaluates, and discusses with appropriate members of management whether the risk management processes designed and implemented by management are adequate in identifying, assessing, managing, and mitigating material risks facing the Company, including financial, operational, social, and environmental risks.

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The Board believes that full and open communication between senior management and the directors is essential to effective risk oversight. Our Board Chair regularly meets with our CEO on a variety of matters, including business strategies, opportunities, key challenges, and risks facing the Company, as well as management’s risk mitigation strategies. Senior management attends all regularly scheduled Board meetings where they conduct presentations on various matters involving our operations and are available to address any questions or concerns raised by the Board on risk management-related or other matters. Following consideration of the information presented by management, the Board provides feedback and makes recommendations, as needed, which is designed to help minimize the Company’s risk exposure. To the extent any risks identified by each standing committee of the Board are material or otherwise merit discussion by the whole Board, the respective committee chair will raise such risks at the next scheduled meeting of the Board, or sooner if merited.

For the foregoing reasons, we have determined that our risk oversight is appropriate in the context of our specific circumstances, risk management efforts, and the Board’s administration of its oversight function. The chart below provides an overview of the allocation of risk management responsibilities among the Board committees.

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Audit Committee

•   Reviews and discusses with management, our internal auditor and our independent registered public accounting firm, the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

• Oversees the effectiveness of the Company’s internal controls over financial reporting, and the Company’s compliance with legal and regulatory requirements.
• Meets quarterly with internal auditor and independent registered public accounting firm in executive sessions without management present.
• Discusses with the independent registered public accounting firm and internal auditor the results of their processes to assess risk in the context of their respective audit engagements.

Compensation Committee	• Assesses the Company’s compensation arrangements to determine if they create undesired or unintentional risks of a material nature.
• Oversees, in consultation with management, the Company’s compliance with regulations governing executive and director compensation.
• Approves compensation levels and programs for the executive officers, including the CEO.
• Provides oversight of the Company’s culture and strategies relating to human capital management.

Governance and Social Responsibility Committee	• Oversees management of risks associated with the Company’s environmental and social policies and implementation programs.

•   Monitors ESG matters, including environmental, climate, health, safety, sustainability, social (including, but not limited to community relations, Indigenous people relations, and diversity and inclusion), and public policy trends, issues guidance, concerns and risks and other corporate responsibility matters.

• Monitors governance structure, policies, and processes.
• Oversees management of risks associated with the Company’s Board leadership structure and corporate governance matters.

Health, Safety, Environmental and Technical Committee	• Oversees operational and other technical risks, reserves, environmental, health and safety compliance, as well as risks relating to public policy initiatives.
• Monitors the implementation and effectiveness of health, safety, environmental and sustainability policies, and systems.
• Oversees strategy and efforts to protect and improve the quality of the environment, including climate change and sustainability policies and programs.
• Monitors efforts to create a culture of continuous improvement related to health, safety, environmental and sustainability practices.

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The Charters for each of these committees, can be found at https://www.hecla.com, and then selecting the tab titled “Company” and then selecting “Governance & Ethics.”

Succession Planning

The Compensation Committee is responsible for overseeing the Company’s succession planning process for our CEO and other key senior executives, and annually reviews the Company’s succession plans for all key senior executives with input from the CEO and Senior Vice President – Chief Administrative Officer. The criteria used when assessing the qualifications of potential CEO successors include, among others, strategic vision and leadership, operational experience, financial management, executive officer leadership development, ability to motivate employees, and an ability to develop an effective working relationship with the Board.

Emergency Succession Plan

•	Our Corporate Governance Guidelines provide that in the event of the death, resignation, removal or incapacitation of the CEO, the Board Chair will act as the CEO until a successor is duly elected.

•	They also provide that in the event of the death, resignation, removal or incapacitation of our Board Chair, the CEO will act as Board Chair until a successor is duly elected.

•

In the event of an unexpected executive departure, the emergency succession plan provides for a transfer of responsibilities to an individual who may or may not be permanently appointed to the new role.

•	In the event of a senior executive’s departure, both internal and external candidates may be considered for permanent appointment to such role.

Long-Term Succession Plan

•	The long-term succession plan is intended to develop a pipeline of qualified talent for key roles.

•

The planning process includes a discussion of internal succession candidates, assessment of relevant skills and planning for professional development where necessary. Multiple internal succession candidates may be identified for an individual role and provided with relevant growth opportunities. The Board gains insight through direct exposure to internal succession candidates from their presentations to the Board, work with individual directors or Board committees, and participation in Board activities.

•	The Company’s short- and long-term business strategy will be considered when evaluating internal succession candidates and their skills.

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Committees of the Board and Committee Assignments

The Board has six standing committees: Audit; Compensation; Governance; HSET; Executive; and Non-Executive Stock Award. Information regarding these committees is provided below. Except for the Executive Committee and Non-Executive Stock Award Committee, all committees are composed entirely of independent directors. The members of each committee are identified below, along with the number of meetings held in 2023.

Current Committee Members

Audit Committee

Primary Responsibilities

   assist the Board in fulfilling its oversight responsibilities;

   review the integrity of our financial statements;

   review the independent auditor’s qualifications and independence;

   review the performance of our internal auditor and the independent auditor;

   review our compliance with laws and regulations, including disclosure controls and procedures;

   review financial risks;

   oversee the performance of the Company’s independent registered public accounting firm and internal auditor;

   review the qualifications and independence of the Company’s independent registered public accounting firm; and

   oversee the effectiveness of the Company’s internal control over financial reporting.

All members of the Audit Committee are financially literate.

No members on the Audit Committee serve on the audit committee of any other public companies.

All members of the Audit Committee are independent.

See Report of the Audit Committee on page 36 for additional information.

Stephen F. Ralbovsky, Chair ∎	Charles B. Stanley ∎

Catherine J. Boggs	Alice Wong

∎ = Financial Expert Meetings in 2023 8 2023 Meeting Attendance 100%

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Current Committee Members

Compensation Committee

Primary Responsibilities

   discharge the Board’s responsibilities relating to compensation of the Company’s executive officers;

   approve the design of our compensation program;

   approve compensation levels and programs for the executive officers, including the CEO;

   administer the Company’s cash-based and equity-based incentive compensation plans; and

   administer our stock-based plans.

All members of the Compensation Committee are independent.

See The Compensation Committee Process and the Role of Management and Human Resources Department on page 45 for more information.

Charles B. Stanley, Chair	George R. Johnson

Catherine J. Boggs

Meetings in 2023 5 2023 Meeting Attendance 100%

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Current Committee Members

Governance and Social Responsibility Committee

Primary Responsibilities

   periodically review our Corporate Governance Guidelines, Code of Conduct, and other corporate procedures to ensure compliance with laws and regulations;

   review any director candidates, including those nominated or recommended by shareholders;

   identify individuals qualified to become directors consistent with criteria approved by the Board;

   recommend to the Board the director nominees for the next annual meeting of shareholders, any special meeting of shareholders, or to fill any vacancy on the Board;

   review the appropriateness of the size of the Board relative to its various responsibilities;

   recommend committee assignments and committee chairs for the standing committees for consideration by the Board;

   recommend policies, programs, practices, metrics, performance indicators and progress concerning ESG matters to the Board; and

   recommend to the Board any action on ESG and related matters that may be required or considered advisable.

All members of the Governance and Social Responsibility Committee are independent.

See Sustainability and Corporate Governance on pages 5 and 10 for more information.

Alice Wong, Chair	Stephen F. Ralbovsky

Catherine J. Boggs

Meetings in 2023 3 2023 Meeting Attendance 100%

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Current Committee Members

Health, Safety, Environmental and Technical Committee

Primary Responsibilities

   review operational and exploration performance;

   review operational, reserve, and other technical risks;

   review and monitor health, safety, and environmental policies;

   review the implementation and effectiveness of compliance systems;

   review the effectiveness of health, safety and environmental policies, systems, and monitoring processes;

   review audit results and updates from management with respect to health, safety, and environmental performance;

   review emerging health, safety and environmental trends in legislation and proposed regulations affecting the Company;

   review the technical activities of the Company; and

   make recommendations to the Board concerning the advisability of proceeding with the exploration, development, acquisition, or divestiture of mineral properties and/or operations.

George R. Johnson, Chair	Stephen F. Ralbovsky

Charles B. Stanley	Alice Wong

Mark P. Board

Meetings in 2023 5 2023 Meeting Attendance 100%

Current Committee Members

Executive Committee

Primary Responsibilities

   empowered with the same authority as the Board in the management of our business, except for certain matters enumerated in our Bylaws and Delaware law, which are specifically reserved to the whole Board.

Phillips S. Baker, Jr., Chair	Catherine J. Boggs

Meetings in 2023 None 2023 Meeting Attendance N/A

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Current Committee Members

Non-Executive Stock Award Committee

Primary Responsibilities

   empowered with the authority to make awards under the Hecla Mining Company 2010 Stock Incentive Plan to employees of the Company or any of its direct and indirect subsidiaries who are not executive officers of the Company or otherwise subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended.

Phillips S. Baker, Jr., Chair

Meetings in 2023 None 2023 Meeting Attendance N/A

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Board and Committee Independence; Audit Committee Financial Expert

Our Corporate Governance Guidelines provide that the Board will have a majority of directors who meet the criteria for independence as defined in the NYSE rules. Based on information solicited from each director, and upon the advice and recommendation of the Governance Committee, our Board annually determines the independence of each of our directors in connection with the nomination process. Further, in connection with the appointment of any new director to the Board during the year, our Board makes the same determination. In making its recommendation to the Board, the Governance Committee, with assistance from the Company’s Corporate Secretary, evaluates responses to a questionnaire completed by each director regarding relationships and possible conflicts of interest between such director, the Company, management, the independent registered public accounting firm, and the internal audit firm. In its review of director independence, the Governance Committee considers the commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the Company, management, the independent registered public accounting firm, and the internal auditor.

Our Board has affirmatively determined that all current directors (other than Mr. Baker) have no material relationship with the Company and are independent according to the NYSE listing standards. The Board has determined that each member of the Audit, Compensation, and Governance Committees has no material relationship with the Company and they each satisfy the independence criteria (including the enhanced qualifications with respect to members of the Audit Committee and Compensation Committee) set forth in the applicable NYSE listing standards and SEC rules. In addition, the Board has determined that Messrs. Stephen F. Ralbovsky and Charles B. Stanley qualify as “Audit Committee Financial Experts,” as such term is defined by the rules of the SEC.

Directors are expected to immediately inform the Board of any material change in their circumstances or relationships that may impact their independence.

Compensation Committee Procedures

The Compensation Committee has the sole authority to set compensation for our executive officers, including annual compensation amounts and Short-term Incentive Plan and Long-term Incentive Plan criteria, evaluate the performance of our executive officers, and make awards to our executive officers under our stock incentive plans. The Compensation Committee also reviews and approves any proposed plan or arrangement providing for incentive, retirement or other compensation to our executive officers and oversees our assessment of whether our compensation practices are likely to expose the Company to material risks. In addition, the Compensation Committee annually recommends to the Board the slate of officers for the Company, periodically reviews the functions of our officers, and makes recommendations to the Board concerning those functions.

2023 Board Meetings and Attendance

Directors are expected to make every effort to attend the Annual Meeting, all Board meetings, and the meetings of the committees on which they serve. During 2023, there were six meetings of the Board. In 2023, each director attended 100% of the Board meetings and the committee meetings in which they are a member. All members of the Board attended last year’s Annual Meeting of Shareholders, which was held in May 2023.

Director Orientation and Continuing Education

New directors typically undergo a comprehensive orientation program that introduces them to the Company, including our business operations, strategy, financial position, key members of management and governance structure. Directors also are encouraged to enroll in director education programs. Directors have contact with leaders throughout the organization and visit our mine sites, where they tour the facilities and interact directly with the personnel responsible for our day-to-day operations. These activities collectively help to ensure that new directors become, and existing directors remain, knowledgeable about the most important issues affecting our Company and our business.

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Board and Committee Self-Evaluation Process

Our Board recognizes that a thorough, constructive evaluation process enhances the Board’s effectiveness and is an essential element of good corporate governance. Accordingly, every year, our Board and each committee of the Board conducts a self-evaluation of its performance and effectiveness. The Governance Committee oversees the annual self-evaluation process on behalf of the Board. The evaluations cover the following topics:

•	Board and committee composition, including skills, background, and experience;

•	review of key areas of focus for the Board and committees, and effectiveness in overseeing those responsibilities;

•	satisfaction of director performance, including that of the Board Chair;

•	Board and committee information needs, and quality of materials presented;

•	areas where the Board should increase its focus;

•	satisfaction with the Board and committee schedules, agendas, time allocated for topics and encouragement of open communication and discussion;
•	access to management, experts, and internal and external resources;

•	oversight of financial reporting process and internal control procedures;

•	ethics and compliance;

•	Company’s strategic direction and annual operating plan;

•	succession planning;

•	selection and evaluation process of Board candidates; and

•	understanding risks.

Evaluation Process

INFORMATION GATHERING

Our self-evaluation process is conducted on an anonymous basis, using our board portal. We have found by using an anonymous evaluation process, the Board and committee members have a level of comfort in being able to critique the Board and/or the committees.

ANNUAL BOARD AND COMMITTEE EVALUATIONS

The Board and each committee conduct annual self-evaluations through the use of electronic questionnaires in the board portal that cover the topics discussed above.

SUMMARY OF EVALUATIONS

Hecla’s Corporate Secretary uses our board portal to generate a summarized report of our directors’ anonymous responses to the electronic questionnaires and submits the report to the appropriate chair of each committee of the Board for review before the next quarterly Board and/or committee meeting.

BOARD AND COMMITTEE REVIEW

Using the summaries of the self-evaluations as guides, our chair of the Governance Committee reviews the results of the Board evaluation, and each committee chair reviews the results of each committee evaluation. The self-evaluations and summaries are shared and discussed with the full Board and each committee. The objective is to allow the Board and each committee to share their perspectives and consider any necessary adjustments in response to the collective feedback from the self-evaluations.

2024 Proxy Statement | 27

Shareholder Proposals for the 2025 Annual Shareholders’ Meeting

Our Bylaws establish procedures governing the nomination and eligibility of nominees for election to our Board, and the proposal of business to be considered by our shareholders at an annual meeting of shareholders. For nominations or other business to be properly brought before an annual meeting of shareholders by a shareholder, the shareholder must have given timely notice thereof in writing to our Corporate Secretary. To be timely, a shareholder’s notice must be delivered to our:

Corporate Secretary

6500 N. Mineral Drive, Suite 200

Coeur d’Alene, Idaho 83815-9408

•

not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of shareholders; provided, however, that in the event the date of the annual meeting of shareholders is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be delivered not earlier than the 120th day prior to such annual meeting of shareholders and not later than the close of business on the later of the 90th day prior to such annual meeting of shareholders or the 10th day following the day on which public announcement of the date of such meeting is first made. Adjournment of a meeting shall not commence a new time period for giving shareholder’s notice as described above. Such shareholder’s notice must include the information specified in our Bylaws.

•

the deadline for providing notice to the Company under Rule 14a-19, the SEC’s universal proxy rule, of a shareholder’s intent to solicit proxies in support of nominees submitted under the Company’s advance notice Bylaws is March 18, 2025.

•

the applicable time period for timely shareholder submissions pursuant to the above provisions for the 2025 Annual Meeting of Shareholders is January 17, 2025 (the 120th day preceding the anniversary of the 2024 Annual Meeting) to February 16, 2025 (the 90th day preceding such anniversary).

The Board Chair shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in the Bylaws and, if any proposed nomination or business is not in compliance with the Bylaws, to declare that such defective proposal shall be disregarded. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

PROPOSAL 1

Election Of Class II Directors

In accordance with our Restated Certificate of Incorporation, the Board is divided into three classes. The terms of office of the directors in each class expire at separate times. There are three Class II directors whose terms will expire at the Annual Meeting: Stephen F. Ralbovsky, Catherine J. Boggs, and Mark P. Board.

At a meeting held by the Governance Committee in February 2024, the committee determined the directors whose terms are expiring – Mr. Ralbovsky, Ms. Boggs, and Mr. Board – were qualified candidates to stand for re-election at the Annual Meeting, and the Board designated each as nominees for re-election as directors of the Company, each for a three-year term expiring in 2027.

At the same February 2024 meeting, the size of the Board was increased from six persons to seven persons, and upon the recommendation of the Governance Committee, the Board appointed Mark P. Board as a Class II director (standing for election in 2024). Mr. Board is a mining and geotechnical engineer with over 45 years of mining experience. He is currently President of M Board Mining Consulting, LLC and provides engineering consulting services to the international mining industry. Until retirement in 2020, he was Vice President – Technical Services for Hecla Limited, a subsidiary of the Company. Prior to that, he acted as a consulting engineer for Itasca Consulting Group where he provided mine evaluation, mine design and stability assessments for underground and open pit mines worldwide. The Governance Committee and Board determined that Mr. Board was independent under the NYSE listing standards. The Board appointed Mr. Board to serve on the HSET Committee.

It is intended that the proxies solicited hereby from our shareholders that do not provide voting instructions will be voted FOR the election of Stephen F. Ralbovsky, Catherine J. Boggs, and Mark P. Board. If Mr. Ralbovsky, Ms. Boggs, or Mr. Board becomes unable or is unwilling to accept election, the Board will either reduce the number of directors to be elected or select substitute nominees submitted by the Governance Committee. If substitute nominees are selected, proxies that do not provide voting instructions will be voted in favor of such nominees.

Biographical Information

Set forth below is biographical information for the director nominees, including the key qualifications, experience, attributes, and skills that led our Board to the conclusion that such nominees should serve as a director. There are no family relationships among any of our directors or executive officers.

Our Board includes individuals with strong backgrounds in senior leadership and management, legal, geology, accounting, finance, and company and industry knowledge, and we believe that, as a group, they work effectively together in overseeing our business.

2024 Proxy Statement | 29

Current Class II Nominees for Election to the Board – Terms Ending at the 2024 Annual Meeting

If elected, the nominees will serve for a three-year term ending in 2027. The nominees are as follows:

Stephen F. Ralbovsky

Founder and Principal of Wolf Sky Consulting LLC

Mr. Ralbovsky has been the Founder and Principal of Wolf Sky Consulting LLC since June 2014. Prior to that, he was a partner with PricewaterhouseCoopers LLP from February 1987 until his retirement in June 2014, where he concentrated his practice on public companies operating in the mining industry. He is a part-time Professor of Practice at the University of Arizona’s James E. Rogers College of Law. Mr. Ralbovsky is also a member of several organizations, including the Association of International Certified Professional Accountants, Arizona Society of CPAs, National Mining Association, and Society for Mining, Metallurgy and Exploration.

Board Qualification and Skills

Mr. Ralbovsky is a CPA and has over 40 years’ experience in taxation, auditing, and accounting, where he was specifically heavily involved in the mining industry with an emphasis in global mining tax and royalty policy. He has held leadership positions, including U.S. Mining Leader, U.S. Mining Tax Leader, Global Mining Tax Leader, and Tax Partner while employed with PricewaterhouseCoopers LLP.

Hecla Committees

   Audit (Chair)

   Governance and Social Responsibility

   Health, Safety, Environmental and Technical

Age 70 Director since 2016 Other Directorships: None

Catherine “Cassie” J. Boggs

Former General Counsel at Resource Capital Funds

Ms. Boggs served as the General Counsel at Resource Capital Funds from January 2011 until her retirement in February 2019. Since 2019, she has been serving as an Intermittent Expert in mining with the US Department of Commerce’s Commercial Law Development Program. She was a board member of Funzeleo from January 2016 to September 2021, as well as briefly serving on the board of U.S. Energy Corp. from June 2019 to December 2019. She has served as a board member of Capital Limited since September 2021, and is an Adjunct Professor at the University of Denver, Sturm College of Law.

Board Qualification and Skills

Ms. Boggs has over 40+ years’ experience as an attorney in the mining and natural resources sectors, in both domestic and international mining. She has extensive experience in leadership in the mining industry, having worked for Barrick Gold Company, serving in a variety of leadership roles, including serving as the Chief Executive Officer of Tethyan Copper Company, interim President of the African Business Unit, and as interim General Counsel of African Barrick Gold. She also has experience in due diligence, country and political risk assessments, and the structuring and implementation of risk mitigation strategies.

Hecla Committees

   Governance and Social Responsibility

   Audit

   Compensation

   Executive

Age 69 Director since 2017 Other Directorships: Capital Limited

30 | 2024 Proxy Statement

Proposal 1 — Election of Class II Directors

Mark P. Board

President of M Board Mining Consulting, LLC

Mr. Board has been President of M Board Mining Consulting, LLC since 2020, where he provides engineering consulting services to the international mining industry. He served as Vice President – Innovation and Technical Services for Hecla Limited, a subsidiary of the Company, from June 2014 until his retirement in June 2020. Prior to that, he acted as a consulting engineer for Itasca Consulting Group where he provided mine evaluation, mine design and stability assessments for underground and open pit mines worldwide.

Board Qualification and Skills

Mr. Board has over 45 years of experience as a mining and geotechnical engineer. His particular specialty is design of deep underground mines and caving operations. He holds a PhD in Geological Engineering from the University of Minnesota and is an elected Member of the US National Academy of Engineering.

Hecla Committees

   Health, Safety, Environmental and Technical

Age 71 Director since 2024 Other Directorships: None

Required Vote

Pursuant to our Bylaws, each director will be elected by the affirmative vote of a majority of votes cast at the Annual Meeting, whether in person or by proxy. See What Votes are Required for the Proposals on page 95.

You may vote “FOR,” “AGAINST,” OR “ABSTAIN” on the nominees for election as directors.

The Board recommends that shareholders vote “FOR” the election of Stephen F. Ralbovsky, Catherine J. Boggs, and Mark P. Board.

Our directors whose terms are not expiring this year follow. They will continue to serve as directors for the remainder of their terms or until their respective successors are appointed or elected.

2024 Proxy Statement | 31

Continuing Class III Members of the Board – Term Ending at the 2025 Annual Meeting

Charles B. Stanley

Managing Member of Cutthroat Energy, LLC

Mr. Stanley has been the Managing Member of Cutthroat Energy, LLC since May 2019. Prior to that, Mr. Stanley served as Chief Executive Officer and President of QEP Resources, Inc. from May 2010 until his retirement in January 2019. He was also Chair of the Board of QEP Resources, Inc. from May 2012 until his retirement in January 2019.

Board Qualification and Skills

Mr. Stanley has over 41 years’ experience in the international and domestic upstream and midstream oil and gas industry. He is a geologist with an extensive background in natural resources. He gained his extensive financial experience from a lengthy career with QEP Resources, Inc., and prior companies. In addition to his former position at QEP Resources, Inc., Mr. Stanley served in numerous other senior leadership positions, including Chief Executive Officer and President of QEP Midstream Partners, LP, and Chief Operating Officer of Questar Corporation. He served on the board of QEP Resources, Inc. for 8 years and as Chair of the Board from 2012 until his retirement in 2019. Prior to serving on QEP’s board, Mr. Stanley served on the board of Questar Corporation for 8 years and has served on the boards of various oil and gas industry trade organizations.

Hecla Committees

   Compensation (Chair)

   Audit

   Health, Safety, Environmental and Technical

Age 65 Director since 2007 Other Directorships: None

Alice Wong, ICD.D

Senior Vice President and Chief Corporate Officer Cameco Corporation

Ms. Wong has served as Senior Vice President and Chief Corporate Officer of Cameco Corporation since 2011. She was Cameco’s Vice President of Safety, Health, Environment, Quality and Regulatory Relations from 2008 to 2011, and Vice President of Investor, Corporate and Government Relations from 2005 to 2008. She has been a board member of the following organizations: Mining Association of Canada since 2016, Canadian Nuclear Association since 2013, and Saskatchewan Mining Association since 2013. She served on the Board of Sask Energy Corporation from 2016 to 2023. In 2021, Ms. Wong was named a Catalyst Honours Champion in recognition of her significant contributions to advancing women and championing inclusion in the workplace and being a role model for inclusive leadership in corporate Canada.

Board Qualification and Skills

Ms. Wong has been with Cameco for more than 31 years in increasingly senior leadership roles and has gained a wealth of experience from her diverse responsibilities. In her current role as Senior Vice President and Chief Corporate Officer, she provides executive oversight for human resources, safety, health, environment, quality, regulatory relations, business technology services, supply chain management, internal audit, and corporate ethics. She also has experience in digital transformation as well as oversight of IT and cyber risk management. She obtained her Corporate Directors Designation (ICD.D) from the ICD Rotman Director’s Education Program.

Hecla Committees

   Governance and Social Responsibility (Chair)

   Audit

   Health, Safety, Environmental and Technical

Age 64 Director since 2021 Other Directorships: None

32 | 2024 Proxy Statement

Continuing Class I Members of the Board – Term Ending at the 2026 Annual Meeting

Phillips S. Baker, Jr.

President and CEO

Mr. Baker has been our CEO since May 2003 and has served as our President and as a member of the Board of Directors since November 2001. He was elected the Chair of The Silver Institute in August 2023. Mr. Baker served as Chair of the Board for the National Mining Association from 2017 to 2020 and has been a Board member since September 2010. He served as a Director of QEP Resources, Inc. from May 2010 to March 2021.

Board Qualification and Skills

Mr. Baker began his career in the mining industry in 1986 and has been an officer or director of many public companies since 1990. He has substantial financial experience gained in his roles of President, CEO, and previously as Chief Financial Officer of the Company. He has served as Hecla’s President for 22 years and as CEO for 21 years and has 27 years of executive and management experience in the mining industry. In addition to serving on the Board of Hecla, he served on the Board of QEP Resources, Inc. for 10 years, as well as serving as the chair of the audit committee and as a member of the governance committee.

Hecla Committees

   Executive (Chair)

   Non-Executive Stock Award Committee

Age 64 Director since 2001 Other Directorships: None

George R. Johnson

Former Senior Vice President of Operations with B2Gold Corporation

Mr. Johnson served as Senior Vice President of Operations of B2Gold Corporation from August 2009 until his retirement in April 2015. He has served on the Board of Directors of B2Gold Corporation since March 2016.

Board Qualification and Skills

Mr. Johnson has over 45 years of foreign and domestic experience in underground and open pit mine construction and operations management as a mining engineer.

Hecla Committees

   Health, Safety, Environmental and Technical (Chair)

   Compensation

Age 75 Director since 2016 Other Directorships: B2Gold Corporation

Compensation of Non-Management

Directors

The Compensation Committee (committee) of the Board is responsible for recommending to the independent members of the Board the form and amount of compensation for our non-management directors. The independent members of the Board consider the committee’s recommendation and make the final determination of non-management director compensation.

Compensation for non-management directors is designed to reflect current market trends and developments with respect to compensation of Board members. It consists of a combination of cash retainers and an equity award.

Compensation Consultant and Peer Group Benchmarking

In 2023, the committee did not retain an independent compensation consultant to review director compensation. In 2023, the Company’s human resources department analyzed our non-management director compensation against our peer group. The human resources department recommended no changes to the non-management director compensation.

Components of Non-Management Director Compensation

Compensation Element	Current Value

Annual Board Retainer	$105,000

Annual Board Chair Retainer	$180,000

Annual Committee Chair Retainer for:

• Health, Safety, Environmental & Technical Committee	$15,000

• Audit Committee	$15,000

• Compensation Committee	$15,000

• Governance Committee	$15,000

• Executive Committee	$—

• Non-Executive Stock Award Committee	$—

Annual Equity Grant (dollar equivalent)	$125,000

Annual cash retainers are paid in quarterly installments. Other than annual cash retainers and equity, no other attendance fees are paid to the non-management directors.

Equity Compensation

We maintain the Hecla Mining Company Stock Plan for Nonemployee Directors (Director Stock Plan or plan). The plan is currently scheduled to terminate on May 15, 2027 and is subject to termination by the Board at any time. Pursuant to the plan, before September 30 of each year, each non-management director is credited with a number of shares determined by dividing the annual equity retainer payable to each non-management director for service on the Board for the following year by the average closing price for Hecla’s common stock on the NYSE for the prior calendar year (the Stock Retainer). A minimum of 25% of the annual Stock Retainer under the Director Stock Plan is contributed to a grantor trust established by the Company. Each director may elect, prior to the first day of the applicable year, to have a greater percentage contributed to the grantor trust for that year. The remaining portion of the Stock Retainer will be transferred to the non-management director as soon as practicable. Non-management directors joining the Board after September 30 of any year will be credited with a pro rata grant of shares when they join the Board.

The shares held in the grantor trust are subject to the claims of our creditors until delivered under the terms of the Director Stock Plan. Delivery of the shares from the trust occurs upon the earliest of: (i) death or disability; (ii) retirement from the Board; (iii) a cessation of the director’s service for any other reason; (iv) a change in control of the Company (as defined in the Director Stock Plan); or (v) a time

34 | 2024 Proxy Statement

elected by the director, except shares must be held in the trust for at least two years prior to delivery. As of December 31, 2023, there were 2,165,894 shares remaining available for issuance under the Director Stock Plan.

The following chart summarizes the annual cash and equity compensation for our non-management directors during 2023.

Non-Management Director Compensation for 2023

Director	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation ($)		Total ($)

Catherine J. Boggs, Board Chair	180,000	148,577	—		328,577

George R. Johnson	120,000	148,577	5,000	(2)	273,577

Stephen F. Ralbovsky	120,000	148,577	—		268,577

Charles B. Stanley	120,000	148,577	—		268,577

Alice Wong	120,000	148,577	—		268,577

(1)

The amounts shown in this column represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board ASC Topic 718. For a description of the assumptions used in valuing the awards please see Note 12 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. The stock awards column represents the aggregate grant date fair value of the stock granted to each non-management director under the Director Stock Plan in 2023 as computed in accordance with ASC Topic 718. For each director, the number of common shares granted was determined by dividing $125,000 by the average closing price for Hecla’s common stock on the NYSE for the prior calendar year ($4.9975) ($125,000 ÷ $4.9975 = 25,013). On July 13, 2023, each non-management director received 25,013 shares of our common stock under the terms of the Director Stock Plan. Based on our closing stock price on the NYSE on the date of grant of July 13, 2023 ($5.94), the grant date fair value for each grant of 25,013 shares was $148,577. (This amount does not reflect the actual amount that may be realized by each director).

(2)	The Company made a matching contribution under its charitable matching gift program on the behalf of Mr. Johnson.

Other

The Company covers directors under its overall director and officer liability insurance policies, as well as reimbursing them for travel, lodging, and meal expenses incurred in connection with their attendance at Board and committee meetings, meetings of shareholders, and for traveling to visit our operations. Directors are eligible, on the same basis as Company employees, to participate in the Company’s matching gift program, pursuant to which the Hecla Charitable Foundation matches contributions made to qualifying nonprofit organizations. Beyond these items, no other compensation was paid to any non-management director.

Non-Management Director Stock Ownership Guidelines

To more closely align the Company’s independent directors’ financial interests with those of our shareholders, in June 2012, the committee and Board adopted stock ownership guidelines for our independent directors. Under these guidelines, each independent director is required to own shares of common stock (which includes shares held under the Hecla Mining Company Stock Plan for Nonemployee Directors) valued at three times their annual cash retainer within five years of their appointment to the Board. In the event an independent director’s cash retainer increases, they will have three years from the date of the increase to acquire any additional shares needed to meet these guidelines.

Because of fluctuations in the Company’s stock price, in February 2016, the committee and the Board amended the stock ownership guidelines to provide a valuation methodology that consists of valuing the shares held by using the average closing price of the Company’s common stock on the NYSE for the previous calendar year. Because share prices of all companies are subject to market volatility, the Board believes that it would be unfair to require a director to buy more shares simply because Hecla’s stock price drops. In the event there is a significant decline in Hecla’s stock price that causes a director’s holdings to fall below the applicable threshold, the director will not be required to purchase additional shares to meet the threshold, but they generally may not sell or transfer any shares until the threshold has again been achieved.

As of December 31, 2023, all non-management directors meet the guidelines (Mr. Board is not yet required to meet the minimum share holdings).

Additional information regarding shares held by the non-management directors is included in the Security Ownership of Certain Beneficial Owners and Management table on page 88.

PROPOSAL 2

Ratify The Appointment Of BDO USA, P.C. As Our Independent

Registered Public Accounting Firm For 2024

The Audit Committee is solely responsible for the appointment, compensation, retention, evaluation, and termination, if necessary, of the independent registered public accounting firm retained to audit our financial statements. The Audit Committee appointed BDO USA, P.C. (BDO) as the independent registered public accounting firm for Hecla for the calendar year ending December 31, 2024. BDO has been retained in that capacity since 2001. The Audit Committee is aware that some may believe a long-tenured auditor poses an independence risk. To address these concerns, the Audit Committee:

•	reviews all non-audit services and engagements provided by BDO, specifically with regard to the impact on the firm’s independence;

•	conducts a quarterly assessment of BDO’s service quality, and its working relationship with our management;

•	conducts regular private meetings separately with each of BDO and our management;

•	interviews and approves the selection of BDO’s new lead engagement partner with each rotation;

•	at least annually, obtains and reviews a report from BDO, describing all relationships between the independent auditor and Hecla; and

•	reviews data relating to audit quality and performance, including the most recent Public Company Accounting Oversight Board (PCAOB) reports on BDO and its peer firms.

The members of the Audit Committee believe that the continued retention of BDO to serve as our independent registered public accounting firm is in the best interests of Hecla and our shareholders.

Although ratification is not required, the Board and the Audit Committee are submitting the appointment of BDO to our shareholders for ratification because we value our shareholders’ views on our independent registered public accounting firm, and as a matter of good governance practice. In the event our shareholders fail to ratify the appointment, it will be considered as a direction to the Board and to the Audit Committee to consider the appointment of a different firm. Even if the appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interest of the Company and its shareholders.

Representatives of BDO are expected to be present at the Annual Meeting with the opportunity to make statements and respond to appropriate questions from shareholders present at the meeting.

Required Vote

Under the Sarbanes-Oxley Act of 2002, the Audit Committee has the sole authority to appoint the independent registered public accounting firm for the Company. However, the Board feels that it is important for the shareholders to ratify the selection of BDO USA, P.C. This proposal requires the affirmative vote of a majority of votes cast at the Annual Meeting, whether in person or by proxy. See What Votes are Required for the Proposals on page 95.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the proposal to ratify the appointment of BDO USA, P.C. as our independent registered public accounting firm for 2024.

The Audit Committee and Board recommend shareholders vote “FOR” ratifying the appointment of BDO USA, P.C. as our independent registered public accounting firm for 2024.

36 | 2024 Proxy Statement

Pre-Approval Process

The Audit Committee is responsible for reviewing and, if appropriate, pre-approving all audit, audit-related and non-audit services to be performed by our independent registered public accounting firm. The Audit Committee charter authorizes the Audit Committee to establish a policy and related procedures regarding the pre-approval of audit, audit-related and non-audit services to be performed by our independent registered public accounting firm.

The Audit Committee has delegated its pre-approval authority to the Chair of the Audit Committee, who is authorized to pre-approve services to be performed by our independent registered public accounting firm and the compensation to be paid for such services until the next regularly-scheduled meeting of the Audit Committee, provided that in such case, the Chair shall provide a report to the Audit Committee at its next regularly scheduled meeting of any services and compensation approved by the Chair pursuant to the delegated authority. On a periodic basis, management reports to the Audit Committee the actual spending for projects and services compared to the approved amounts. All audit-related services performed by our independent registered public accounting firm in the calendar year ended December 31, 2023, were approved by the Audit Committee.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by BDO for the audit of our annual financial statements for the calendar years ended December 31, 2023 and 2022, and fees for other services rendered by BDO during those periods.

	2023	2022
Audit Fees(1)	$1,240,100	$1,135,250
Audit Related Fees(2)	$145,500	$98,000
Tax Fees	—	—

All Other Fees	—	—

Total	$1,385,600	$1,233,250

(1)

Relates to services rendered in connection with the annual audit of our consolidated financial statements, quarterly reviews of financial statements included in our quarterly reports on Form 10-Q, and fees related to the review of registration statements and prospectuses filed with the SEC.

(2)	Consists of fees for employee benefit plans financial statement audits.

Report of the Audit Committee

The Audit Committee acts under a written charter. You may obtain a copy of the charter in the “Company” section of https://www.hecla.com under “Governance & Ethics.”

In the performance of its oversight responsibilities, the Audit Committee (1) reviewed and discussed with management and the independent registered public accounting firm the Company’s audited financial statements for the calendar year ended December 31, 2023; (2) discussed with BDO the matters required to be discussed by the applicable requirements of the PCAOB and SEC; (3) received the written disclosures and the letter from BDO required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee regarding independence; and (4) discussed with BDO any relationships that may impact its objectivity and independence and satisfied itself as to the firm’s independence. During 2023, the Audit Committee worked with management, our internal auditor, and BDO to address Sarbanes-Oxley Section 404 internal control requirements. The Audit Committee met eight times in 2023.

Company management is responsible for the assessment and determination of risks associated with the Company’s business, financial reporting, operations, and contractual obligations. The Audit Committee, together with the Board of Directors, is responsible for oversight of the Company’s management of risks. As part of its responsibilities for oversight of the Company’s management of risks, the Audit Committee has reviewed and discussed the Company’s enterprise-wide risk assessment, and the Company’s policies with respect to risk assessment and risk management, including discussions of individual risk areas as well as an annual summary of the overall process.

2024 Proxy Statement | 37

The Audit Committee has discussed with both Hecla’s internal auditor and BDO the overall scope of the plans for their respective audits. The Audit Committee regularly meets with a representative of the firm hired to serve as Hecla’s internal auditor and representatives of BDO, in regular and executive sessions, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of Hecla’s financial reporting and compliance programs.

Management is responsible for the Company’s financial reporting process, including establishing and maintaining adequate internal control over financial reporting and the preparation of the Company’s financial statements. BDO is responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles. BDO is also responsible for performing an independent audit of the effectiveness of the Company’s internal controls over financial reporting and issuing a report thereon. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and BDO. Based on the review and discussion and the representations made by management and BDO, the Audit Committee recommended to the Board that the audited consolidated financial statements for the calendar year ended December 31, 2023, be included in the Company’s Annual Report on Form 10-K for the calendar year ended December 31, 2023, and filed with the SEC.

The material contained in this Audit Committee Report does not constitute soliciting material, is not deemed filed with the SEC, and is not incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (Exchange Act), whether made on, before, or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing, except to the extent that the Company specifically incorporates this Audit Committee Report by reference therein.

Respectfully submitted by

The Audit Committee of the

Board of Directors

Stephen F. Ralbovsky, Chair

Catherine J. Boggs

Charles B. Stanley

Alice Wong

    PROPOSAL 3

    Approval, On An Advisory Basis, Of Our Named

    Executive Officer Compensation

Our Board seeks your vote to approve, on an advisory basis, the compensation paid to our named executive officers (NEOs) for 2023 as set forth under the heading Compensation Discussion and Analysis (CD&A) on page 40, and related material. The Board believes that our current executive compensation program is right for the Company and our shareholders. Our executive compensation program is designed to attract, retain, and motivate talented individuals who possess the executive experience and the leadership skills needed by the Company to maintain and increase shareholder value. We seek to provide executive compensation that is competitive with that provided by companies in our peer group within the mining industry. We also seek to provide both short- and long-term financial incentives to our executives that reward them for superior performance, and achieving financial results and strategic objectives that are expected to contribute to increased long-term shareholder value.

Underlying these incentives is a strong philosophy of “pay-for-performance” that forms the foundation of decisions regarding the compensation of our NEOs. This compensation philosophy, which has been consistent over many years, is designed to align the interests of our NEOs with the interests of our shareholders and is central to our ability to attract, retain and motivate executive leaders to guide the Company through market challenges over the long term.

The primary methods we use to align the interests of our NEOs with our shareholders include:

•	placing a vast majority (80.7%) of the CEO’s total compensation at-risk;

•	targeting total direct compensation of our NEOs at approximately the 50th percentile of peer compensation;

•	striking the right balance between short- and long-term results; and

•

selecting appropriate performance metrics, including market-based measures such as total shareholder return, annual financial and operational goals such as production and EBITDA, and individual performance goals that drive our long-term business strategy.

Some highlights of our 2023 executive compensation program include:

•	our 2023 Short-term Incentive Plan aligns 2023 payments to actual performance on pre-established targets, effectively linking the Company’s financial performance to NEO pay;

•

our Long-term Incentive Plan (LTIP) seeks to incentivize employees to achieve long-term performance goals. Our 2021-2023 LTIP achieved below target on production and cash flow, maximum levels for reserve additions, and the TSR ranked 8th out of 23 peers. The resulting payout was $56.25 per unit out of a targeted payout of $90 per unit.

In 2023, of our shareholders who voted, 97% voted in favor of our executive compensation program. In considering how to vote on this proposal, we urge you to review the relevant disclosures in this Proxy Statement, particularly the CD&A section, which contains detailed information about our executive compensation program. We have held our “Say-on-Pay” advisory vote annually since 2011. The next required shareholder vote to recommend the frequency of such votes is expected to occur in 2029.

The Board and the Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, the Compensation Committee will carefully review and consider the voting results when evaluating our executive compensation program.

We are asking shareholders to approve the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, described in the CD&A, Summary Compensation Table for 2023, and the related compensation tables and narrative in the Proxy Statement for the Company’s 2024 Annual Shareholders’ Meeting, is hereby APPROVED.”

2024 Proxy Statement | 39

Required Vote

The advisory vote on executive compensation will require the affirmative vote of a majority of votes cast at the Annual Meeting, whether in person or by proxy. See What Votes are Required for the Proposals on page 95.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the proposal to approve the compensation of our NEOs.

The Board recommends that you vote “FOR” approval of the compensation of our NEOs.

Compensation Discussion And Analysis

This CD&A describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last calendar year to our CEO, Senior Vice President – Chief Financial Officer, and our three other most highly compensated executive officers during 2023, and any additional individuals for whom disclosure would have been provided, but for the fact that the individuals were not serving as executive officers at the end of the last completed calendar year.

2024 Proxy Statement | 41

Our Compensation Committee (committee) strives to design a fair and competitive compensation program for executive officers that will attract, motivate, and retain highly qualified and experienced executives, provide incentives based on our performance and reward performance, with an overall emphasis on maximizing our long-term shareholder value. Our executive compensation program consists of several components, including base salary, short- and long-term performance awards (paid in cash or equity), equity awards, a deferred compensation plan and retirement benefits. The NEOs who are discussed throughout this CD&A and in the compensation tables are:

Name	Age	Principal Position

Phillips S. Baker, Jr.	64	President and CEO

Russell D. Lawlar	44	Sr. Vice President and Chief Financial Officer

Michael L. Clary	56	Sr. Vice President and Chief Administrative Officer

Robert D. Brown	55	Vice President – Corporate Development and Sustainability

David C. Sienko	55	Vice President – General Counsel

Lauren M. Roberts	58	Former Sr. Vice President and Chief Operating Officer

Glossary of CD&A Terms

committee	Compensation Committee	2010 Stock Plan	2010 Stock Incentive Plan

STIP	Short-term Incentive Plan	KEDCP	Key Employee Deferred Compensation Plan

LTIP	Long-term Incentive Plan	Retirement Plan	Hecla Mining Company Retirement Plan, a defined benefit retirement plan

PSUs	Performance-based Units	SERP	Supplemental Excess Retirement Plan

RSUs	Restricted Stock Units	SEC	Securities and Exchange Commission

TSR	Total Shareholder Return	ESG	Environmental, Social and Governance

GAAP	Generally Accepted Accounting Principles in the United States	UCB	Underhand Closed Bench mining method

Dodd-Frank Act	Dodd-Frank Wall Street Reform and Consumer Protection Act	NYSE	New York Stock Exchange

AISC	All-In Sustaining Cost After By-Product Credits	AIFR	All-Injury Frequency Rate

401(k) Plan	Hecla’s Capital Accumulation Plan, a defined contribution retirement plan	AEMA	American Exploration & Mining Association

SME	Society for Mining, Metallurgy & Exploration	AgEq	Silver Equivalent Ounces

NEOs	Named Executive Officers	LTI	Long-term Incentive Components (LTIP, RSUs and PSUs)

42 | 2024 Proxy Statement

Executive Summary

We are the largest primary silver producer in the United States – and the oldest NYSE-listed precious metals mining company in North America. We have operating mines in Alaska (Greens Creek), Idaho (Lucky Friday), Quebec, Canada (Casa Berardi), and Yukon Territory, Canada (Keno Hill). We also own exploration properties in world-class silver and gold mining districts throughout North America.

Overall, 2023 was a year of mixed results. We experienced two abnormal events which were largely outside of our control: a fire at our Lucky Friday mine that resulted in an extended period of no production at the mine, and an impoundment failure at our Casa Berardi mine that contributed to lower than expected production from the mine. Strategically, we completed the acquisition of ATAC Resource, which gave us a 700 square mile land package in the Yukon Territory. Our silver reserves were the second highest in Company history, and we produced 14.3 million ounces of silver, which was our second highest in history. Our Greens Creek and Lucky Friday mines recorded their lowest AIFR of 0.29 and 0.66, respectively.

In addition to the 14.3 million ounces of silver, we produced 151,259 ounces of gold, 60,579 tons of zinc and 40,347 tons of lead. We generated $75.5 million in net cash provided by operating activities after $32.5 million in exploration and pre-development and $76.3 million in ramp-up and suspension costs.

We also had sales of $720.2 million, and our balance sheet with $106.4 million in cash and cash equivalents, and approximately $121.5 million in available liquidity. We also paid dividends to our common and preferred shareholders in the amount of $15.7 million.

In 2023, we did have some notable highlights, including (i) the issuance of a patent in the U.S. for our UCB mining method; (ii) our Keno Hill mine began silver production in the second quarter of 2023; and (iii) in response to the third quarter fire at our Lucky Friday mine, we executed the Lucky Friday mine restart plan on schedule and restarted production in January 2024.

After considering the positive and negative Company performance in 2023, the committee determined the STIP corporate performance was 80% of target, and our 2021-2023 LTIP performance was 63% of target.

Key Operating and Significant Financial Results

The mining business requires long-term planning and implementation of operating strategies over several years to deliver successful operating and financial results. Accordingly, in the table below and summary that follows, we set forth our key operating and financial results for years 2023, 2022 and 2021.

	As of and for the Year Ended December 31,
Key Results	2023	2022	2021

Silver (ounces) produced	14,342,863	14,182,987	12,887,240

Gold (ounces) produced	151,259	175,807	201,327

Lead (tons) produced	40,347	48,713	43,010

Zinc (tons) produced	60,579	64,748	63,617

Sales (in millions)	$720.2	$718.9	$807.5

Net (loss) income (in millions)	$(84.2)	$(37.3)	$35.1

Basic (loss) income per common share	$(0.14)	$(0.07)	$0.06

Adjusted EBITDA (in millions)(3)	$212.6	$217.5	$220.1

Cash from operating activities (in millions)	$75.5	$89.9	$220.3

Cash and cash equivalents (in millions)	$106.4	$104.7	$210.0

(3)	Adjusted EBITDA is a non-GAAP measurement. See Appendix A for a reconciliation to GAAP.

2024 Proxy Statement | 43

Our overall operating and financial results are more fully described in Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K filed with the SEC on February 15, 2024. Some of our key achievements during 2023 were as follows:

Operational:

•	silver reserves of 238 million ounces, second highest in Company history;

•	gold reserves of 2.2 million ounces;

•	produced 14.3 million ounces of silver, Hecla’s second highest, and 151,259 ounces of gold;

•	zinc production of 61,000 tons and lead production of 40,000 tons;

•	our Lucky Friday mine mitigated the damages to the #2 Shaft and restarted production in January 2024;

•	we achieved an AIFR of 1.45, which was lower than the national average, with our Greens Creek and Lucky Friday mines recording their lowest AIFR of 0.29 and 0.66, respectively; and

•	our Keno Hill mine began silver production in the second quarter of 2023.

Financial:

•	reported sales of $720.2 million, the second highest in history, with 39% from silver and 36% from gold;

•	cash flow from operations of $75.5 million, with Greens Creek generating $157.3 million in cash flow from operations and free cash flow of $121.6 million(4);

•	balance sheet with $106.4 million in cash and cash equivalents with approximately $121.5 million in available liquidity;

•	returned $15.7 million to our common and preferred stock shareholders through dividends; and

•	adjusted EBITDA(5) for the year was $212.6 million, which was in line with the prior year.

Environmental, Social, Governance:

•	our Greens Creek mine received the annual Hard Hat Safety Award by Alaska Miners Association in recognition of the mine’s exemplary commitment to safety;

•

received the NIOSH Mine Safety and Health Technology Metals Sector Innovation Award, in recognition of Hecla’s culture of innovation with the issuance of a patent in the U.S. for the UCB mining method; and

•	five of our seven directors joined the Board after 2016, including one in 2021 and most recently, an additional director was added in the first quarter 2024.

Benchmarking and Competitive Analyses

We have adopted a pay-for-performance philosophy that incentivizes performance by targeting base salaries below the median of our peer group but targeting incentives above the peer median. The total direct compensation of our NEOs is targeted at approximately the 50th percentile. The process of setting targeted compensation includes consideration of a NEO’s skills, experience, knowledge, and reputation in the industry, as well as Company needs.

Central to the pay review process is the selection of a relevant peer group. Because we operate in a global business that is dominated by Canadian companies, our peer group includes only two U.S. companies. In addition, we have a corporate office in Vancouver, British Columbia, where one of our NEOs works. The committee reviews and determines the composition of our peer group on an annual basis. In May 2023, the committee approved the same peer group as used in the previous year.

(4)	Free cash flow is a non-GAAP measurement. See Appendix A for a reconciliation to GAAP.

(5)	Adjusted EBITDA is a non-GAAP measurement. See Appendix A for a reconciliation to GAAP.

44 | 2024 Proxy Statement

In 2023, our peer group was made up of the following 13 companies:

Company	Annual Revenue(1) ($US millions)	Market Cap(1) ($US millions)	Total Assets(1) ($US millions)	Corporate Location

Alamos Gold Inc. (NYSE: AGI)	8,212	3,985	3,674	Canada

B2Gold Corporation (NYSE: BTG)	1,733	3,821	3,681	Canada

Centerra Gold Inc. (NYSE: CGAU)	850	1,132	2,334	Canada

Coeur Mining Inc. (NYSE: CDE)	786	994	1,846	United States

Eldorado Gold Corporation (NYSE: EGO)	871	1,548	4,458	Canada

First Majestic Silver Corp. (NYSE: AG)	627	2,273	2,110	Canada

IAMGOLD Corporation (NYSE: IAG)	957	1,229	4,425	Canada

New Gold Inc. (NYSE: NGD)	604	671	2,244	Canada

NOVAGOLD Resources Inc. (NYSE: NG)	0	1,392	159	Canada

Pan American Silver Corporation (Nasdaq: PAAS)	1,495	3,441	3,249	Canada

Royal Gold, Inc. (Nasdaq: RGLD)	603	7,394	3,535	United States

SSR Mining Inc. (Nasdaq: SSRM)	1,148	3,237	5,255	Canada

Torex Gold Resources Inc. (OTC: TORXF)	869	987	1,593	Canada

Median	869	1,548	3,249

Hecla Mining Company (NYSE: HL)	719	2,263	2,927	United States

(1)	In $US millions as of year-end 2022.

The peer group is composed entirely of publicly held companies, all of which are engaged in the business of mining precious metals, with revenue, market capitalization and total assets within a reasonable range of Hecla’s. We believe these peer companies are appropriate because they are in the same industry, compete with us for executive talent, have executives in positions similar to ours, and are considered by the committee to be comparable to Hecla.

During our shareholder outreach discussions, many of our largest shareholders have informed us that, compared to peer groups selected by proxy advisory firms, they consider the peer group chosen by us to be more relevant and appropriate for compensation and performance benchmarking purposes. The peer group selected last year by Glass Lewis included 8 of our 13 selected peers. The peer group selected by Institutional Shareholder Services (ISS) included only 3 of our 13 selected peers. The rest of the peer group selected by ISS contained U.S.-based companies in the industrial and specialty chemicals, plastics, coatings, nickel and cobalt-based alloys, steel products and other industries – companies and industries whose market fundamentals are materially different from that of the precious metals mining industry. We understand that ISS’s internal policies prohibit its inclusion of Canadian companies (which account for 11 of our peers) and require that Hecla be compared to companies having only similar revenue instead of similar market capitalization or total assets. We believe a fair compensation peer group, in terms of both industry profile and size, should not be selected for Hecla without including Canadian mining companies.

The committee reviewed an analysis of executive compensation levels at the 25th, median, and 75th percentiles of the peer group for positions comparable to those held by each of our NEOs. The committee also compared the target total cash compensation (base salary plus target STIP) and target total direct compensation (base salary plus target STIP plus the value of LTIP target) for each of the NEOs against these benchmarks. For retention and competitive considerations, in comparison to the peer group data applicable to each NEO’s position, we generally target each NEO’s total direct compensation at the median level and deliver compensation above or below these levels when warranted by individual performance. In 2023, total direct compensation for our NEOs was targeted approximately at the median of the peer group.

2024 Proxy Statement | 45

In 2023, the committee approved a separate peer group to be used specifically with regard to TSR, for purposes of our performance-based equity awards (PSUs), discussed on page 59, which consisted of the following companies/funds:

Alamos Gold Inc. (NYSE: AGI)	Coeur Mining, Inc. (NYSE: CDE)	New Gold Inc. (NYSE: NGD)

B2Gold Corp. (NYSE: BTG)	First Majestic Silver Corp. (NYSE: AG)	Centerra Gold Inc. (NYSE: CGAU)

IAMGOLD Corporation (NYSE: IAG)	Van Eck Gold Miners ETF (ARCX: GDX)	Pan American Silver Corp. (Nasdaq: PAAS)

SSR Mining Inc. (Nasdaq: SSRM)	Van Eck Junior Gold Miners ETF (ARCX: GDXJ)	Eldorado Gold Corporation (NYSE: EGO)

Equinox Gold Corp. (NYSE: EQX)	Oceana Gold Corp. (OTCM: OCANF)	iShares Silver Trust (ARCX: SLV)

Fresnillo PLC (OTC: FNLPF)	Hochschild Mining plc (OTCM: HCHDF)	SPDR Gold Shares (ARCX: GLD)

Torex Gold Resources Inc. (OTC: TORXF)	Fortuna Silver Mines Inc. (NYSE: FSM)

Our executive compensation peer group is different from our TSR peer group. When setting executive compensation, we use a peer group made up of those with whom we compete for talent. For the TSR peer group we use a set of companies and ETFs for which we compete for investment dollars.

The Compensation Committee Process and the Role of Management and Human Resources Department

Role of the Committee. The committee, consisting entirely of independent members (Stanley, Johnson, and Boggs), has primary responsibility for executive compensation decisions. The committee carries out its responsibilities under a charter approved by the Board. The committee has the authority to approve all executive compensation, including our CEO’s (but not that of our independent directors, which is decided by the full Board). In 2023, the committee did not receive assistance from an independent executive compensation consultant. The committee evaluated the Company’s compensation arrangements to determine if their provisions and operation created undesired or unintentional risks of a material nature. The committee found that our compensation policies and practices do not create inappropriate or unintended material risk to the Company as a whole. See Compensation Risk Analysis on page 64.

Role of Human Resources Department. In 2023, the committee determined the Company’s human resources department had the capacity to review and evaluate our executive compensation program and develop comparisons with the programs and NEO compensation levels of our peer companies. In 2023, the human resources department performed the following services:

•

evaluated the competitiveness of the total direct compensation package provided to Hecla’s executive officers; and specifically, compared Hecla’s current executive officer compensation with compensation provided to executives in similar roles at comparable peer group companies listed in the table on page 44;

•

reviewed updated information regarding Hecla’s executive compensation program and the positions to be benchmarked, including organization charts, position descriptions, current total compensation, and other relevant data;

•

reviewed last year’s peer group to determine if the included companies continue to be appropriate and if any additional companies should be considered for inclusion, or removed from the peer group due to a merger, acquisition, etc.;

•

collected and analyzed compensation data from the most recent proxy filings of the peer group and summarized the market pay data and compared Hecla’s executive compensation levels to the peer group proxies;

•	analyzed the year-over-year change in compensation levels for Hecla compared to each market data source;

•	analyzed Hecla’s long-term incentive and equity practices compared to peers;

•	prepared a report to the committee summarizing the methodology used and findings; and

•	assisted the committee in meeting its obligation to issue a Compensation Committee Report recommending inclusion of the CD&A in the Proxy Statement.

In June 2023, Hecla’s human resources department presented its competitive analysis findings and recommendations to the committee. The competitive analysis provided detailed comparative data for each executive officer position and assessed each component of pay, including base salary, short- and long-term incentives and total target compensation, as well as the mix of compensation among these pay elements across the Company’s peer group. The committee compared this information to the executives’ compensation by similarity of position. The committee also reviewed the Company’s performance and carefully evaluated each executive’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, career with Hecla, current compensation arrangements and long-term potential.

46 | 2024 Proxy Statement

Role of Management. The committee considers input from the CEO in making determinations regarding our executive compensation program and the individual compensation of each NEO (other than the CEO). As part of our annual review process, the CEO reviews the performance of the other NEOs and their contribution to the overall performance of the Company. Approximately mid-year, the CEO presents recommendations to the committee regarding base salary adjustments, target STIP awards, stock-based grants, and LTIP unit grants, based on a thorough analysis of relevant market compensation data comparing Hecla with an applicable peer group within the mining industry. The CEO and Senior Vice President – Chief Administrative Officer also make recommendations to the committee regarding the Company’s short-term quantitative and qualitative goals, and long-term goals for the NEOs (other than the CEO), as well as recommendations regarding the participation in the Company’s stock-based compensation plans and amendments to the plans, as necessary.

Compensation Philosophy and Objectives

Management and the Board recognize that the mining industry is cyclical, influenced by market factors, and can include wide swings in the prices for precious metals, which are beyond management’s control, that can significantly influence our profitability and share price. Further, we operate in a competitive and challenging industry, and the supply of mining executives is very limited, particularly in the United States. As a result, having a viable compensation strategy is critical to our success.

We expect top-level performance from our executive management team during downturns in our industry and during periods of Company expansion. Accordingly, the criteria the committee has established for our performance-based awards have sometimes been particularly challenging to achieve. Nevertheless, even in years for which we have incurred a net loss, we have often performed better than most of our industry peers in key respects (e.g., reserves and resources). The committee considers this and other factors in evaluating discretionary awards.

Our compensation philosophy is to pay our NEOs competitive levels of compensation that best reflect their individual responsibilities and contributions to the Company, while providing incentives to achieve our business and financial objectives. While comparisons to compensation levels at companies in our peer group are helpful in assessing the overall competitiveness of our compensation program, we believe our executive compensation program must also be internally consistent and equitable to achieve our corporate objectives.

The pay-for-performance philosophy of our executive compensation programs described in this Proxy Statement plays a significant role in our ability to produce strong operating, exploration, strategic, and financial results. It enables us to attract and retain a highly experienced and successful team to manage our business. The programs strongly support our business objectives and are aligned with the value provided to our shareholders. Further, as an executive’s level of responsibility within our organization increases, so does the percentage of total compensation we link to performance – through the short- and long-term incentive programs, as well as share price performance.

In setting policies and practices regarding compensation, the guiding philosophy of the committee is to:

•	have compensation that is primarily at-risk and based on strategic objectives and tactical activities;

•	acquire, retain, and motivate talented executives; and

•

total direct compensation is set within a competitive range of our peer group to ensure that it is appropriate and is aligned with the level of position, experience, skills, and performance of the executive.

The committee believes a mix of both cash and equity incentives is appropriate, as cash incentives reward executives for achieving both short- and long-term goals, while equity incentives align the interests of our executives with those of our shareholders. In determining the amount of the cash and equity incentives, the committee considers each officer’s total compensation on both a short- and long-term basis to assess the retention and incentive value of their overall compensation.

We also maintain (or avoid) the following pay practices we believe enhance our pay-for-performance philosophy and further align our NEOs’ interests with those of shareholders:

Pay for Performance – Best Practices

•	our shareholders have the opportunity annually to cast an advisory vote on our executive compensation;

•	the compensation of identified peer companies based on industry and size criteria is considered to ensure that pay levels and program design for the NEOs are appropriate and competitive;

2024 Proxy Statement | 47
•	incentive awards are heavily dependent upon our stock performance and are measured against objective financial metrics;

•	the majority of total direct compensation for executives is performance-based as well as equity-based to align executives’ rewards with sustained shareholder value;

•	total direct compensation is set within a competitive range of our peer group to ensure it is appropriate and aligned with the level of position, experience, skills, and performance of the executive;

•

actual realized total direct compensation and pay positioning are designed to fluctuate with, and be commensurate with, actual annual and long-term performance, recognizing company-wide and individual results;

•	we grant PSUs that have value based on our TSR rank within our selected peer group and have no value if the share performance does not achieve the 25th percentile in the peer group;

•	robust stock ownership requirements for our executive officers and directors;

•	our change in control agreements contain a double trigger provision and upon a change of control there is no excise tax gross up;

•	time-based equity awards vest over a three-year period to promote retention;

•	our Insider Trading Policy provides that directors and officers are prohibited from hedging or pledging any securities of the Company;

•	each of the Company’s incentive plans (STIP, LTIP, KEDCP, and 2010 Stock Plan) have clawback provisions;

•

our NEOs, including our CEO, generally must remain employed with the Company through the payment date of their short- and long-term awards, or the awards are forfeited, except in the cases of death, disability, or in some cases retirement;

•

our Insider Trading Policy prohibits all directors, executive officers, and certain other employees from purchasing or selling any Company securities three weeks before through two days after the public release of any of our periodic results, or at any other time during the year while in possession of material non-public information about the Company;

•	compensation programs designed to discourage unnecessary or imprudent risk taking;

•	caps on performance-based cash and equity incentive compensation; and

•	annual review and approval of executive compensation strategy.

Compensation Program – Best Practices

•	we conduct an annual shareholder outreach program and use that input when considering our program decisions and pay practices;

•	we disclose our corporate performance goals and achievements relative to these goals;

•	we devote considerable time to management succession planning and leadership development efforts;

•

we have a clawback policy that enables the Board to recoup compensation in the event of a financial restatement or misconduct, which mitigates compensation-related risk and complies with applicable SEC rules and NYSE listing standards. See “Clawback Policy” on page 62 for additional information;

•

we maintain robust stock ownership guidelines for executive officers and non-management directors. See “Non-Management Director Stock Ownership Guidelines” on page 34, and “Stock Ownership Guidelines for NEOs” on page 61 for additional information;

•

we prohibit our executive officers and all non-management directors, from engaging in any form of hedging transaction involving Hecla securities, holding Hecla securities in margin accounts and pledging stock as collateral for loans in a manner that could create compensation-related risk for the Company; and

•	we do not provide excise tax gross ups.

48 | 2024 Proxy Statement

Elements of Total Compensation

We have a multifaceted compensation program. For the year ended December 31, 2023, our executive compensation program consisted of the following elements:

PAY ELEMENT	METRICS / OBJECTIVES

Base Salary	Objective: Provide a fixed level of cash compensation for performing day-to-day responsibilities. Key Feature: Designed to be below the 50th percentile. Terms: Paid semi-monthly.

Short-Term Incentive Pay (STIP)	Objective: Focus executives on achieving the Company’s short-term goals, and the performance steps necessary to achieve longer-term objectives.
Key Features: The Company’s STIP pool is targeted at a fixed percentage of all salaried employees’ targeted STIP award, but the actual bonus pool is based on achievement of Company goals. Some goals are quantitative, such as EBITDA, production, and AIFR, while others are qualitative and reflect strategic objectives and tactical activities. Many qualitative goals have quantitative components, such as “improve mill recovery by X%.” Weighting of the corporate performance is targeted at 55% quantitative goals, 30% qualitative, and 15% that is determined at the discretion of the committee.
Terms: Determined by the committee and paid in a single payment following the performance period. Awarded in the first half of each year. Designed to be awarded in cash but may be paid in equity (in full or part). Any NEO receiving a STIP award must be employed with the Company at the time of payment, or their award is forfeited. If the participant meets these age and years of service requirements, their prorated portion for outstanding plan periods will be paid after the completion of those plan periods.

Long-Term Incentive Pay (LTIP)	Objective: Focus executives on longer-term value creation as determined by the specific targets of the plan.
Key Features: Based on corporate goals achieved over a three-year performance period. A new three-year performance period begins each calendar year and performance units are granted in the first half of each year. Each three-year plan identifies key long-term objectives that are expected to create long-term value for shareholders such as increasing reserves and production, generating cash flow and shareholder returns.
Terms: Determined by the committee and paid in a single payment following the three-year performance period. Awarded in the first half of each year. Designed to be awarded in cash but may be paid in equity (in full or part). Any NEO receiving a LTIP award must be employed with the Company at the time of payment, or their award is forfeited, except in the cases of death, disability, or in some cases retirement. At the time of an employee’s retirement, in order to receive any LTIP award that otherwise becomes payable, the employee must at least be age: (i) 60 and have 15 or more years of service with the Company; (ii) 65 and have seven or more years of service with the Company; or (iii) 68. If the participant meets these age and years of service requirements, their prorated portion for outstanding plan periods will be paid after the completion of those plan periods.

RSUs	Objective: Align management’s interests with those of shareholders and provide incentive for NEOs to remain with the Company for the long term.
Key Features: RSU awards are denominated in currency value and delivered in shares with a vesting schedule of three years for NEOs.
Terms: RSUs are granted between May and August of each year. If a NEO leaves the Company for any reason, other than death, disability, or in some cases retirement, before the vesting date, they will forfeit their RSUs. If a NEO retires before their RSUs have vested, they must meet certain requirements in order for their RSUs to continue to vest based on the applicable vesting schedule. At the time of an employee’s retirement, in order to receive any unvested RSUs, the employee must at least be age: (i) 60 and have 15 or more years of service with the Company; (ii) 65 and have seven or more years of service with the Company; or (iii) 68.

PSUs	Objective: Provide incentive for NEOs to remain with the Company for the long term and to align the NEO’s interests with those of shareholders.
Key Features: PSUs realize more value the higher the TSR ranks within the selected peer group and have no value if the share performance falls below the 25th percentile among the peer group.
Terms: PSUs are granted to the NEOs in the second quarter of each year and are based on a three-year TSR. If a NEO leaves the Company for any reason, other than death, disability, or in some cases retirement, before the vesting date, they will forfeit their PSUs. If a NEO retires before his or her PSUs have vested, he or she must meet certain requirements in order for their PSUs to continue to vest based on the applicable vesting schedule. At the time of an employee’s retirement, in order to receive any unvested PSUs, the employee must at least be age: (i) 60 and have 15 or more years of service with the Company; (ii) 65 and have seven or more years of service with the Company; or (iii) 68.

2024 Proxy Statement | 49

PAY ELEMENT	METRICS / OBJECTIVES

KEDCP	Objective: Increased exposure to the Company to the extent deferred compensation is tied to the value of Hecla stock, while also providing a tax deferral opportunity and encouraging financial planning.
Key Features: Allows for the voluntary deferral of base salary, STIP pay, LTIP pay and equity award payouts.
Terms: Employee must make election in the previous year to defer in the coming year.

Benefits	Objective: Attract and retain highly qualified executives.
Key Features: Participation in retirement plans, partial company-paid health, dental and vision insurance, life insurance, and accidental death and dismemberment insurance.
Terms: Same terms for all U.S.-based executives. Non-U.S. executives receive similar benefits.

Targeted Compensation

Our executive compensation program – composed primarily of base salary, short- and long-term incentives, and equity awards – is intended to align the interests of our NEOs with the long-term interests of our shareholders. The program is designed to accomplish this by rewarding performance that results in an increase in the value of our shareholders’ investment in Hecla. We believe the proportion of at-risk, performance-based compensation should comprise a significant portion of executive pay.

2023 Target Compensation Structure

The following table lists total 2023 target compensation for the NEOs.

NEO	Base Salary ($)	STIP Target Award ($)	LTIP Target Award ($)	Equity(1) ($)	Total ($)

Baker	825,000	1,031,250	990,000	1,430,000	4,276,250

Lawlar	379,500	379,500	362,250	373,750	1,495,000

Clary	345,000	345,000	341,550	345,000	1,376,550

Brown	330,000	231,000	311,850	313,500	1,186,350

Sienko	315,000	220,500	297,810	299,115	1,132,425

Roberts	483,000	483,000	517,500	575,000	2,058,500

(1)	Consists of the target values for RSUs and PSUs as follows:

NEO	RSUs ($)	PSUs ($)	Total Equity Award Value ($)

Baker	715,000	715,000	1,430,000

Lawlar	224,225	149,525	373,750

Clary	207,000	138,000	345,000

Brown	187,000	126,500	313,500

Sienko	178,515	120,600	299,115

Roberts	345,000	230,000	575,000

(2)	Number of shares awarded is determined by dividing the value of the RSUs and PSUs awarded by the closing price of our common stock on the NYSE on June 21, 2023 ($5.05).

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Total Compensation Mix

The mix of compensation for our CEO and other NEOs, which we believe is similar to our peer group, is shown below.

Overview of our Compensation Decisions and Results for 2023

Summary

In 2023:

•	base salaries of our NEOs were increased an average of 11.6% in response to our peer group analysis;

•

the assessment of our STIP corporate performance was 80% of target with quantitative factors contributing 17% (target of 55%), qualitative factors contributing 38% (target of 30%) and discretionary factors contributing 25% (target of 15%);

•	the 2021-2023 LTIP resulted in a payout to the NEOs of $56.25 per unit compared to a target of $90 per unit, or 63% of target; and

•

PSU performance against the peer group achieved above target results due to our TSR ranking of 6th among the 21 peers in our group for the 2021-2023 period earning a 135% multiple. However, absolute TSR was negative, so the multiple is limited to 100%. See 2021-2023 PSU Results on page 60 for further information.

Base Salary

Design. The committee targets NEO base salaries to be below the 50th percentile among Hecla’s peer group. An individual NEO’s base salary may be set above or below this range for that particular position, depending on the committee’s subjective assessment of the individual NEO’s experience, recent performance and expected future contribution, retention concerns, and the recommendation of our CEO (other than for himself). The committee does not use a quantitative formula to determine the base salary levels of any of the NEOs. The committee reviews NEO salaries at least annually as part of its overall competitive market assessment, as previously described. Typically, the committee makes annual salary adjustments in the middle of each calendar year, effective for the 12-month period from July 1 to June 30.

Analysis and Decision. In June 2023, the committee reviewed an analysis prepared by the Company’s human resources department. The Committee adjusted each of the NEOs’ compensation (increases from 5% to 15%) to better align their compensation levels to the current peer group medians for 2023.

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The following table shows annual base salaries for all NEOs from July 1, 2022 through December 31, 2023:

Base Salary for NEOs July 1, 2022 through December 31, 2023

NEO	7/1/22 thru 6/30/2023 Salary ($)	7/1/2023 thru 12/31/2023 Salary ($)

Baker	750,000	825,000

Lawlar	330,000	379,500

Clary	300,000	345,000

Brown	300,000	330,000

Sienko	300,000	315,000

Roberts*	420,000	483,000

*	Mr. Roberts retired from the Company on December 15, 2023.

Incentive Plans

STIP

Consistent with Hecla’s pay-for-performance philosophy, substantially all salaried employees, including our NEOs, are eligible to participate in the STIP. In February 2023, the committee reviewed and approved the proposed 2023 STIP goals. In February 2024, the committee reviewed the Company’s 2023 performance, and approved a STIP pool based on the performance.

Target Opportunities. Each NEO has a target STIP award expressed as a percentage of base salary. The target award is determined based on the following: market analysis and the committee’s market positioning assessment; the individual NEO’s organization level, scope of responsibility and ability to impact Hecla’s overall performance; and internal equity among the NEOs. Actual awards are paid after the end of the STIP performance period (usually end of March or beginning of April) and can range from 0% to 200% of the target awards, based on the committee’s assessment of the Company’s actual performance and the achievement of an individual NEO’s goals. Having a limit on our STIP awards reduces the likelihood of windfalls to executives and encourages financial discipline. It is also consistent with typical peer group practice.

For 2023, target STIP award opportunities for the NEOs were as follows:

NEO	Target STIP (% of base salary)

Baker	125%

Lawlar	100%

Clary	100%

Brown	70%

Sienko	70%

Roberts*	100%

*	Mr. Roberts retired from the Company on December 15, 2023.

Performance Measures and Components. Our management develops proposed targets and goals for each Company performance measure based on a variety of factors, including historical corporate performance, internal budgets, forecasts and growth targets, market expectations and strategic objectives. The committee reviews the targets and goals, and then creates a performance-based compensation strategy consistent with shareholder interests. The committee also believes incentive compensation targets should be established to drive real and sustainable improvements in operating performance and the strategic position of the Company.

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The STIP includes the following components and relative weights:

•	quantitative corporate performance factors (measured from January to December) comprising 55% of the targeted award;

•	qualitative goals (measured from February 2023 to February 2024) comprising 30% of the targeted award; and

•	a discretionary factor (measured from February 2023 to February 2024) as determined by the committee comprising 15% of the targeted award.

Each component can achieve two times the target percentage, with the maximum total payout limited to two times the total target award level (200%).

Quantitative Corporate Performance Factors. For 2023, the quantitative corporate performance factors under the STIP were divided into four factors (including weighting): production (20%), EBITDA less capital (20%), Exploration (10%), and ESG (5%). The quantitative goals comprise 55% of the targeted STIP and can reach a maximum of 110%.

2023 Production Metrics

Production Result	2023 Production in Silver Equivalent Ounces (includes all metals)		Factor Value

50M		Maximum	40%

47.5M		Target	20%

<42.75M		Minimum	0%

The production factor converts gold, lead, and zinc to silver equivalent at ratios of 82.5 oz. silver to 1 oz. gold, 22 lbs. lead, and 17 lbs. of zinc. We converted gold, lead, and zinc to equivalent silver ounces at year-end actual prices. Partially because of the fire at the Lucky Friday mine, fires in Quebec, and weather events at Greens Creek, the combined metal production results were approximately 79% of budget. Our 2023 production fell below the minimum at 37.4 AgEq ounces and resulted in a factor value of 0%.

2023 Adjusted EBITDA Less Capital Metrics

		Factor Value

$130M	Maximum	40%

$70M	Target	20%

$55M	Minimum	0%

The Adjusted EBITDA less capital goal measures the cash generation of the Company. The Adjusted EBITDA less capital target was $70 million(6) Maximum payout would have been achieved if Adjusted EBITDA less capital was at least $130 million. For the same reasons as production and less contribution from Keno Hill, Adjusted EBITDA was less than threshold. Adjusted EBITDA less capital was ($31) million, which is below the minimum and resulted in a factor value of 0%.

Exploration Metrics

The 2023 exploration program was a two-part goal: (1) adding reserves (5%), and (2) adding resources (5%). Minimum was set at maintaining reserves at Greens Creek and Keno Hill and maintaining resources across the Company. Target was set at maintaining reserves across the Company and adding 10M AgEq ounces to resources. Maximum was set at adding 15M AgEq ounces to reserves, and 20M AgEq ounces to resources.

During 2023, our reserves decreased 34.5M AgEq ounces, and we added 95M AgEq ounces to resources. We achieved threshold in reserves but were below target at 4%. However, we exceeded the maximum for additional resources, which resulted in 2X target or 10%. The combined exploration factor was 14%.

(6)	Adjusted EBITDA less capital is a non-GAAP measurement. See Appendix A for a reconciliation to GAAP.

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ESG Metrics

AIFR

The final quantitative goals are related to ESG metrics with three components. The first is a safety goal which was set at a 2% reduction from our 3-year trailing average, or an AIFR of 1.274%. Our year-end 2023 3-year trailing average was 1.30. Threshold, Target, and Maximum rates were 1.30 (0% reduction), 1.274 (2% reduction), and 1.25 (4% reduction), respectively. Hecla’s AIFR for 2023 was 1.45, which was an increase of 11.5% and resulted in a factor value of 0%.

Reduction in AIFR		Factor Value

5%	Maximum	7.5%

2.5%	Target	3.75%

0%	Minimum	0%

Increase in ESG Scores

The purpose of this goal was to maintain or improve the ESG scores as provided by Sustainalytics. Target was set at maintaining our 2022 decile ranking as compared to our industry subgroup. An increase of one decile would result in the maximum payout. Failing to maintain our existing decile ranking would result in zero payout. We maintained our decile among peers in the industry subgroup, which resulted in a factor value of 1.5%.

ESG Score Improvement		Factor Value

Lowest Decile	Maximum	3%

Lowest Quartile	Target	1.5%

Below Median	Minimum	0%

Diversity of Management and Professional Staff

The purpose of this goal is to increase the ratio of women leaders within our management and senior professional staff. An increase of 5% was established as target and would result in a factor value of 1.5%, and an increase of 10% would be the maximum, or a factor value of 3%. The minimum was set at no increase and would result in a zero payout. In 2023, we increased our ratio of women to men professionals by 4.93%, which resulted in a factor value of 1.5%.

Increase in Diversity		Factor Value

10%	Maximum	3%

5%	Target	1.5%

0%	Minimum	0%

Qualitative Corporate Performance Factors. In addition to quantitative corporate performance factors, our STIP has a component that is based on qualitative goals relating not only to Hecla as a whole, but also to each NEO. This component is targeted to account for 30% of the overall potential STIP award but can account for 0% to 60% of the target award.

Qualitative objectives for NEOs are over two hundred initiatives and tasks related to most aspects of Hecla’s business including, but not limited to: (i) safety and health, (ii) environmental, tailings, and permitting, (iii) sustainability, (iv) technical services, (v) operations, (vi) financial/treasury/accounting/tax, (vii) investor relations, (viii) human resources, (ix) information technology, (x) internal affairs, (xi) governmental affairs, (xii) closed operations, (xiii) mine life extension, exploration, and reserve growth, (xiv) corporate development, (xv) legal, and (xvi) board.

A majority of the qualitative goals were reached, but more importantly, many of the strategic operational goals were successful. The committee assessed qualitative performance at 38%. The committee based its assessment on more than two hundred goals and initiatives, and the following are some that were achieved:

•	Greens Creek successfully reduced power costs;

•	Greens Creek substantially reduced dust from the tailings facility;

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•	Completed the acquisition of ATAC Resources that has significant gold resources;

•	Casa Berardi successfully insourced much of the surface mining at a lower cost than originally planned;

•	Casa Berardi changed the drill and blast contract saving $13 million over three years; and

•	Investor relations program resulted in 8 of 10 analysts having buys with 2 holds.

Discretionary Factors. The final component of our STIP is at the discretion of the committee (based on Company and individual performance) and it is targeted to account for 15% of the total STIP award but can account for 0% to 30% of the target award. For 2023, the committee determined the discretionary factor performance value to be at 25%. The committee based its assessment primarily on the following significant performance results by Hecla in 2023:

•

following the impoundment failure at our Casa Berardi mine, management recognized the operating plan was not achievable and immediately initiated a program to change the plan that was well implemented;

•

the team from our Lucky Friday mine and corporate have exceeded expectations of effort and results with a significantly safer operation, improved production, and a platform for success in 2024 and beyond at our Keno Hill Mine;

•	following the fire at the Lucky Friday mine, the reconstruction was managed well, and the mine was brought back into production in January 2024;

•	generated $75.5 million in net cash provided by operating activities;

•

our Keno Hill Mine produced 1.5 million ounces of silver, with the Bermingham deposit achieving the highest mined tonnage in December, while initiating a safety action plan to build a strong operational foundation at the mine;

•	developed an improved process of reviewing reserves during the year;

•	at all sites, deployed Cynet Extended Detection Response platform to monitor network and endpoint activity;

•	conducted National Institute of Science and Technology cybersecurity self-score evaluation, which set the stage for the 2024 cybersecurity roadmap;

•	successfully managed high gold grade in silver concentrate, and exportation of Keno Hill concentrate;

•	created Absolute Humidity Forecast dashboard to reduce dust events at Greens Creek;

•	received a patent for our UCB mining method; and

•	insurance proceeds obtained for the Lucky Friday shaft fire.

Summary of 2023 STIP Results

In summary, 2023 was a difficult year for Hecla, due in large part to two abnormal events that occurred that were largely outside of Hecla’s control. The first event was the failure of the impoundment at Casa Berardi, and the second was the fire that occurred in the #2 shaft at our Lucky Friday mine. The impoundment failure contributed to the earlier than planned closure of the East mine, which significantly impacted gold production, and increased costs. Casa Berardi used the event to make some positive operational changes to improve efficiency at the mine, but regardless, the event precluded Casa Berardi from achieving its 2023 budgeted production and operating cash flow. Through the first six months of the year, the Lucky Friday mine performed very well. However, the shaft fire caused a shutdown of production for the second half of the year and resulted in elevated costs and lower than budgeted silver production. The Lucky Friday mine fell below target in both production and operating cash flow in 2023.

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In addition to these two events, our Keno Hill mine did not achieve budget levels for production or cash flow, and the safety performance was unacceptable. Changes to mine management were made in December, and operating results are improving, but overall performance for 2023 was below expectations. Our Greens Creek mine performed well over the course of 2023. Both Greens Creek and Lucky Friday had excellent safety results during 2023.

2023 STIP Results	Performance Value

Quantitative

Production	0%

Adjusted EBITDA less capital	0%

Exploration	14%

Environmental, Social & Governance	3%

• AIFR (0%)

• Increase in ESG Scores (1.5%)

• Diversity of Management and Professional Staff (1.5%)

Qualitative	38%

Discretionary	25%

Total Performance Value	80%

NEO Year-end 2023 Individual Performance. The STIP qualitative, quantitative, and discretionary factors resulted in a corporate performance that the committee concluded to be 80% of target. NEOs’ performance is based on a combination of corporate performance, individual goals, and the impact they have on shareholder value. The committee believes that our NEOs’ performance goals should support and help achieve the Company’s strategic objectives and be tied to their areas of responsibility. Individual performance goals for each NEO, except the CEO, were proposed by the CEO and reviewed and approved by the committee.

After the end of the year, our CEO reviews each of the other NEO’s progress against their individual performance goals and makes a recommendation to the committee. When making its award determinations, the committee did not assign a specific weighting to any of the individual’s goals, but instead reviewed each NEO’s progress against their individual goals in the aggregate. The following is a summary description of the performance goal results for each of the NEOs for 2023, except our CEO, who is discussed separately on the following page.

Mr. Lawlar	Year-end 2023 Performance Results

•  managed the insurance program and successfully worked to obtain insurance proceeds related to the 2023 fire at the Lucky Friday mine;

•  managed working capital and debt facilities during the investment at Keno Hill and 6-month shutdown at the Lucky Friday mine; and

•  worked with management at mine sites to ensure concentrate quality was within customer specifications.

Mr. Clary	Year-end 2023 Performance Results

• improved network service and security at all operations; • increased the ratio of female to male professionals; and • enhanced recruiting programs at targeted universities.

Mr. Brown	Year-end 2023 Performance Results

•  managed the acquisition of ATAC Resources in the Yukon, Canada;

•  instrumental in advancing our ESG program; and

•  successfully led the effort to maintain net zero Scope 1 and Scope 2 CO2e emissions.

Mr. Sienko	Year-end 2023 Performance Results

• resolved several regulator/litigation matters; • assisted in obtaining insurance proceeds; and • assisted in obtaining a U.S. patent on the UCB mining method.

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CEO Year-end 2023 Performance. Under Mr. Baker’s leadership in 2023, we overcame significant operational challenges. Hecla reported the second largest silver reserves, largest gold resource, and second highest silver production and revenues in our history despite the Lucky Friday mine losing five months of production due to a fire. An underground fire in an active mine is one of the most serious and potentially consequential challenges a mining company can face. Mr. Baker exhibited strong leadership during the event, combining both caution and urgency during extinguishment of the fire and subsequent rehabilitation of affected infrastructure. The mine returned to production in early January 2024. During 2023, our Greens Creek mine achieved record throughput and generated $157.3 million in cash flow from operations and free cash flow of $121.6 million. At Keno Hill, Mr. Baker responded to unacceptable safety performance during mine ramp-up by instituting significant personnel changes to assure Hecla’s standard safety systems and practices were fully implemented. At Casa Berardi, results from the initial transition to surface-only mining operations are exceeding expectations. Outside of Hecla, Mr. Baker continued his contributions to the industry as Chairman of The Silver Institute, a non-profit international industry association representing companies across the breadth of the silver industry. The committee awarded Mr. Baker 90% of his targeted STIP award due to his leadership and the overall performance of the Company.

The committee evaluated each NEO’s performance in managing their functions, the progress made towards their individual goals and the Company’s goals as discussed above, as well as the overall success of the Company in 2023. The NEOs completed various goals during the year, but the overall performance of the Company exceeded expectations during 2023. As a result, the committee determined each of the NEO’s performance under the STIP to be between 78% and 93% of target.

2023 STIP Award Summary

Set forth in the table below is each NEO’s target award and actual award, which was paid in cash or common stock at the election of the NEO.

Name	Base Salary ($)	Base Salary Factor (%)	Target STIP ($)	% of Target(1) (%)	Cash Award(2) ($)	Shares Received in Lieu of Cash(3) (#)

Baker	825,000	125	1,031,250	90	928,125	—

Lawlar	379,500	100	379,500	80	303,600	68,378

Clary	345,000	100	345,000	85	293,250	—

Brown	330,000	70	231,000	92.86	214,500	48,311

Sienko	315,000	70	220,500	78.57	173,250	39,020

Roberts(4)	483,000	100	483,000	—	—	—

(1)	The percentages listed for each of the NEOs (other than Mr. Baker), generally include corporate achievement of goals and individual performance.

(2)

The amount reported in this column was paid in cash or Hecla common stock, at the election of the NEO, and is included in the Summary Compensation Table for 2023 on page 67 under Non-Equity Incentive Plan Compensation. Messrs. Baker and Clary opted to take cash in lieu of common stock for their STIP awards. All other NEO’s took the common stock option.

(3)

Except for Messrs. Baker and Clary, all 2023 STIP awards were paid in Hecla common stock. Messrs. Baker and Clary elected to take the cash instead of common stock. The amount of shares was determined by dividing the cash value of the award by the closing price of the Company’s common stock on the NYSE on March 13, 2024 ($4.44).

(4)	Mr. Roberts retired on December 15, 2023, and was not eligible for the 2023 STIP.

LTIP

We use the LTIP to focus employees on meeting long-term (three-year) corporate performance goals. The LTIP is also designed to attract and retain employees in a highly competitive market for talent. The committee considers mining and general industry market practices, as well as the long-term objectives of the Company, when determining the terms and conditions of long-term incentive goals, such as resource additions, production, and cash flow generation.

Under the LTIP, a new performance period begins each calendar year and runs for three years. The three-year performance period recognizes that some value-creating activities require a significant period of time to be implemented and for measurable results to accrue. Starting a new performance period each year also gives the committee flexibility to adjust for new business conditions, circumstances, or priorities in setting the performance metrics and goals for each three-year cycle. Performance units are assigned to each NEO at the beginning of each three-year period and provide the basis for the amount of awards made to each NEO under the LTIP. Performance units are designed to encourage management to deliver long-term value. Performance units reinforce Hecla’s

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business strategy by clearly establishing our key performance elements (e.g., reserve growth, production growth, and cash flow) and the associated long-term performance objectives that must be met for us to be successful and create value for shareholders. LTIP awards are paid out in the first half of the year following the end of each performance period, upon approval by the committee. At the discretion of the committee, the payouts may be in the form of cash, common stock, or a combination of both.

Summary of 2021-2023 LTIP. In February 2021, the committee approved the 2021-2023 LTIP, which has a target value of $90 per unit and a maximum potential value of $525 per unit. The 2021-2023 LTIP consists of three performance goals, plus a TSR multiplier. Payout under the LTIP takes place in late March or early April of the year following the three-year LTIP period, upon approval by the committee.

The measured performance goals for the 2021-2023 LTIP were silver-equivalent reserve growth, production growth, and cash flow generation – as well as a positive or negative multiplier based on TSR. The committee concluded these goals were important for the following reasons:

•

Silver equivalent reserve growth. Silver-equivalent reserve growth remains a fundamental value creator. We need to replace and add reserves to extend mine lives and grow production. This is critical to the achievement of our long-term success. In the context of this plan, reserves include the silver equivalent of gold but not base metals. Silver equivalent reserve and resource growth included gold converted to silver equivalent at a ratio of one ounce of gold to 70.0 ounces of silver.

•

Production growth. One of the most important components of value creation is demonstrable production growth (includes silver and gold, but not base metals). The gold to silver ratio is set at 70.0. In order to incentivize consistent and sustained production growth, the performance value will be reduced by 10% for any year, within the three-year LTIP period when the production for the current year is lower than the production for the prior year.

•

Mine site operating cash flow less capital. We endeavor to ensure that each operating site generates free cash flow, and this net cash contribution goal reflects that operating philosophy. The silver and gold costs per ounce, production and capital expenditures at each mine site were those contained in our long-range plan for the three-year period. This goal also includes the impact associated with any acquisitions (or dispositions) of operating mine sites.

TSR is a key element of the LTIP because it provides a relative performance metric to our peers. This component of the LTIP is different than the other components in that the TSR serves as a multiplier (either positive or negative). This component insures alignment of the results of the other components with share performance. If our relative TSR performance is in the mid-range (9th – 14th), the multiplier is 100% of the value achieved by the other three components, and thus has no positive or negative affect on the unit value earned. If our relative TSR is in the top 8, the multiplier is positive, and thus would enhance the unit value because the relative TSR was strong. If our relative TSR is in the bottom 9, the multiplier is negative and would reduce the overall value earned through the three-unit value factors. Regardless of the unit value earned by the unit value factors, in the event the absolute TSR is negative, the multiplier is limited to no greater than 100% of the value earned by the unit value factors. In order to achieve maximum levels, we must maintain a positive TSR on an absolute basis.

2021-2023 LTIP Targets and Results

Measured Performance Goal	Target Amount	Actual Amount

Silver-equivalent reserve growth (includes only gold)	4 million AgEq	33.0 million AgEq

Production growth	84 million AgEq	78.0 million AgEq

Mine site operating cash flow less capital	$775 million	($483) million

TSR	Median	Above Median

Reserve Growth. During the first two years of the 2021-2023 Plan period, we had strong growth in the reserves, but experienced a decrease in reserves in the third year. In 2021, reserves increased 35M AgEq ounces, largely due to drilling results. In 2022, reserves grew 29M AgEq ounces primarily due to the acquisition of Keno Hill. In 2023, reserves decreased 30M AgEq ounces primarily due to operational changes at Casa Berardi. Over the three years, we replaced both production (78M AgEq) and reserves losses and increased our total reserve by 33M AgEq ounces from the beginning balance. The reserve growth program added about 1 year of mine life. The additional 33 million AgEq ounces resulted in a payout of $56.25 per unit.

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Production Growth. Production growth was largely on target during 2021 and 2022, but below target in 2023 due to the underperformance at Keno Hill, fire at Lucky Friday, and East Mine closure at Casa Berardi. The 3-year summary resulted in the production of 78 million AgEq or 7% below target. The unit value for the production component was $0.

Cash Flow. Cash flows for each year of the three-year LTIP period were far below threshold. The reason for the below threshold result was a combination of using fixed metals prices but actual expenditures during the LTIP period, under producing at Casa Berardi, Lucky Friday, and Keno Hill. The three-year mine site cash flow less capital was $483 million for the three-year period, but $292 million below target. The unit value for the cash flow component was $0.

TSR. Hecla’s relative TSR over the three-year LTIP period ranked 8th among the 23 peer companies (inclusive of Hecla) and earned a 135% multiple. However, because the absolute TSR over the three-year period was negative, according to the terms of the Plan, the multiplier is capped at 100% of the underlying unit value. The total value for the 2021-2023 LTIP is $56.25 per unit.

2021-2023 LTIP Award Summary

The 2021-2023 LTIP achieved a payout of $56.25 per unit, which was $33.75, or 37% below target for the performance period.

The following chart shows the number of performance units awarded in 2021 to each NEO, the unit value achieved, the total amount of the award (number of units x $56.25 = total award value). The committee approved the 2021-2023 LTIP awards be paid in the form of Hecla common stock.

Name	2021-2023 Performance Units (#)	Unit Value ($)	Total Amount of Award(1) ($)	Number of Shares Received(2) (#)

Baker	9,000	56.25	506,250	114,020

Lawlar	3,000	56.25	168,750	38,007

Clary	3,000	56.25	168,750	38,007

Brown	3,000	56.25	168,750	38,007

Sienko	3,000	56.25	168,750	38,007

Roberts(3)	4,000	—	—	—

(1)

The amount reported in this column was paid in equity to the NEO and is also reported (in its dollar value) in the Summary Compensation Table for 2023 on page 67 under “Non-Equity Incentive Plan Compensation.”

(2)	The equity of the 2021-2023 LTIP award was determined by dividing the cash value of the award by the closing price of the Company’s common stock on the NYSE on March 13, 2024 ($4.44).

(3)	Mr. Roberts retired from the Company on December 15, 2023 and was not eligible for the 2021-2023 LTIP award.

Equity

We have no program, plan, or practice to time the grant of stock-based awards relative to the release of material non-public information or other corporate events. All equity grants to executive officers are approved by the committee at regularly scheduled meetings or, in limited cases involving key recruits or promotions, by a special meeting or unanimous written consent. The grant date is the meeting date, or a fixed, future date specified at the time of the grant. Under the terms of our 2010 Stock Plan, the fair market value of any award is determined by the closing price of our common stock on the NYSE on the date of grant or a fixed, future date specified at the time of grant. In addition, the committee typically makes equity grants to NEOs in the first half of the year.

RSUs

RSUs are granted to the NEOs under the 2010 Stock Plan. RSUs are used to (i) retain our NEOs, and (ii) to align their interests with the long-term interests of our shareholders. The committee awarded RSUs to each NEO in June 2023. The RSUs vest in three equal amounts with vesting dates of June 21, 2024, June 21, 2025, and June 21, 2026. See Grants of Plan-Based Awards for 2023 on page 69.

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In December 2014, the committee amended the 2010 Stock Plan and KEDCP so that any RSUs vesting after 2014 would no longer be credited with dividend equivalents. In order to incentivize RSU recipients to continue working for the Company, RSU awards require both an age and years of service trigger in order to qualify for vesting of the RSUs as of the employee’s retirement. The 2010 Stock Plan provides that for purposes of the RSU awards, RSU recipients who retire under the Retirement Plan must be at least age: (i) 60 and have 15 or more years of service with the Company; (ii) 65 and have seven or more years of service with the Company; or (iii) 68, in order to receive their unvested RSUs after retirement. If one of the above requirements is met, the recipients will receive their RSUs on the applicable vesting dates.

In 2023, we granted RSUs to approximately 162 employees under the 2010 Stock Plan, including the NEOs as follows:

NEO	Value of RSUs Units ($)	Number of Shares(1) (#)

Baker	715,000	141,584

Lawlar	224,225	44,401

Clary	207,000	40,990

Brown	187,000	37,030

Sienko	178,515	35,350

Roberts(2)	345,000	68,317

(1)	Number of shares was determined by dividing the value of the RSUs awarded by the closing price of our common stock on the NYSE on June 21, 2023 ($5.05).

(2)	Mr. Roberts retired on December 15, 2023, and as a result, any remaining unvested restricted stock units were forfeited.

PSUs

We grant PSUs to certain executive officers, including our NEOs. The value of the awards is based on the ranking of the TSR performance of our common stock relative to the TSR performance of the common stock of a group of peer companies over a three-year measurement period. The number of shares to be issued is based on the target value of the awards divided by the share price at grant date. The compensation cost is measured using a Monte Carlo simulation to estimate their value at grant date.

In June 2023, the committee granted PSUs to our NEOs with the target values listed below. The value of these PSUs will be based on the TSR of our common stock for the three-year period from January 1, 2023, through December 31, 2025, based on the percentile rank listed below within a group of peer companies.

NEO	Target Value of PSUs ($)	Number of Shares(1) (#)

Baker	715,000	141,584

Lawlar	149,525	29,609

Clary	138,000	27,327

Brown	126,500	25,050

Sienko	120,600	23,881

Roberts(2)	230,000	45,545

(1)	Number of shares was determined by dividing the target value of the PSUs by the closing price of our common stock on the NYSE on June 21, 2023 ($5.05).

(2)	Mr. Roberts retired on December 15, 2023 and as a result, any unvested PSUs were forfeited.

Company TSR Rank Among Peers	TSR Performance Multiplier

25th percentile	Threshold award at 25% of target

40th - 60th percentile	Target award at grant value

100th percentile	Maximum award at 200% of target

60 | 2024 Proxy Statement

If Hecla’s performance is below the 25th percentile, the award is zero. If Hecla’s performance is between the 40th and 60th percentile, the award is at target. If Hecla’s performance is between the 60th and 100th percentiles, the award is prorated. For any award, the number of shares issued at the conclusion of the three-year performance period (December 31, 2025), will be determined by using the share price on the date of original grant (June 21, 2023) of $5.05.

Hecla’s TSR performance versus that of our peer group will be based on a comparison of the average closing share price over the last sixty (60) calendar days prior to January 1, 2023 (the base price) with the average closing share price over the last sixty (60) calendar days of the three-year performance period to determine relative share value performance and ranking among peers.

The industry peer group used for purposes of the 2023-2025 TSR PSUs discussed above is listed on page 45.

2021-2023 PSU Results

In February 2024, the committee certified the results of the PSUs granted in 2021 to our executive officers. These PSUs had a three-year performance period ended December 31, 2023, with vesting and payout based on the Company’s TSR compared to our TSR peer group (consisting of 21 companies and funds) from January 1, 2021 through December 31, 2023. The following table shows the calculation of the PSU results at the end of the three-year performance period on December 31, 2023. During this three-year performance period, Hecla ranked 6th among the 21 peer group companies based on TSR from 2021 through 2023, which resulted in a payout percentage of 175% of the executives’ targeted PSU award values.

To determine the relative share performance, Hecla’s TSR performance versus that of TSR peer group companies was based on a comparison of the average closing share price over the last sixty (60) calendar days prior to January 1, 2021 (the base price) with the average closing share price over the last sixty (60) calendar days of the three-year performance period (ended December 31, 2023).

The table below details the value of the PSUs based on the estimated outcome as of the date of grant. These values for the 2021 PSUs are reflected in the applicable Grants of Plan-Based Awards for 2021 table from our 2022 Proxy Statement, and the realized value of the common stock received upon settlement of the awards on February 26, 2024.

Executive	Target Number of PSUs Granted in 2021 (#)	Value of Awards Reported as Compensation in Year of Grant(1) ($)		Number of 2021 PSUs Earned (#)		Realized Value of Awards(2) ($)

Baker	63,452	869,292		111,041		393,085

Lawlar	13,959	191,238		24,428		86,475

Clary	13,959	—	(3)	24,428		86,475

Brown	13,325	182,553		23,319		82,549

Sienko	12,690	173,853		22,208		78,616

Roberts	19,036	260,793		—	(4)	—

(1)

Consistent with the requirements of FASB ASC Topic 718, the value of PSUs is based on the estimated outcome as of the date of grant. In accordance with FASB ASC Topic 718, this result is based on a relative TSR result modeled using a Monte Carlo simulation. The amounts in this column reflect the aggregate grant date fair value of the PSUs for accounting purposes determined in accordance with SEC rules, and do not reflect the actual economic value that was realized by the NEO at the end of the relevant three-year performance period.

(2)	Reflects the closing price of our common stock on February 26, 2024 ($3.54), the date on which the executive’s received the shares underlying their 2021-2023 PSUs.

(3)	Mr. Clary was not listed as an NEO in our 2022 Proxy Statement, so his PSU grant was not previously reported.

(4)	Mr. Roberts retired on December 15, 2023, and as a result, his 2021-2023 PSUs were forfeited.

Other

Nonqualified Deferred Compensation Plan. We maintain the KEDCP, a nonqualified deferred compensation plan, under which participants may defer all or a portion of their annual base salary, performance-based compensation awarded under our STIP and LTIP, RSUs and PSUs granted under the 2010 Stock Plan. Participants may elect to have their deferred base salary, STIP (cash or common stock) or LTIP (cash or common stock) awards credited to an investment (cash award) or stock account (for stock awards only).

2024 Proxy Statement | 61

Deferred RSUs and PSUs may also be credited to a stock account. The deferral features promote alignment of the interests of participants with those of our shareholders. Investment accounts are credited monthly with an amount based on the prime rate for corporate borrowers. Participants receive distributions from their accounts only upon separation from service with us, a fixed date or schedule selected by the participant, death, disability, an unforeseeable emergency, or a change in control, as these events are defined under Section 409A of the Internal Revenue Code. The amounts deferred are unfunded and unsecured obligations of Hecla, receive no preferential standing, and are subject to the same risks as any of our other general obligations. Additional details about the KEDCP are described in the narrative accompanying the Nonqualified Deferred Compensation for 2023 table on page 75.

Benefits. We provide our employees with a benefits package that is designed to attract and retain the talent needed to manage Hecla. As part of that benefits package, most U.S. salaried employees, including the U.S. NEOs, are eligible to participate in the Retirement Plan, health, vision, dental plans, PTO plans such as vacations and holidays, and our 401(k) plan, which includes matching contributions by Hecla of up to 6%. Canadian NEOs are eligible to participate in a similar benefits package. NEOs are eligible to receive certain additional benefits, as described below. The committee intends for the type and value of such benefits offered to be competitive with general market practices.

Other Qualified and Nonqualified Benefit Plans. Under the Final Average Salary Retirement Plan, which is a defined benefit plan, upon normal retirement, participants are eligible to receive a monthly benefit equal to a certain percentage of their final eligible Average Annual Earnings for each year of credited service. Participants in the Cash Balance Retirement Plan, which is a defined benefit plan, are eligible to take a lump sum distribution of their benefits. Additional details about the Retirement Plans are in the narrative accompanying the Pension Benefits table on page 73. Under the SERP, the amount of any benefits not payable under the Retirement Plan because of the limitations imposed by the Internal Revenue Code and/or the Employee Retirement Income Security Act (“ERISA”), and certain reductions of benefits, if any, due to a deferral of salary made under our KEDCP, may be paid out of our general funds, or a Rabbi Trust, to employees who are adversely affected. The Retirement Plan and SERP defined eligible earnings for purposes of the plans to include base salary plus any other cash incentives up until July 1, 2013, after which only base salary plus one-half of STIP compensation is included (no LTIP compensation is included).

Personal Benefits. We do not provide company-paid cars, country club memberships, or other similar perquisites to our executives. The only material personal benefit provided by Hecla is a relocation benefit, which is offered as needed to meet specific recruitment needs.

Stock Ownership Guidelines for NEOs

We believe that it is important to encourage our executive officers to hold a material amount of our common stock and to link their long-term economic interest directly to that of our shareholders. To achieve this goal, in June 2012, the committee and Board established stock ownership guidelines for the Company’s senior management. The guidelines for the CEO are six times base salary, and for the other executive officers, two times base salary. These guidelines must be achieved 5 years after the executive officer is hired or promoted to such position. Unvested RSUs and shares held directly are considered owned for purposes of the guidelines. If an executive officer becomes subject to a greater ownership amount due to a promotion or an increase in base salary, they must meet the higher ownership requirement within three years.

Because of fluctuations in the Company’s stock price, in February 2016, the committee and the Board amended the stock ownership guidelines to provide a valuation methodology that consists of valuing the shares held by using the average closing price of the Company’s common stock on the NYSE for the previous calendar year. Because share prices of all companies are subject to market volatility, the Board believes that it would be unfair to require an executive to buy more shares simply because Hecla’s stock price drops. In the event there is a significant decline in Hecla’s stock price that causes an executive’s holdings to fall below the applicable threshold, the executive will not be required to purchase additional shares to meet the threshold, but they generally may not sell or transfer any shares until the threshold has again been achieved.

With the exception of Mr. Lawlar, who is not yet required to meet the minimum shareholding requirements due to assuming his current role in March 2021, as of December 31, 2023, all other NEOs meet the guidelines. In the calculations for our NEOs, we include shares directly held, shares held in their 401(k) account, and unvested RSUs. We do not include unvested performance-based shares.

Additional information regarding shares held by our NEOs is included in the Security Ownership of Certain Beneficial Owners and Management table on page 88.

62 | 2024 Proxy Statement

Clawback Policy

In August 2023, we amended our clawback policy to comply with the new SEC and NYSE rules. Under our clawback policy, in the event of an accounting restatement, the Company will reasonably promptly seek to recover erroneously awarded incentive compensation from executive officers. A finding of misconduct by such executive officers, or a finding of responsibility for any accounting error leading to an accounting restatement, shall not be a requirement for seeking recovery of the erroneously awarded compensation. In the event of a restatement of our financial results as a result of material non-compliance with financial reporting requirements, the Board will review incentive compensation that was paid to our current and former executive officers under the Company’s STIP and LTIP (or any successor plans), based solely on the achievement of specific corporate financial goals (“Incentive Award”) during the three completed fiscal years immediately preceding the accounting restatement date. If any Incentive Award would have been lower had it been calculated based on the Company’s restated financial results, the Board will, unless determined to be impracticable, seek to recover from any executive officer, any portion of an Incentive Award paid in excess of what would have been paid based on the restated financial results.

The policy does not apply in any situation where a restatement is not the result of material non-compliance with financial reporting requirements, such as any restatement due to a change in applicable accounting rules, standards or interpretations, a change in segment designations or the discontinuance of an operation.

Insider Trading Policy

Our insider trading policy prohibits the Company, all directors, executive officers (as defined under Section 16 of the Exchange Act) and certain other employees designated as insiders from purchasing or selling any Company securities three weeks before through two days after the public release of any of our periodic results (including the filing of any Form 10-Q or Form 10-K). That same group, including all, not just certain employees are prohibited by the same policy, from purchasing or selling any Company securities at any other time during the year while in possession of material non-public information about the Company. In addition, directors and officers are prohibited from short-term trading, short sales, options trading, trading on margin, hedging or pledging any securities of the Company. We believe our insider trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable to Hecla.

Change in Control Agreements

We have entered into change in control agreements (“CIC Agreements”) with each of our NEOs. Under the terms of our CIC Agreements, the CEO and the other NEOs are entitled to payments and benefits upon the occurrence of specified events, including termination of employment (with or without cause) following a change in control of the Company. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of calendar year-end, are described in detail in the section titled Potential Payments Upon Termination or Change in Control on page 76.

The committee believes that these CIC Agreements are important for a number of reasons, including providing reasonable compensation opportunities in the unique circumstances of a change in control that are not provided by other elements of our compensation program. Further, change in control benefits, if structured appropriately, serve to minimize the distraction caused by a potential transaction and reduce the risk that key executives will leave Hecla before a transaction closes. The committee also believes these agreements motivate the executives to make decisions that are in the best interests of our shareholders in the event of a pending change in control. These agreements provide executives with the necessary job stability and financial security during a change in control transaction and the subsequent period of uncertainty to help them stay focused on managing Hecla rather than on their own personal employment situation. The committee believes that all these objectives (i) serve our shareholders’ interests, (ii) are an essential component of the executive compensation program and, (iii) are necessary to attract and retain senior talent in the highly competitive talent market in which we compete.

The change in control provisions were developed by the Company and the committee based on market and industry competitive practices. The Company and the committee periodically review the benefits provided under the CIC Agreements to ensure that they serve our interests in retaining our key executives, are consistent with market and industry practice, and are reasonable.

2024 Proxy Statement | 63

Tax and Accounting Considerations

Our compensation programs are affected by each of the following:

Accounting for Stock-Based Compensation. We consider certain requirements of GAAP in determining changes to policies and practices for our stock-based compensation programs.

Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code Section 162(m)”), generally provides that compensation in excess of $1 million paid to the CEO, Chief Financial Officer, and certain other employees, including NEOs (“covered employees”), of a public company will not be deductible for U.S. federal income tax purposes.

Our primary objective in designing and administering our compensation policies is to support and encourage the achievement of our strategic goals and to enhance long-term shareholder value. We also believe that it is important to preserve flexibility in administering compensation programs. For these and other reasons, the committee has determined that it will not necessarily seek to limit executive compensation to the amount that would be fully deductible under Code Section 162(m).

The committee will continue to monitor developments and assess alternatives for managing the deductibility of compensation payments and benefits to the extent reasonably practicable, as determined by the committee to be consistent with our compensation policies and in the best interests of the Company and our shareholders.

Section 409A of the Internal Revenue Code. Section 409A imposes additional significant taxes in the event that an executive officer or director receives “deferred compensation” that does not satisfy the requirements of Section 409A. Our plans are intended to be exempt from, or comply with, Section 409A.

Compensation Risk Analysis

The committee has engaged in a thorough risk analysis of our compensation plans, programs, policies, and practices for all employees. This includes advice from the Company’s Senior Vice President – Chief Administrative Officer describing the executive compensation program, and describing risk mitigation characteristics, if any, of the Company’s short- and long-term incentive programs. For the following reasons, the committee believes the design of our compensation programs, the governance of our programs, and our risk oversight process guard against imprudent risk taking that could have a material adverse effect on the Company.

Compensation Program Design Protections

•

our base pay programs consist of competitive salaries that provide a fixed level of income on a regular basis. This mitigates incentives on the part of our executives and employees to take unnecessary or imprudent risks;

•

the Board reviews the Company’s strategic plan and long-term financial and operational plans, and approves the capital budget, which serve as the basis for setting short- and long-term incentive goals. Goals are intended to drive shareholder value and are set relative to the approved budget, historical and future expected performance, and a reasonable amount of stretch so they do not encourage imprudent risk taking;

•

our short-term incentive program provides variable pay opportunities for certain position levels based on achievement of multiple short-term performance goals. Goals are set at reasonable levels and payouts are managed as a percentage of pay;

•	the maximum awards that may be paid to executive officers under the short- and long-term incentive programs are capped, and the committee retains the discretion to reduce payouts under the plans;

•

the largest amount of executive incentive compensation opportunity is generally tied to long-term incentive compensation that emphasizes sustained Company performance over time. This reduces the incentive for executives and other employees to take risks that might increase short-term compensation at the expense of longer-term Company results; and

•

equity awards have multi-year vesting, and RSU awards for executives are counted towards their stock ownership guidelines. This aligns the long-term interests of our NEOs and other executives with those of our shareholders and discourages taking short-term risks at the expense of longer-term performance.

Compensation Committee    Interlocks and Insider    Participation

The members of the committee are set forth in the Compensation Committee Report. There are no members of the committee who were officers or employees of Hecla or any of our subsidiaries during the calendar year. Mr. Johnson was an executive officer of Hecla from 1983 to 1999, as well as for Hecla’s subsidiary, Hecla Limited. Mr. Johnson currently receives a monthly retirement and SERP payment from the Company for his years of service. There are no other relationships requiring disclosure under the proxy rules promulgated by the SEC or the NYSE.

Compensation Committee Report

The committee has reviewed and discussed the CD&A with Hecla’s CEO and Senior Vice President – Chief Administrative Officer, and based on its review and discussions, the committee recommended to the Board, and the Board has approved, the CD&A included in this Proxy Statement and incorporated by reference in Hecla’s Annual Report on Form 10-K for the year ended December 31, 2023.

Respectfully submitted by

The Compensation Committee of the

Board of Directors

Charles B. Stanley, Chair

Catherine J. Boggs

George R. Johnson

Compensation Of Named

Executive Officers

Summary Compensation Table for 2023

The following compensation tables provide information regarding the compensation of our CEO, Senior Vice President – Chief Financial Officer, and three other most highly compensated officers for the calendar year ended December 31, 2023, determined in accordance with SEC rules.

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)		Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(4) ($)		All Other Compensation ($)		Total ($)

Phillips S. Baker, Jr. CEO	2023	784,375	1,216,206	(5)	1,434,375	685,029		22,569	(8)	4,142,554
	2022	722,917	1,205,255		2,630,625	—		21,069		4,579,866
	2021	664,792	1,370,005		885,500	824,973		19,830		3,765,100

Russell D. Lawlar Senior Vice President – Chief Financial Officer	2023	352,688	329,041	(5)	472,350	38,428		22,569	(8)	1,215,076
	2022	294,792	306,052		674,891	—		20,818		1,296,553
	2021	245,209	361,398		185,500	39,682		19,270		851,059

Michael L. Clary(9) Senior Vice President – Chief Administrative Officer	2023	320,625	303,738	(5)	462,000	1,353,530		22,463	(8)	2,462,356
	2022	281,042	282,509		778,688	—		20,711		1,362,950

Robert D. Brown(10) Vice President – Corporate Development & Sustainability	2023	315,000	275,679	(5)	383,250	86,114	(6)	8,066	(8)	1,068,109
	2022	282,000	268,235		761,250	—		20,415		1,331,900
	2021	264,000	342,705		237,600	73,393		19,440		937,138

David C. Sienko Vice President – General Counsel	2023	306,875	263,057	(5)	342,000	—	(7)	22,420	(8)	934,352
	2022	281,042	268,235		671,250	—		20,711		1,241,238
	2021	265,000	323,999		214,650	43,798		19,389		866,836

Lauren M. Roberts Former Senior Vice President – Chief Operating Officer	2023	448,875	506,230	(5)	—	287,623		29,999	(8)	1,272,727
	2022	398,336	470,849		1,041,000	133,033		21,069		2,064,287
	2021	380,000	486,004		418,000	314,706		19,830		1,618,540

(1)	Salary amounts include base salary both earned and paid in cash during the calendar year listed.

(2)

Represents RSUs awarded, and PSUs granted in each of the calendar years for 2023, 2022 and 2021. The amounts represent the aggregate grant date fair value of the awards granted to each NEO computed in accordance with stock-based accounting rules (FASB ASC Topic 718). Assumptions used in the calculation of these amounts are included in Note 12 – Stockholders’ Equity to our calendar year 2023 consolidated financial statements, which is included in our Annual Report on Form 10-K filed with the SEC on February 15, 2024 RSUs generally vest in three substantially equal annual installments beginning on June 21 of the year following the date of grant. Consistent with the requirements of FASB ASC Topic 718, the value of PSUs is based on the estimated outcome as of the date of grant. In accordance with FASB ASC Topic 718, this result is based on a relative TSR result modeled using a Monte Carlo simulation. Please see the Grants of Plan-Based Awards for 2023 table on page 69 for more information about the awards granted in 2023. The amounts in this column reflect the aggregate grant date fair value of the PSUs for accounting purposes determined in accordance with SEC rules and do not reflect the actual economic value that may be realized by the NEO at the end of a relevant three-year performance period.

(3)

This column represents the performance payments awarded and earned by the NEOs for the calendar years 2023, 2022 and 2021 under our STIP and for the LTIP plan periods 2021-2023, 2020-2022, and 2019-2021. The 2021 STIP and 2022 STIP awards were paid in cash. The 2020-2022 LTIP awards were paid in cash. There was no payout for the 2019-2021 LTIP. At the election of the NEO, the award for the 2023 STIP was paid

68 | 2024 Proxy Statement
either in cash or in common stock of the Company, and the 2021-2023 LTIP award was paid 100% in common stock of the Company. See 2023 STIP Award Summary table on page 56 for the amount of shares received by each NEO. The awards for each of the plan years are as follows:

Name	Year	STIP Award ($)	LTIP Plan Period	LTIP Units (#)	Unit Value ($)	LTIP Award ($)	Total STIP and LTIP ($)

Baker	2023	928,125	2021-2023	9,000	56.25	506,250	1,434,375

	2022	1,640,625	2020-2022	8,000	123.75	990,000	2,630,625

	2021	885,500	2019-2021	10,000	—	—	885,500

Lawlar	2023	303,600	2021-2023	3,000	56.25	168,750	472,350

	2022	419,100	2020-2022	2,067	123.75	255,791	674,891

	2021	185,500	2019-2021	1,267	—	—	185,500

Clary	2023	293,250	2021-2023	3,000	56.25	168,750	462,000

	2022	525,000	2020-2022	2,050	123.75	253,688	778,688

Brown	2023	214,500	2021-2023	3,000	56.25	168,750	383,250

	2022	390,000	2020-2022	3,000	123.75	371,250	761,250

	2021	237,600	2019-2021	3,000	—	—	237,600

Sienko	2023	173,250	2021-2023	3,000	56.25	168,750	342,000

	2022	300,000	2020-2022	3,000	123.75	371,250	671,250

	2021	214,650	2019-2021	3,000	—	—	214,650

Roberts*	2023	—	2021-2023	—	—	—	—

	2022	546,000	2020-2022	4,000	123.75	495,000	1,041,000

	2021	418,000	2019-2021	3,222	—	—	418,000

*	Mr. Roberts retired on December 15, 2023, and as a result, he was not eligible for the 2023 STIP or 2021-2023 LTIP awards.

(4)	The amounts in this column for 2023 are changes between December 31, 2023 and December 31, 2022 in the actuarial present value of the accumulated pension benefits.

(5)

Includes: (i) RSUs granted to each NEO on June 21, 2023, and (ii) PSUs awarded to each NEO on June 21, 2023. See Grants of Plan-Based Awards for 2023 table on page 69 and PSUs on page 59 for a description of the PSUs.

(6)

As a non-U.S. citizen, Mr. Brown is not a participant in the Retirement Plan, but he does participate in the SERP. In lieu of participation in the Retirement Plan, Mr. Brown is expected to receive a similar supplemental benefit as if he had participated in this plan. See Retirement Plan on page 73 for a description of non-U.S. employee’s retirement benefits.

(7)

During 2023, Mr. Sienko became eligible for an early retirement under the Pension Plan. While Mr. Sienko earned more service time in 2023, the present value of his accumulated pension benefit decreased ($18,803) due to calculating the value of an early retirement as opposed to the value of an ordinary retirement at age 65. Per SEC rules, we have shown zero in this column of the Summary Compensation Table for Mr. Sienko for calendar year-end 2023 rather than his negative change in pension value.

(8)	Includes the following:

NEO	Matching 401(k) Contribution ($)		Annual Life Insurance Premium ($)		Unused Vacation ($)	Total ($)

Baker	19,800		2,769		—	22,569

Lawlar	19,800		2,769		—	22,569

Clary	19,800		2,663		—	22,463

Brown	6,600	(i)	1,466	(ii)	—	8,066

Sienko	19,800		2,620		—	22,420

Roberts	19,800		2,769		7,430	29,999

(i)

This amount was paid to Mr. Brown in lieu of the 401(k) match. Canadian employees are excluded from participation in the 401(k) Plan. Mr. Brown is paid in Canadian funds. The amounts reported are in U.S. dollars based on the applicable exchange rates as reported by the Bank of Canada from time-to-time.

(ii)	Life insurance premium is paid in Canadian funds.

2024 Proxy Statement | 69
(9)	Mr. Clary was appointed Senior Vice President – Chief Administrative Officer in July 2021, but was not an NEO for calendar year-end 2021.

(10)

Mr. Brown receives his compensation in Canadian funds. The amount reported for Mr. Brown is in U.S. dollars based on the applicable exchange rates as reported by the Bank of Canada from time-to-time during this time period.

The following table shows all plan-based awards granted to the NEOs during 2023.

Grants of Plan-Based Awards for 2023

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(1) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Phillips S. Baker, Jr.

RSUs(2)	6/21/23							141,584	714,999

PSUs(3)	6/21/23				35,396	141,584	283,168		501,207

LTIP(4)		—	990,000	6,930,000

STIP(5)		—	1,031,250	2,062,500

Russell D. Lawlar

RSUs(2)	6/21/23							44,401	224,225

PSUs(3)	6/21/23				7,402	29,609	59,218		104,816

LTIP(4)		—	362,250	2,535,750

STIP(5)		—	379,500	759,000

Michael L. Clary

RSUs(2)	6/21/23							40,990	207,000

PSUs(3)	6/21/23				6,832	27,327	54,654		96,738

LTIP(4)		—	341,550	2,390,850

STIP(5)		—	345,000	690,000

Robert D. Brown

RSUs(2)	6/21/23							37,030	187,002

PSUs(3)	6/21/23				6,263	25,050	50,100		88,677

LTIP(4)		—	311,850	2,182,950

STIP(5)		—	231,000	462,000

David C. Sienko

RSUs(2)	6/21/23							35,350	178,518

PSUs(3)	6/21/23				5,970	23,881	47,762		84,539

LTIP(4)		—	297,810	2,084,670

STIP(5)		—	220,500	441,000

Lauren M. Roberts*

RSUs(2)	6/21/23							68,317	345,001

PSUs(3)	6/21/23				11,386	45,545	91,090		161,229

LTIP(4)		—	517,500	3,622,500

STIP(5)		—	483,000	966,000

*	Mr. Roberts retired from Hecla on December 15, 2023. He is not eligible to receive any RSUs, PSUs, LTIP or STIP awards.

(1)

The RSU amounts represent the aggregate grant date fair value of the awards granted to each NEO computed in accordance with stock-based accounting rules (FASB ASC Topic 718). Assumptions used in the calculation of these amounts are included in Note 12 – Stockholders’ Equity to our calendar year 2023 consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC on February 15, 2024 (the “Form 10-K”). RSUs generally vest in three substantially equal annual installments beginning on June 21 in the year following the date of

70 | 2024 Proxy Statement
grant. Consistent with the requirements of FASB ASC Topic 718, the value of PSUs is based on the estimated outcome as of the date of grant. In accordance with FASB ASC Topic 718, this result is based on a relative TSR result modeled using a Monte Carlo simulation. The amounts in this column reflect the aggregate grant date fair value of the PSUs for accounting purposes determined in accordance with SEC rules and do not reflect the actual economic value that may be realized by the NEO at the end of the relevant three-year performance period.

(2)

Represents the number of RSUs granted on June 21, 2023 to the NEOs under the terms of the 2010 Stock Plan. The restrictions generally lapse for one-third of the RSUs on June 21, 2024, 2025, and 2026, at which time the units are converted into shares of our common stock. The grant date fair value of the RSUs is the number of RSUs multiplied by the closing price of the Company common stock on the grant date of June 21, 2023 ($5.05).

(3)

Represents the number of PSUs granted under the 2010 Stock Plan, having a target value for each NEO of: Mr. Baker, $715,000; Mr. Lawlar, $149,525; Mr. Clary, $138,000, Mr. Brown, $126,500, Mr. Sienko, $120,600, and Mr. Roberts, $230,000, with the potential of up to 200% of this target value (subject to specific performance terms and conditions established for these PSUs) awarded to the NEOs under the 2010 Stock Plan. Determination of the actual number of shares to be received in settlement of these PSUs will be based on the TSR of Hecla common stock for the three-year period from January 1, 2023 through December 31, 2025, based on the following percentile rank within peer group companies:

•	100th percentile rank = maximum award at 200% of target;

•	40th - 60th percentile rank = target award at grant value;

•	25th percentile rank = threshold award at 25% of target.

Hecla’s TSR performance versus that of TSR peer group companies will be based on a comparison of the average share price over the last 60 calendar days prior to January 1, 2023 (as the base price) with the average share price the last 60 calendar days of the three-year performance period, plus dividends, to determine relative share value performance and ranking among peers.

(4)

Represents the potential value of the payout for each NEO under the 2023-2025 LTIP period if the threshold, target, or maximum goals are satisfied for all performance measures. The potential payouts are performance-driven and therefore completely at-risk. The business measurements and performance goals for determining the payout are described in the CD&A starting on page 56. Dollar amounts shown are valued as follows on a per unit basis: Threshold, $0; Target, $90; and Maximum, $630. The number of units awarded to each NEO for the 2023-2025 LTIP period are as follows:

NEO	2023-2025 LTIP Units (#)

Baker	11,000

Lawlar	4,025

Clary	3,795

Brown	3,465

Sienko	3,309

Roberts	—

(5)

Represents the potential value of the payout for each NEO under the 2023 STIP described in the CD&A starting on page 51. The total payout to each NEO under the 2023 STIP is described in footnote 3 to the Summary Compensation Table for 2023 on page 67.

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The following table provides information on the current holdings of stock awards by the NEOs. This table includes unvested RSUs and unvested PSUs.

Outstanding Equity Awards at Calendar Year-End for 2023

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)

Phillips S. Baker, Jr.	260,552	1,253,255
			146,726	(4)	705,752
			141,584	(5)	681,019

Russell D. Lawlar	80,937	389,307
			29,345	(4)	141,149
			29,609	(5)	142,419
Michael L. Clary	75,269	362,044
			27,088	(4)	130,293
			27,327	(5)	131,443
Robert D. Brown	69,380	333,718
			25,959	(4)	124,863
			25,050	(5)	120,491
David C. Sienko	67,277	323,602
			25,959	(4)	124,863
			23,881	(5)	114,868
Lauren M. Roberts*	—	—	—		—

*	Mr. Roberts retired on December 15, 2023, and as a result, he is not eligible for any of these awards.

(1)

The following table shows the dates on which the RSUs in the outstanding equity awards table vest and the corresponding number of shares, subject generally to continued employment through the vest date.

	Number of Unvested Restricted Stock Units
Vesting Date	Baker	Roberts	Lawlar	Clary	Brown	Sienko

June 21, 2024	117,255	—	36,665	34,399	31,903	30,920

June 21, 2025	96,103	—	29,472	27,207	25,134	24,574

June 21, 2026	47,194	—	14,800	13,663	12,343	11,783

Total	260,552	—	80,937	75,269	69,380	67,277

(2)	The market value of the RSUs is based on the closing market price of our common stock on the NYSE as of December 29, 2023, which was $4.81.

(3)	The market value of the PSUs is based on the closing market price of our common stock on the NYSE as of December 29, 2023, which was $4.81.

(4)

Award of PSUs, the value of which will be determined based on the TSR of Hecla common stock for the three-year period from January 1, 2022 through December 31, 2024. For purposes of determining the amounts reflected in this column, it is assumed that threshold performance was achieved as of the calendar year ended December 31, 2023.

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(5)

Award of PSUs, the value of which will be determined based on the TSR of Hecla common stock for the three-year period from January 1, 2023 through December 31, 2025. For purposes of determining the amounts reflected in this column, it is assumed that threshold performance was achieved as of the calendar year ended December 31, 2023.

The following table shows the number of stock awards that vested during calendar year 2023 for each of the NEOs, and the value realized on the vesting of stock awards during calendar year 2023.

Stock Vested in 2023

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)

Phillips S. Baker, Jr.	44,004	(1)	222,220

	21,151	(2)	106,813

	48,909	(3)	246,990

	111,041	(4)	393,085

Russell D. Lawlar	6,600	(1)	33,330

	7,191	(2)	36,315

	14,673	(3)	74,099

	24,428	(4)	86,475

Michael L. Clary	22,002	(1)	111,110

	7,191	(2)	36,315

	13,544	(3)	68,397

	24,428	(4)	86,475

Robert D. Brown	17,601	(1)	88,885

	6,768	(2)	34,178

	12,792	(3)	64,600

	23,319	(4)	82,549

David C. Sienko	16,501	(1)	83,330

	6,345	(2)	32,042

	12,792	(3)	64,600

	22,208	(4)	78,616

Lauren M. Roberts	24,752	(1)	124,998

	9,518	(2)	48,066

	22,574	(3)	113,999

	0	(4)	0

(1)

The NEOs were granted these RSUs on June 22, 2020. On June 21, 2023, the restrictions lapsed, and each NEO received his units in the form of shares of our common stock. The value realized was based on the closing sales price of our common stock on the NYSE on June 21, 2023, which was $5.05.

(2)

The NEOs were granted these RSUs on June 21, 2021. On June 21, 2023, the restrictions lapsed, and each NEO received his units in the form of shares of our common stock. The value realized was based on the closing sales price of our common stock on the NYSE on June 21, 2023, which was $5.05.

(3)

The NEOs were granted these RSUs on June 21, 2022. On June 21, 2023, the restrictions lapsed, and each NEO received his units in the form of shares of our common stock. The value realized was based on the closing sales price of our common stock on the NYSE on June 21, 2023, which was $5.05.

(4)

For Messrs. Baker, Lawlar, Clary, Brown, and Sienko, reflects the PSUs earned for the 2021-2023 performance period that ended on December 31, 2023, because performance targets were met. Mr. Roberts retired from the Company on December 15, 2023, therefore, his 2021-2023 PSUs were forfeited. The value shown as realized on vesting is based on the closing price of our common stock on the NYSE on February 26, 2024 ($3.54), which was the date on which the executive’s received the shares underlying their PSUs. See 2021-2023 PSU Results on page 60 for further information.

Other Benefits

Pension Benefits

The following table shows pension information under the Retirement Plan and the SERP for the NEOs as of December 31, 2023. The terms and conditions for participation in, and payments from, these plans are described below. The actuarial present value of the accumulated benefit is determined using the same assumptions used for financial reporting purposes except that retirement age is assumed to be the normal retirement age of 65, or the current age if eligible for early retirement. These assumptions are in Note 6 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During Last Calendar Year ($)

Phillips S. Baker, Jr.	Retirement Plan	22	1,230,091		—

	SERP		8,899,516		—

Michael L. Clary	Retirement Plan	29	1,419,467		—

	SERP		779,416		—

Russell D. Lawlar	Retirement Plan	13	146,516		—

	SERP		21,207		—

Robert D. Brown	Retirement Plan	6	N/A	(1)	N/A

	SERP		360,698		—

David C. Sienko	Retirement Plan		369,226

	SERP	13	252,677		—

Lauren M. Roberts	Retirement Plan	12	416,519		—

	SERP		677,721		—

(1)	As a non-U.S. citizen, Mr. Brown is not a participant in the Retirement Plan; however, he does participate in the SERP, which is shown in Canadian dollars.

Retirement Plan

Our NEOs, except for those who are not U.S. citizens, participate in the Retirement Plan, which is a defined benefit plan. Canadian NEOs participate in Canada’s public retirement income system, which includes the following components: (i) the Canada (or Quebec) Pension Plan, which is a contributory, earnings-related social insurance program, and (ii) the Old Age Security program. In addition, the Registered Retirement Savings Plan is a tax-deferred individual savings plan available to Canadian employees. Mexican employees participate in Mexico’s public retirement income system, which is based on contributions the employee, employer and the government submit to the retirement savings system. The system is administered through savings accounts managed by private fund managers selected by the participant.

Contributions to the Retirement Plan, and the related expense or income, are based on general actuarial calculations and, accordingly, no portion of our contributions, and related expenses or income, is specifically attributable to our officers. Hecla also offers the Supplemental Excess Retirement Plan (SERP) under which the amount of any benefits not payable under the Retirement Plan by reason of the limitations imposed by the Internal Revenue Code and/or the Employee Retirement Income Security Act, as amended (the Acts), and the loss, if any, due to a deferral of salary made under our KEDCP will be paid out of our general funds to any employee covered by the SERP who may be adversely affected. Under the Acts, the current maximum annual pension benefit payable by the Retirement Plan to any employee is $245,000 (for 2023), subject to specified adjustments, and is calculated using earnings not more than $330,000.

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A participant in the Traditional Pension Plan, upon reaching the normal retirement age of 65, is eligible to receive annual retirement benefits in monthly installments for life equal to, for each year of credited service, 1% of final average annual earnings (defined as the highest average earnings of such employee for any 36 consecutive calendar months for participants hired on or before June 30, 2013, and as the highest average earnings of such employee for any 60 consecutive calendar months, for participants hired after June 30, 2013, during the final 120 calendar months of service) up to the applicable covered compensation level (which level is based on the Social Security maximum taxable wage base) and 1.75% of the difference, if any, between final average annual earnings and the applicable covered compensation level.

A participant in the Cash Balance Plan, upon reaching the normal retirement age of 65, is eligible to receive their account balance, or alternatively, an actuarially equivalent monthly benefit for life. The participant’s account balance is credited each quarter with pay credits equal to 3% to 6% of their eligible earnings, depending on years of service, and interest credits, as a rate equal to the quarterly rate of change in the consumer price index plus three-quarters of one percent (3/4%).

The Retirement Plan and SERP define earnings for purposes of the plans to be “a wage or salary for services of employees inclusive of any bonus or special pay including gain-sharing programs, contract miners’ bonus pay and the equivalent,” except that on or after July 1, 2013, earnings are defined as “base salary or wages for personal services and elective deferrals plus (i) elective deferrals not includable in the gross income of the employee under Code Sections 125, 132(f)(4), 402(e)(3), 402(h), 403(b) and 457, (ii) one-half (1/2) of any performance-based or STIP bonus, (iii) one-half (1/2) of any safety incentive award, (iv) paid time off, other than pay while on disability leave, (v) any post-employment payment for services performed during the course of employment that would have been paid to the employee prior to the severance from employment if the employee had continued in employment with Hecla, and (vi) compensation for overtime at the employee’s regular rate of pay.”

The following table shows estimated aggregate annual benefits under the Retirement Plan and the SERP payable upon retirement to a participant who retires in 2023 at age 65 having the years of service and final average annual earnings as specified. The table assumes Social Security covered compensation levels in effect on January 1, 2023.

Estimated Annual Retirement Benefits

Final Average	Years of Credited Service
Annual Earnings	5	10	15	20	25	30	35

$ 100,000	$5,000	$10,000	$15,000	$20,000	$25,000	$30,000	$35,000

150,000	9,319	18,639	27,958	37,277	46,597	55,916	65,235

200,000	13,694	27,389	41,083	54,777	68,472	82,166	95,860

250,000	18,069	36,139	54,208	72,277	90,347	108,416	126,485

300,000	22,444	44,889	67,333	89,777	112,222	134,666	157,110

350,000	26,819	53,639	80,458	107,277	134,097	160,916	187,735

400,000	31,194	62,389	93,583	124,777	155,972	187,166	218,360

450,000	35,569	71,139	106,708	142,277	177,847	213,416	248,985

500,000	39,944	79,889	119,833	159,777	199,722	239,666	279,610

550,000	44,319	88,639	132,958	177,277	221,597	265,916	310,235

600,000	48,694	97,389	146,083	194,777	243,472	292,166	340,860

650,000	53,069	106,139	159,208	212,277	265,347	318,416	371,485

700,000	57,444	114,889	172,333	229,777	287,222	344,666	402,110

750,000	61,819	123,639	185,458	247,277	309,097	370,916	432,735

800,000	66,194	132,389	198,583	264,777	330,972	397,166	463,360

850,000	70,569	141,139	211,708	282,277	352,847	423,416	493,985

900,000	74,944	149,889	224,833	299,777	374,722	449,666	524,610

950,000	79,319	158,639	237,958	317,277	396,597	475,916	555,235

1,000,000	83,694	167,389	251,083	334,777	418,472	502,166	585,860

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Benefits listed in the pension table are not subject to any deduction for Social Security or other offset amounts. As of December 31, 2023, the following NEOs have completed the indicated number of full years of credited service: Mr. Baker, 22 years; Mr. Clary, 29 years; Mr. Lawlar, 13 years; Mr. Brown, 6 years; Mr. Sienko 13 years; and Mr. Roberts, 12 years.

The table below provides information on the nonqualified deferred compensation of the NEOs in 2023.

Nonqualified Deferred Compensation for 2023

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance of Stock At Last FYE ($)(1)

Phillips S. Baker, Jr.	—	—	—	—	8,638,587

Russell D. Lawlar	—	—	—	—	—

Michael L. Clary	—	—	—	—	—

Robert D. Brown(2)	—	—	—	—	—

David C. Sienko	—	—	—	—	—

Lauren M. Roberts*	—	—	—	—	1,631,162

*

Mr. Roberts retired from Hecla on December 15, 2023. Under the terms of the KEDCP, he will receive any shares he deferred under the KEDCP 6 months after he leaves the Company. He will receive the 339,119 shares held under the KEDCP in June 2024.

(1)

Total amount of deferred shares held under the KEDCP as of December 31, 2023. The value shown in this column is the value of the total amount of shares held in the KEDCP multiplied by our closing stock price on the NYSE on December 29, 2023 ($4.81). The number of shares so held is as follows: Baker, 1,795,964 shares; and Roberts, 339,119 shares. The total amount of shares held by Messrs. Baker and Roberts under the KEDCP is also reported in the Security Ownership of Certain Beneficial Owners and Management Table on page 88.

(2)	Canadian employees are not eligible to participate in our deferred compensation plan.

Pursuant to the Company’s KEDCP, executives and key employees, including the NEOs, may defer all or a portion of their base salary, cash or equity awards earned under the LTIP and STIP, and any vested RSUs or vested PSUs granted under the 2010 Stock Plan. Deferral elections are made by the individual generally in the year prior to the beginning of the plan year for amounts to be earned or granted in the following year. Base salary, STIP and LTIP amounts deferred under the KEDCP are credited to either an investment account or a stock account at the participant’s election. Amounts credited to an investment account are valued in cash, credited with deemed interest, and distributed with deemed interest in cash upon a distributable event. RSUs and other common stock awarded (PSUs) under the 2010 Stock Plan and deferred by a participant are credited to a stock account. Amounts credited to the stock account of a participant are valued based upon our common stock and are delivered to the participant in shares of our common stock upon a distributable event.

The KEDCP also provides for corporate matching amounts where the participants elect to have their base salary, STIP or LTIP cash awards credited to a stock account. Matching contributions are also valued based on our common stock and distributed upon a distributable event in stock. The ability to defer compensation into a company stock account promotes alignment of the interests of participants with those of our common shareholders.

As of the end of the last day of each calendar month, an additional amount is credited to the investment account of the participant equal to the product of (i) the average daily balance of the investment account for the month, multiplied by (ii) the annual prime rate for corporate borrowers quoted at the beginning of the quarter by The Wall Street Journal (or such other comparable interest rate as the committee may designate from time to time).

The amounts credited to the investment or stock account of a participant under the KEDCP are distributable or payable within 75 days of the earliest to occur of the following distribution events: (i) the date on which the participant separates from service with us, with the distribution delayed for six months for certain “specified employees;” (ii) “disability” as defined in Section 409A of the Internal Revenue Code; (iii) the participant’s death; (iv) a fixed date or fixed schedule selected by the participant at the time the deferral election was made; (v) an “unforeseeable emergency,” as defined in Section 409A of the Internal Revenue Code; (vi) a “change in control” of the Company, as defined in regulations issued by the Internal Revenue Service under Section 409A of the Internal Revenue Code; and (vii) termination of the KEDCP.

The KEDCP is at all times considered to be entirely unfunded both for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended, and no provision will at any time be made with respect to segregating our

76 | 2024 Proxy Statement

assets for the payment of any amounts under the KEDCP. Any funds that may be invested for purposes of fulfilling our promises under the KEDCP are for all purposes to be part of our general assets and available to general creditors in the event of a bankruptcy or insolvency of the Company. Nothing contained in the KEDCP will constitute a guarantee by us that any funds or assets will be sufficient to pay any benefit under the KEDCP.

Potential Payments Upon Termination or Change in Control

We have a change in control agreement (“CIC Agreement”) with each of our NEOs (Messrs. Baker, Lawlar, Clary, Brown and Sienko). The CIC Agreement expired for Mr. Roberts upon his retirement from the Company on December 15, 2023.

The CIC Agreements provide that each of the NEOs will serve in such executive position as the Board may direct. The CIC Agreements become effective only upon a change in control of the Company (the date of such change in control is referred to as the “Effective Date”). The term of employment under the CIC Agreements is two years from the Effective Date (except for Mr. Baker and Mr. Sienko, who have terms of three years from the Effective Date). Any CIC Agreements entered into with newly hired executives will contain an employment term of two years from the Effective Date. The CIC Agreements automatically extend for an additional year on each anniversary date of the agreements unless we give notice of nonrenewal 60 days prior to the anniversary date. Under the CIC Agreements, a change in control is, with certain limitations, deemed to occur if: (i) an individual or entity (including a “group” under Section 13(d) (3) of the Exchange Act) becomes the beneficial owner of 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; (ii) as the result of a tender offer, merger, proxy fight or similar transaction, the persons who were previously directors of the Company cease to constitute a majority of the Board; (iii) consummation of the sale of all, or substantially all, of the assets of the Company (with certain limitations) occurs; or (iv) the approval of a plan of dissolution or liquidation.

The CIC Agreements are intended to ensure, among other things, that in the event of a change in control, each NEO will continue to focus on adding shareholder value. We seek to accomplish this by assuring that each NEO continues to receive payments and other benefits equivalent to those being received at the time of a change in control for the duration of the employment term under of the CIC Agreement. The CIC Agreements also provide that should an NEO’s employment be terminated either (i) by the NEO for good reason, or (ii) by the Company (other than for cause or disability) after the Effective Date of the CIC Agreement, the NEO would receive from us a lump-sum defined amount generally equivalent to three times the aggregate of the annual base salary rate, the highest STIP and the prorated LTIP during the three-year period, prior to the Effective Date. For Messrs. Lawlar, Clary, and Brown, and any other CIC Agreements entered into hereafter, the lump-sum defined amount is generally equivalent to two times.

The NEOs would also be entitled to lump-sum payments representing the difference in pension and supplemental retirement benefits to which they would be entitled on (i) the date of actual termination, and (ii) the end of the three-year (or two-year where applicable) employment period under the CIC Agreements. We would also maintain such NEO’s participation in all benefit plans and programs (or provide equivalent benefits if such continued participation were not possible under the terms of such plans and programs).

A NEO whose employment has terminated would not be required to seek other employment to receive the defined benefits.

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The following table summarizes the circumstances under which our NEOs would receive severance benefits upon termination or a change in control.

Compensation Element	Termination Following a Change in Control(1)	Termination due to Death or Disability	Involuntary Not For Cause or Voluntary Termination	For Cause Termination	Retirement

Base Salary	Messrs. Baker and Sienko receive three times their annual base salary. Messrs. Lawlar, Clary, and Brown receive two times their annual base salary.	N/A	N/A	N/A	N/A

STIP	Messrs. Baker and Sienko receive three times the highest STIP paid in the last three years. Messrs. Lawlar, Clary, and Brown receive two times the highest STIP paid in the last three years.	N/A	N/A	N/A	N/A

LTIP	Messrs. Baker and Sienko receive three times the highest LTIP paid in the last three years. Messrs. Lawlar, Clary, and Brown receive two times the highest LTIP paid in the last three years.	Each NEO would receive a prorated portion of any LTIP plan in which the NEO was a participant. The surviving spouse or other beneficiary would receive the payment based on actual performance.	N/A	N/A	To qualify for vesting of long-term award benefits, the employee must retire under the Retirement Plan and be at least age: (i) 60 and have 15 or more years of service with the Company; (ii) 65 and have 7 or more years of service with the Company; or (iii) 68. If the participant meets these age and years of service requirements, their prorated portion for outstanding plan periods will be paid after the completion of those plan periods based on actual performance.

RSUs	All unvested RSUs will vest upon a change in control.(2)	All unvested RSUs would vest immediately as of the date of such disability or death and would be delivered to the NEO, spouse, or beneficiary.	N/A	N/A	If an employee retires before their RSUs have vested, they must meet certain requirements for their RSUs to continue to vest based on the applicable vesting schedule. To qualify for vesting of RSUs, the employee must retire under the Retirement Plan and be at least age: (i) 60 and have 15 or more years of service with the Company; (ii) 65 and have 7 or more years of service with the Company; or (iii) 68.

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Compensation Element	Termination Following a Change in Control(1)	Termination due to Death or Disability	Involuntary Not For Cause or Voluntary Termination	For Cause Termination	Retirement

PSUs	All unearned PSUs will immediately become earned and vested at 100% of target level as of the date of the change in control.(2)	The TSR performance goal would be deemed achieved at 100% of target level as of the date of such disability or death and would be delivered to the NEO, spouse, or beneficiary.	N/A	N/A	To qualify for vesting of unearned PSUs, the employee must retire under the Retirement Plan and be at least age: (i) 60 and have 15 or more years of service with the Company; (ii) 65 and have 7 or more years of service with the Company; or (iii) 68.

Health and Welfare Benefits	Messrs. Baker and Sienko would receive three years of health and welfare benefits and disability and life insurance premiums would be paid for such three-year period. For Messrs. Lawlar, Clary, and Brown the same would apply, but for two years. In addition to any earned, but unused vacation, all NEOs would be eligible for up to $20,000 in outplacement assistance and the 401(k) match would be deposited in their accounts.	Unused vacation and the 401(k) match would be deposited in their account.	N/A	N/A	Unused vacation and the 401(k) match would be deposited in their accounts.

(1)	This means an involuntary termination without cause or voluntary termination for good reason within the stated period (three or two years) after the change in control.

(2)	Our 2010 Stock Plan provides for a double-trigger vesting.

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The following tables reflect the amount of compensation that would be paid to each of our NEOs in the event of a termination of the NEO’s employment under the scenarios listed in the tables and should be read in conjunction with the disclosure above. The amounts shown assume that such termination was effective as of December 31, 2023 and include estimates of the amounts that would be paid to each NEO upon such NEO’s termination. The tables only include additional benefits that result from the termination and do not include any amounts or benefits earned, vested, accrued, or owing under any plan for any other reason. Please see Grants of Plan-Based Awards for 2023 on page 69, Outstanding Equity Awards at Calendar Year-End for 2023 on page 71, Pension Benefits table on page 73, and the section titled Nonqualified Deferred Compensation for 2023 on page 75 for additional information. The actual amounts to be paid can only be determined at the time of such NEO’s separation from Hecla.

Termination Payments and Benefits for Phillips S. Baker, Jr.	Termination Following a Change in Control ($)		Death or Disability ($)

Base Salary(1)	2,475,000		—

STIP(2)	4,921,875		—

Unvested RSUs(3)	1,253,255		1,253,255

Unearned PSUs(4)	1,691,975		1,691,975

LTIP	2,970,000	(5)	1,436,247	(6)

Benefits:

Health and Welfare Benefits(7)	63,081		—

Life Insurance Benefits(8)	13,166		—

Outplacement	20,000		—

Total	13,408,352		4,381,477

Termination Payments and Benefits for Russell D. Lawlar	Termination Following a Change in Control ($)		Death or Disability ($)

Base Salary(1)	759,000		—

STIP(2)	838,200		—

Unvested RSUs(3)	389,307		389,307

Unearned PSUs(4)	350,712		350,712

LTIP	511,582	(5)	499,498	(6)

Benefits:

Health and Welfare Benefits(7)	47,286		—

Life Insurance Benefits(8)	8,777		—

Outplacement	20,000		—

Total	2,924,864		1,239,517

Termination Payments and Benefits for Michael L. Clary	Termination Following a Change in Control ($)		Death or Disability ($)

Base Salary(1)	690,000		—

STIP(2)	1,050,000		—

Unvested RSUs(3)	362,044		362,044

Unearned PSUs(4)	328,879		328,879

LTIP	507,376	(5)	480,599	(6)

Benefits:

Health and Welfare Benefits(7)	60,552		—

Life Insurance Benefits(8)	8,777		—

Outplacement	20,000		—

Total	3,027,628		1,171,522

80 | 2024 Proxy Statement

Termination Payments and Benefits for Robert D. Brown	Termination Following a Change in Control ($)		Death or Disability ($)

Base Salary(1)	660,000		—

STIP(2)	780,000		—

Unvested RSUs(3)	333,718		333,718

Unearned PSUs(4)	309,447		309,447

LTIP	742,500	(5)	461,699	(6)

Benefits:

Health and Welfare Benefits(7)	9,530		—

Life Insurance Benefits(8)	11,107		—

Outplacement	20,000		—

Total	2,866,302		1,104,864

Termination Payments and Benefits for David C. Sienko	Termination Following a Change in Control ($)		Death or Disability ($)

Base Salary(1)	945,000		—

STIP(2)	900,000		—

Unvested RSUs(3)	323,602		323,602

Unearned PSUs(4)	300,769		300,769

LTIP	1,113,750	(5)	457,020	(6)

Benefits:

Health and Welfare Benefits(7)	27,663		—

Life Insurance Benefits(8)	12,893		—

Outplacement	20,000		—

Total	3,643,677		1,081,391

(1)	Represents three times annual base salary for Messrs. Baker and Sienko. Represents two times annual base salary for Messrs. Lawlar, Clary, and Brown.

(2)

Represents three times the highest STIP payment paid in the last three years for Messrs. Baker and Sienko. Represents two times the highest STIP payment paid in the last three years to Messrs. Lawlar, Clary, and Brown.

(3)

In the event of a qualifying termination following a change in control, any unvested RSUs will become immediately earned and vested as of the date of the change in control termination. In the event of termination by reason of disability or death, the unvested RSUs will become immediately earned and vested as of the date of disability or death. The value is based on the closing price of Hecla’s common stock on the NYSE on December 29, 2023 ($4.81). Please see the Outstanding Equity Awards at Calendar Year-End for 2023 table on page 71 for more information.

(4)

For unearned PSUs, the values included in the table are based on the number of unearned PSUs that would have vested if termination occurred on the last business day of 2023, assuming target performance (351,762 shares for Mr. Baker, 72,913 shares for Mr. Lawlar, 68,374 shares for Mr. Clary, 64,334 shares for Mr. Brown, and 62,530 shares for Mr. Sienko, multiplied by the closing price of our common stock on the NYSE on December 29, 2023 ($4.81). In the event of a change in control, any unearned performance-based shares will become immediately earned and vested as of the date of the change in control. In the event of termination by reason of disability or death, the unearned performance-based shares will become immediately earned and vested as of the date of disability or death. The totals listed in the disability and death columns are based on the number of performance-based shares that would have vested if disability or death would have occurred on the last business day of 2023 assuming target performance for each of the NEOs, multiplied by the closing price of our common stock on the NYSE on December 29, 2023 ($4.81).

(5)

Represents three times the highest LTIP payment paid in the last three years for Messrs. Baker and Sienko. Represents two times the highest LTIP payment paid in the last three years for Messrs. Lawlar, Clary, and Brown.

(6)	Represents the prorated portion of outstanding LTIP plans for 2022-2024 and 2023-2025.

(7)

Reflects the estimated lump-sum value of all future premiums, which will be paid by the Company on behalf of Messrs. Baker and Sienko under our health and welfare benefit plans for three years upon a termination following a change in control. Reflects the estimated lump-sum value of all future premiums, which will be paid by the Company on behalf of Messrs. Lawlar, Clary, and Brown under our health and welfare benefit plans for two years upon a termination following a change in control.

(8)	Reflects the estimated lump-sum value of the cost of coverage for life insurance provided by us to each NEO.

2024 Proxy Statement | 81

CEO Pay Ratio

We believe our executive compensation program should be internally consistent and equitable to motivate our employees to create shareholder value. Our committee strives to design a fair and competitive compensation program that will attract, motivate, and retain employees, reward performance, and provide incentives based on our performance. As required by SEC rules, the committee reviewed a comparison of CEO pay to the pay of our “median employee.” The total compensation for the median employee was calculated in the same manner as our CEO for 2023.

Below is (i) the calendar year 2023 annual total compensation of our CEO, Mr. Baker; (ii) the calendar year 2023 annual total compensation of our median employee; and (iii) the ratio of the annual total compensation of our CEO to that of our median employee.

CEO PAY RATIO

2023 CEO Annual Total Compensation	$6,013,471

2023 Median Employee Annual Total Compensation	$100,579

CEO to Median Employee Pay Ratio	60:1

82 | 2024 Proxy Statement
Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing certain information about the relationship between executive compensation actually paid to certain individuals by the Company and certain financial performance of the Company. For further information concerning the Company’s pay-for-performance
philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the Compensation Discussion and Analysis section of this Proxy Statement. Any differences in total values are due to rounding.

			Average Summary Compensation Table Total for Non-PEO NEOs (3) ($)	Average Compensation Actually Paid to Non-PEO NEOs (4) ($)	Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO (1) ($)	Compensation Actually Paid to PEO (2) ($)			Total Shareholder Return (5) ($)	Peer Group Total Shareholder Return (6) ($)	Net (Loss) Income (millions) (7) ($)	Adjusted EBITDA Less Capital (thousands) (8) ($)
(a)	(b)	(c)	(d) (9)	(e) (9)	(f)	(g)	(h)	(i)

2023	4,142,554	2,922,539	1,390,524	682,571	144.62	125.65	(84.2)	(11.3)

2022	4,579,866	6,145,949	1,408,227	1,674,298	166.27	118.52	(37.3)	69.8

2021	3,765,100	3,177,762	915,927	305,615	155.48	127.24	35.1	169.9

2020	5,190,508	7,046,358	1,631,356	2,457,104	191.63	136.04	(9.5)	130.7

(1)
This column represents the amount of total compensation reported for Mr. Baker, our Principal Executive Officer (“PEO”), for each corresponding year in the “Total” column of the Summary Compensation Table (“total compensation”). Please refer to the Summary Compensation Table in this Proxy Statement on page 67.

(2)
This column represents the amount of “compensation actually paid” to Mr. Baker, as computed in accordance with Item 402(v) of Regulation
S-K.
The amounts do not reflect the actual amount of compensation earned by or paid to Mr. Baker during the applicable calendar year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to Mr. Baker’s total compensation for each year 2023 to determine the “compensation actually paid” in calendar year 2023:

Year	Reported Summary Compensation Table Total for PEO (a) ($)	Reported Summary Compensation Table Value of PEO Equity Awards (b) ($)	Adjusted Value of Equity Awards (c) ($)	Reported Summary Compensation Table Change in Value of Pension Benefits (d) ($)	Pension Benefits Adjustments (e) ($)	Compensation Actually Paid to PEO ($)

2023	4,142,554	(1,216,206)	386,110	(685,029)	295,110	2,922,539

(a)
This column represents the amount of total compensation reported for Mr. Baker for calendar year 2023 in the “Total” column of the Summary Compensation Table. Please refer to the Summary Compensation Table in this Proxy Statement on page 67.

(b)
This column represents the aggregate grant date fair value of equity awards reported in the “Stock Awards” column in the Summary Compensation Table for the calendar year 2023. Please refer to the Summary Compensation Table in this Proxy Statement on page 67. The amount in this column is replaced with the amount reported under the Adjusted Value of Equity Awards column in order to arrive at compensation actually paid.

(c)
This column represents an adjustment to the amounts in the “Stock Awards” column in the Summary Compensation Table in this Proxy Statement for calendar year 2023. The adjusted amount replaces the “Stock Awards” column in the Summary Compensation Table for Mr. Baker for calendar year 2023. The adjusted amount is determined by adding (or subtracting, as applicable) the following for calendar year 2023: the calendar year-end
fair value of any equity awards granted in calendar year 2023 that are outstanding and unvested as of the end of calendar year 2023; (ii) the amount of change as the end of calendar year 2023 (from the end of the prior calendar year) in the fair value of any awards granted in prior years that are outstanding and unvested as of the end of calendar year 2023; (iii) for awards that are granted and vest in calendar year 2023, the fair value as of the vesting date; (iv) for awards granted in prior calendar years that vest in calendar year 2023, the amount equal to the change as of the vesting date (from the end of the prior calendar year) in the fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during calendar year 2023, a deduction for the amount equal to the fair value at the end of the prior calendar year; and (vi) the dollar value of any dividends or other earnings paid on stock awards in calendar year

2024 Proxy Statement | 83
2023 prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for calendar year 2023. The amounts added or subtracted to determine the adjusted amount for calendar year 2023 are as follows:

Year	Year End Fair Value of Equity Awards Granted in the Year ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards at FYE Granted in Prior Years ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation in the Summary Compensation Table for the Year ($)	Adjusted Value of Equity Awards ($)

2023	1,129,841	(577,306)	—	(166,425)	—	—	386,110
The fair value or change in fair value, as applicable, of equity awards was determined by reference to (1) for RSU awards, the closing price of our common stock on the applicable measurement date and (2) for PSU awards, a Monte Carlo simulation as of the applicable measurement date.

(d)
The amounts included in this column are the amounts reported in the “Change in Pension and Nonqualified Deferred Compensation” column of the Summary Compensation Table for calendar year 2023 corresponding to the aggregate change in the actuarial present value of Mr. Baker’s accumulated benefit under all defined benefit and actuarial pension plans. Please refer to the Summary Compensation Table in this Proxy Statement on page 67.

(e)
The total pension benefit adjustments for calendar year 2023 include the aggregate of two components: (i) the actuarially determined service cost for services rendered by Mr. Baker during calendar year 2023 (the “service cost”); and (ii) the entire cost of benefits granted in a plan amendment (or initiation) during calendar year 2023 that are attributed by the benefit formula to services rendered in periods prior to the plan amendment or initiation (the “prior service cost”), in each case calculated in accordance with U.S. GAAP. The amounts deducted or added in calculating the pension benefit adjustments for calendar year 2023 are as follows:

Year	Service Cost ($)	Prior Service Cost ($)	Total Pension Benefit Adjustments ($)

2023	295,110	—	295,110

(3)
This column represents the average of the amounts reported for the Company’s NEOs as a group (excluding Mr. Baker) in the “Total” column of the Summary Compensation Table in each applicable year. Please refer to the Summary Compensation Table in the Company’s Proxy Statement on page 67 for the applicable calendar year. The names of each of the NEOs (excluding Mr. Baker) included for purposes of calculating the average amounts in each applicable calendar year are as follows: (i) for 2023, Messrs. Roberts, Lawlar, Brown, Sienko and Clary; (ii) for 2022, Messrs. Roberts, Lawlar, Brown, Sienko and Clary; and (iii) for 2021, Messrs. Roberts, Lawlar, Brown, Sienko and Hall.

(4)
This column represents the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Baker), as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Baker) during the applicable calendar year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Baker) for calendar year to determine the “compensation actually paid” in calendar year 2023, using the same adjustment methodology described above in Note 2(c):

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs (a) ($)	Average Reported Summary Compensation Table Value of Non-PEO NEO Equity Awards (b) ($)	Average Non- PEO NEO Adjusted Value of Equity Awards (c) ($)	Average Reported Summary Compensation Table Change in Value of Pension Benefits for Non- PEO NEOs ($)	Pension Benefits Adjustments for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)

2023	1,390,524	(335,549)	(69,460)	(353,139)	50,195	682,571

84 | 2024 Proxy Statement
(a)
This column represents the average of the amounts reported for the Company’s NEOs as a group (excluding Mr. Baker) in the “Total” column of the Summary Compensation Table for calendar year 2023. Please refer to the Summary Compensation Table in the Company’s Proxy Statement on page 67 for calendar year 2023.

(b)
This column represents the average of the total amounts reported for the NEOs as a group (excluding Mr. Baker) in the “Stock Awards” column in the Summary Compensation Table in calendar year 2023. Please refer to the Summary Compensation Table in the Company’s Proxy Statement on page 67 for the applicable calendar year. The amount in this column is replaced with the amount reported under the Average non-PEO
NEO Adjusted Value of Equity Awards column in order to arrive at compensation actually paid.

(c)
This column represents an adjustment to the average of the amounts reported for the NEOs as a group (excluding Mr. Baker) in the “Stock Awards” column in the Summary Compensation Table for calendar year 2023 determined using the same methodology described above in Note 2(c). For calendar year 2023, the adjusted amount replaces the “Stock Awards” column in the Summary Compensation Table for each NEO (excluding Mr. Baker) for that year. The amounts added or subtracted to determine the adjusted average amount for calendar year 2023 are as follows:

Year	Average Year End Fair Value of Equity Awards Granted in the Year to Non-PEO NEOs ($)	Average Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards at FYE Granted in Prior Years ($)	Average Fair Value as of Vesting Date of Equity Awards Granted in the Year and Vested in the Year ($)	Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation in the Summary Compensation Table for the Year ($)	Adjusted Average Value of Equity Award ($)

2023	218,895	(92,765)	—	(39,702)	(155,888)	—	(69,460)
The fair value or change in fair value, as applicable, of equity awards was determined by reference to (1) for RSU awards, the closing price of our common stock on the applicable measurement date, and (2) for PSU awards, a Monte Carlos simulation as of the applicable measurement date.

(d)
The amounts included in this column represent the average of the amounts reported in “Change in Pension and Nonqualified Deferred Compensation” column of the Summary Compensation Table for the NEOs as a group (excluding Mr. Baker) in calendar year 2023 corresponding to the aggregate change in the actuarial present value of the NEOs’ as a group (excluding Mr. Baker) accumulated benefit under all defined benefit and actuarial pension plans.. Please refer to the Summary Compensation Table in this Proxy Statement on page 67.

(e)
The total pension benefit adjustments for calendar year 2023 are the aggregate of two components, averaged for the NEOs as a group (excluding Mr. Baker) in calendar year 2023: (i) the actuarially determined service cost for services rendered by the applicable NEO during calendar year 2023 (the “service cost”); and (ii) the entire cost of benefits granted in a plan amendment (or initiation) during calendar year 2023 that are attributed by the benefit formula to services rendered in periods prior to the plan amendment or initiation (the “prior service cost”), in each case calculated in accordance with U.S. GAAP. The amounts deducted or added in calculating the pension benefit adjustments for calendar year 2023 are as follows:

Year	Service Cost ($)	Prior Service Cost ($)	Total Pension Benefit Adjustments ($)

2023	50,195	—	50,195

(5)
Company TSR is calculated by dividing the sum of the cumulative amount of dividends for each measurement period (2020-2021, 2020-2022 and 2020-2023), assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

(6)
This column represents cumulative peer group TSR computed in accordance with Note 5. The peer group used for this purpose is the following published industry index: Philadelphia Gold and Silver Index. We selected the Philadelphia Gold and Silver Index as the peer group TSR for fiscal 2023 because it is the same index that is used by the Company in the performance graph in the Company’s Form
10-K
for calendar year 2023. The peer group is different than the peer group used in this disclosure in the Proxy Statement filed for calendar year 2022, which was the S&P 500 Gold Index. The cumulative peer group TSR of the S&P 500 Gold Index (computed in accordance with Note 5), our peer group for calendar year 2022, was $76.58, $117.47, $135.75, and $132.26 for 2020-2023, 2020-2022, 2020-2021 and 2020, respectively.

(7)	This column represents the amount of net income reflected in the Company’s audited financial statements for the applicable year.

2024 Proxy Statement | 85
(8)
Adjusted EBITDA Less Capital is calculated as net (loss) income before the following items: interest expense, income tax benefit, depreciation, depletion, and amortization expense, ramp-up
and suspension costs, loss on disposition of properties, plants, equipment and mineral interests, , foreign exchange gain, unrealized (gain) loss on derivative contracts, provisional price loss (gain), provision for closed operations and environmental matters, stock-based compensation, unrealized loss on investments, adjustment of inventory to net realizable value, monetization of zinc and lead hedges and other income (“adjusted EBITDA”) less capital expenditures at the Company’s operations.

(9)
Due to an administrative error, the calendar year 2022 entries under the “Average Summary Compensation Table Total for
Non-PEO
NEOs” and the “Average Compensation Actually Paid to Non-PEO NEOs” were overreported. The adjusted values are reflected in this table. Due to the administrative error, the previously reported amounts were $1,459,386 and $1,725,457, respectively.

Financial Performance Measures
As described in greater detail in the CD&A section of this Proxy Statement, the Company’s executive compensation program reflects a pay-for-performance
philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our shareholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed calendar year, to the Company’s performance are as follows:

•	Adjusted EBITDA Less Capital;

•	Silver Equivalent Production Growth;

•	Exploration Metrics (adding reserves and resources);

•	All-Injury Frequency Rate;

•	Sustainalytics ESG Rating;

•	Mine Site Operating Cash Flow Less Capital; and

•	Adjusted EBITDA Less Capital;
Relative Total Shareholder Return.
Description of the Information Presented in the Pay versus Performance Table
As described in greater detail in the CD&A section of this Proxy Statement, the Company’s executive compensation program reflects a pay-for-performance
philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance (as described in greater detail in the CD&A section of this Proxy Statement), not all of those Company measures are presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation
S-K)
for a particular year. Compensation actually paid is influenced by numerous factors, including but not limited to the timing of new grant issuances and outstanding grant vesting, share price volatility during the calendar year, our mix of short-and long-term metrics, and many other factors. In accordance with Item 402(v) of Regulation
S-K,
the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.
Cumulative TSR of the Company and Cumulative TSR of the Peer Group
The TSR of the Company, assuming an initial fixed $100 investment and computed in accordance with the requirements of Item 402(v) of Regulation
S-K,
was $144.62, $166.27, $155.48, and $191.63 for 2020-2023, 2020-2022 , 2020-2021 and 2020, respectively. The TSR of the Company’s peer group selected for this fiscal year (the Philadelphia Gold and silver Index), assuming an initial fixed $100 investment and computed in accordance with the requirements of Item 402(v) of Regulation
S-K,
was $125.65, $118.52, $127.24, and $136.04 for 2020-2023, 2020-2022, 2020-2021 and 2020, respectively. The TSR of the Company’s peer group selected for the immediately preceding calendar year (the S&P 500 Gold Index), assuming an initial fixed $100 investment and computed in accordance with the requirements of Item 402(v) of Regulation
S-K,
was $76.58, $117.47, $135.75, and $132.26 for 2020-2023, 2020-2022, 2020-2021 and 2020, respectively. Please see Note 5 and Note 6, above, for additional information related to the computation of Company TSR and peer group TSR, respectively.
Compensation Actually Paid and Cumulative Company TSR
The compensation actually paid to our CEO, as computed in accordance with the requirements of Item 402(v) of Regulation
S-K,
was $2,922,539, $6,145,949, $3,177,762, and $7,046,358 for 2023, 2022, 2021 and 2020, respectively. The average amount of

86 | 2024 Proxy Statement
compensation actually paid to the other NEOs as a group (excluding Mr. Baker), as computed in accordance with Item 402(v) of Regulation
S-K,
was $682,571, $1,674,298, $305,615, and $2,457,104 for 2023, 2022, 2021 and 2020, respectively. The TSR of the Company, assuming an initial fixed $100 investment and computed in accordance with the requirements of Item 402(v) of Regulation
S-K,
was $144.62, $166.27, $155.48, and $
191.63 f
or 2020-2023, 2020-2022, 2020-2021 and 2020, respectively. Please see Note 5 above for additional information related to the computation of Company TSR.
Compensation Actually Paid and Company Net (Loss) Income
The compensation actually paid to our CEO, as computed in accordance with the requirements of Item 402(v) of Regulation
S-K,
was $2,922,539, $6,145,949, $3,177,762, and $7,046,358 for 2023, 2022, 2021 and 2020, respectively. The average amount of compensation actually paid to the other NEOs as a group (excluding Mr. Baker), as computed in accordance with Item 402(v) of Regulation
S-K,
was $682,571, $1,674,298, $305,615, and $2,457,104 for 2023, 2022, 2021 and 2020, respectively. The Company’s net (loss) income, as computed in accordance with Item 402(v) of Regulation
S-K
and reflected in the Company’s audited financial statements for the applicable year, was ($84.2) million, ($37.3) million, $35.1 million, and ($9.5) million for 2023, 2022, 2021 and 2020, respectively.
Compensation Actually Paid and Company Adjusted EBITDA Less Capital
The compensation actually paid to our CEO, as computed in accordance with the requirements of Item 402(v) of Regulation
S-K,
was $2,922,539, $6,145,949, $3,177,762, and $7,046,358 for 2023, 2022, 2021 and 2020, respectively. The average amount of compensation actually paid to the other NEOs as a group (excluding Mr. Baker), as computed in accordance with Item 402(v) of Regulation
S-K,
was $682,571, $1674,298, $305,615, and $2,457,104 for 2023, 2022, 2021 and 2020, respectively. The Company’s Adjusted EBITDA Less Capital, computed as described in Note 8 above, was ($11.3) million, $69.8 million, $169.9 million, and $130.7 million, for 2023, 2022, 2021 and 2020, respectively.

Other Matters

Certain Relationships and Related Party Transactions

Transactions with related persons are those that involve our directors, executive officers, director nominees, greater than 5% shareholders, immediate family members of these persons, or entities in which one of these persons has a direct or indirect material interest. Transactions that are reviewed as related party transactions by us are transactions that involve amounts that would exceed $120,000 (the current threshold required to be disclosed in the Proxy Statement under SEC and NYSE rules) and certain other transactions. Pursuant to our Code of Conduct, employees and directors have a duty to report any potential conflicts of interest to the appropriate level of management or to the Governance Committee. Our Board and NEOs respond to a quarterly related party transaction questionnaire prepared by our corporate legal department. We then evaluate these quarterly reports along with responses to our annual director and officer questionnaires for any indication of possible related party transactions. Our legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related party transactions. If a transaction is deemed by us to be a related party transaction, the information regarding the transaction is discussed with the Board. As required under the SEC rules, transactions that are determined to be directly or indirectly material to Hecla or a related party are disclosed in our Proxy Statement. In 2023, we had no related party transactions and, as of the date of this Proxy Statement, no related party transactions are proposed.

Political Contributions and Engagement

Government policy is one of the most powerful external forces affecting Hecla today. New laws and changes to existing laws can fundamentally impact the Company’s operations and the markets where we do business – and in turn, our bottom line, thereby affecting us and our employees, retirees, communities, and shareholders. It is important for government leaders to understand the impact of such actions. Because the impact of government policy is so critical to our survival and success, we participate in the political process and advocate in a responsible and constructive manner on issues that advance the Company’s goals and protect shareholder value. We are committed to the highest standard of ethical conduct in our involvement in policymaking and political process. We maintain the Hecla Mining Company Political Action Committee (“Hecla PAC”), which is a forum for our employees and directors to voluntarily contribute to a fund that supports the election of candidates to Congress that support a regulatory and legislative environment constructive to the operation and development of our mines. The Hecla PAC is organized under the provisions of the Federal Election Campaign Act of 1971, as amended. Decisions about contributions to specific federal candidates are made by members of the Hecla PAC. In total, our employees contributed approximately $5,525, and our directors $5,000, to the Hecla PAC in 2023. The Hecla PAC then contributed those funds to federal candidates, state and local parties, and associations who are advocates for the natural resources industry. We file all required Hecla PAC contribution reports with the Federal Election Commission.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in the ownership of our common stock. These persons are required by the SEC to furnish us with copies of all Section 16(a) forms they file. The SEC has designated specific due dates for these reports, and we must identify in this Proxy Statement those persons who did not file these reports when due. To our knowledge, and based solely on our review of copies of such forms, or written representations from certain reporting persons that no such forms were required, we believe that during the calendar year ended December 31, 2023, all filing requirements applicable to our officers, directors and greater than 10% owners of our common stock were timely satisfied, with the exception of Carlos Aguiar, our Vice President – Operations filing a late Form 3 on February 5, 2024, to report shares directly held, unvested PSUs, and unvested RSUs which were held by him as of December 15, 2023, when he became a reporting officer of Hecla under Rule 16a-1(f) under the Exchange Act when he was appointed as Vice President – Operations.

Shareholder proposals to be included in next year’s Proxy Statement

We will comply with Rule 14a-8 under the Exchange Act with respect to any shareholder proposals that meet that rule’s requirements. We will review shareholder proposals intended to be included in our Proxy Statement for the 2024 Annual Meeting of Shareholders which are received by us at our principal executive offices located at 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408, no later than December 5, 2024. Such proposals must be submitted in writing and should be sent to the attention of our Corporate Secretary.

88 | 2024 Proxy Statement

You may contact the Corporate Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

Security Ownership of Certain Beneficial Owners and Management

The following table shows the number and percentage of shares of common stock each director and each executive officer named in the Summary Compensation Table for 2023 beneficially owned as of March 18, 2024, our record date for the Annual Meeting, as well as the number owned by all directors and executive officers as a group. On the record date, all such persons together beneficially owned an aggregate of 1.4% of the outstanding shares of our common stock. Except as otherwise indicated, the directors, nominees and officers have sole voting and investment power with respect to the shares listed, including shares which the individual has the right to acquire, but has not done so.

	Title of Class	Shares Beneficially Owned				Percent of Class
Name of Beneficial Owner		Number		Nature
Phillips S. Baker, Jr. President and CEO		3,361,288		Direct	(1)
		52,022		401(k) Plan
		260,552		RSU	(2)
		1,795,964		Deferred	(3)
		288,310		PSU	(4)

	Common	5,758,136				*
Robert D. Brown Vice President – Corporate Development & Sustainability		391,394		Direct	(1)
		—		401(k) Plan
		69,380		RSU	(2)
		51,009		PSU	(4)

	Common	511,783				*
Michael L. Clary Senior Vice President – Chief Administrative Officer		120,128	(6)	Direct	(1)
		8,097		401(k) Plan
		75,269		RSU	(2)
		54,415		PSU	(4)

	Common	257,909				*
Russell D. Lawlar Senior Vice President – Chief Financial Officer		123,322		Direct	(1)
		12,313		401(k) Plan
		80,937		RSU	(2)
		58,954		PSU	(4)

	Common	275,526				*
David C. Sienko Vice President – General Counsel		772,607		Direct	(1)
		11,435		401(k) Plan
		67,277		RSU	(2)
		49,840		PSU	(4)

	Common	901,159				*
Catherine J. Boggs Director		138,185		Direct	(1)
		117,214		Indirect	(5)

	Common	255,399				*
George R. Johnson Director		25,773		Direct	(1)
		222,392		Indirect	(5)

	Common	248,165				*
Stephen F. Ralbovsky Director		39,630		Direct	(1)
		188,885		Indirect	(5)

	Common	228,515				*

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	Title of Class	Shares Beneficially Owned			Percent of Class
Name of Beneficial Owner		Number	Nature
Charles B. Stanley Director		—	Direct	(1)
		263,778	Indirect	(5)

	Common	263,778			*
Alice Wong Director		—	Direct	(1)
		74,300	Indirect	(5)

	Common	74,300			*
Mark P. Board Director		16,950	Direct	(1)
		—	Indirect	(5)

	Common	16,950			*

All current directors, director nominees and executive officers as a group (11 individuals)	Common	8,791,620			1.4%

*	Represents beneficial ownership of less than one percent, based upon 616,792,499 shares of our common stock issued and outstanding as of March 18, 2024.

(1)

“Direct” means shares held of record and any shares beneficially owned through a trust, broker, financial institution, or other nominee, and with respect to which the officer or director has sole or shared voting power.

(2)	“RSU” means restricted stock units awarded under the 2010 Stock Plan that have not vested. See footnote 1 of the Outstanding Equity Awards at Calendar Year-End for 2023 on page 71.

(3)	“Deferred Shares” means stock that has vested or been awarded but is deferred until a distributable event under the terms of the KEDCP. See Nonqualified Deferred Compensation for 2023 on page 75.

(4)	“PSUs” means performance-based equity, based on a three-year TSR. See PSUs on page 59 and Outstanding Equity Awards at Calendar Year-End for 2023 table on page 71.

(5)

“Indirect” means shares credited to each independent director, all of which are held indirectly in trust pursuant to our Stock Plan for Nonemployee Directors. Each director disclaims beneficial ownership of all shares held in trust under the stock plan. See Compensation of Non-Management Directors on page 33.

To our knowledge, as of March 18, 2024, the only “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act) of more than 5% of our common stock entitled to vote at the Annual Meeting are shown in the table below:

Title of Class	Name & Address of Beneficial Owner	Amount & Nature of Beneficial Ownership	Percent of Class

Common	The Vanguard Group, Inc.(1) 100 Vanguard Blvd. Malvern, PA 19355	57,913,541	9.4%

Common	Van Eck Associates Corporation(2) 666 Third Ave. – 9th Floor New York, NY 10017	55,225,222	9.0%

Common	BlackRock, Inc.(3) 50 Hudson Yards New York, NY 10001	48,601,203	7.9%

Common	Wheaton Precious Metals Corp.(4) Suite 3500 – 1021 West Hastings St. Vancouver, British Columbia V6E 0C3 Canada	34,980,209	5.7%

Common	Dimensional Fund Advisors LP(5) Building One 6300 Bee Cave Rd. Austin, TX 78746	34,919,760	5.7%

(1)

Based solely on a Schedule 13G/A filed on February 13, 2024, with the SEC by The Vanguard Group, Inc. The Vanguard Group, Inc. has shared voting power with respect to 548,439 shares, sole dispositive power with respect to 56,736,003 shares, and shared dispositive power with respect to 1,177,538 shares. The aggregate amount of shares beneficially owned is 57,913,541 shares.

(2)

Based solely on a Schedule 13G/A filed on February 14, 2024, with the SEC by Van Eck Associates Corporation. Van Eck Associates Corporation has sole voting and dispositive power with respect to all shares.

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(3)

Based solely on a Schedule 13G/A filed on January 26, 2024, with the SEC by BlackRock, Inc. BlackRock, Inc. has sole voting power with respect to 47,467,250 and sole dispositive power with respect to 48,601,203 shares.

(4)

Based solely on a Schedule 13G/A filed on February 13, 2024, with the SEC by Wheaton Precious Metals Corp. Wheaton Precious Metals Corp. has sole voting and dispositive power with respect to the 34,980,209 shares.

(5)

Based solely on a Schedule 13G/A filed on February 9, 2024, with the SEC by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP has sole voting power with respect to 34,266,646 shares and sole dispositive power with respect to 34,919,760 shares.

Frequently Asked Questions

How can I attend the Annual Meeting?

Attending the Annual Meeting in Person

When:	Friday, May 17, 2024, at 10:00 a.m. PDT

Where:	Hecla Mining Company’s Corporate Office, located at 6500 N. Mineral Dr., Suite 200, Coeur d’Alene, Idaho

This year, the Annual Meeting will be conducted in-person and virtually via live webcast. All shareholders are invited to participate either in person or online. If participating in person we look forward to seeing you at Hecla’s corporate office in Coeur d’Alene, Idaho. To participate in the Annual Meeting, please arrive at the corporate office 9:45 a.m. Pacific Daylight Time. Shareholders wishing to vote in-person during the Annual Meeting may pick up a ballot when they check in to the Annual Meeting.

Attending the Virtual Meeting

When:	Friday, May 17, 2024, at 10:00 a.m. PDT

Where:	Live webcast online at http://www.virtualshareholdermeeting.com/HL2024

If participating virtually, participants are encouraged to submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/HL2024. Your attendance at the Annual Meeting does not automatically revoke a proxy previously submitted by you and we encourage shareholders to cast their votes by proxy even if they intend to participate in the Annual Meeting. Shareholders wishing to vote electronically during the Annual Meeting must follow the instructions for voting by logging in to www.virtualshareholdermeeting.com/HL2024.

To participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card or your voting instruction form. The Annual Meeting will begin promptly at 10:00 a.m. PDT and we encourage you to access the website prior to the start time. Online access will be available beginning at 9:45 a.m. PDT.

The virtual Annual Meeting platform is fully supported across web browsers (Microsoft Edge, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure they have a strong Internet connection wherever they intend to participate in the virtual Annual Meeting. Participants should also allow plenty of time to login to ensure that they can hear streaming audio prior to the start of the Annual Meeting.

How can I ask questions during the Annual Meeting?

As part of the Annual Meeting, we will hold a live and online Q&A session, during which we intend to answer questions submitted before or during the Annual Meeting which are pertinent to the Company and the matters to be voted on, as time permits. Consistent with our prior annual meetings, we kindly ask shareholders not to ask more than one question in order to allow us to answer questions from as many shareholders as possible.

If you wish to submit a question, you may do so in two ways. If you want to ask a question before the meeting, then beginning at 10:00 a.m. PDT on May 15, 2024, and until 11:59 p.m. PDT on May 16, 2024, you may log into www.proxyvote.com and enter your 16-digit control number. Once past the login screen, click on “Question for Management,” type in your question, and click “Submit.” Alternatively, if you want to submit your question during the meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/HL2024, type your question into the “Ask a Question” field, and click “Submit.”

We want to be sure that all shareholders are afforded the same rights and opportunities to participate as they would at an in-person meeting. If you want to participate in our Annual Meeting but cannot submit your question using www.proxyvote.com or the Annual

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Meeting website, please contact our Investor Relations Department via email at hmc-info@hecla-mining.com for accommodations. Please include “Annual Meeting Question” in the subject line and provide your name and proof of stock ownership or the control number found on your Notice of Internet Availability, proxy card, or voting instruction form.

Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions regarding personal matters, including those related to other matters that are not pertinent to the meeting, may not be answered. Any questions pertinent to meeting matters that cannot be answered during the meeting due to time constraints can be sent to our Company email address at hmc-info@hecla-mining.com. We will answer your questions as soon as practical after the meeting.

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log-in page.

What is a “shareholder of record”?

A shareholder of record or registered shareholder (“record owner”) is a shareholder whose ownership of Hecla stock is reflected directly on the books and records of our transfer agent, Equiniti Trust Company, LLC. If you hold Hecla stock through a bank, broker, or other intermediary, you are not a shareholder of record. Instead, you hold your stock in “street name,” and the record owner of your shares is usually your bank, broker, or other intermediary. If you are not a record owner, please understand that Hecla does not know that you are a shareholder, or how many shares you own.

I want to attend the 2024 Annual Meeting. What procedures must I follow?

The Annual Meeting will be conducted in-person and virtually. All shareholders will be able to attend the Annual Meeting via webcast by entering the 16-digit control number included on the Notice of Internet Availability of Proxy Materials, on your proxy card, or on the instructions that accompanied your proxy materials at www.virtualshareholdermeeting.com/HL2024 (“Annual Meeting Website”). If you do not have a control number, you will be able to register as a guest; however, you will not be able to vote or submit questions before or during the meeting.

No recording of the Annual Meeting is allowed, including audio and video recording.

What can I do if I need technical assistance during the Annual Meeting?

If you encounter any difficulties accessing the annual Meeting webcast, please call the technical support number that will be posted on the Annual Meeting Website log-in page.

Are there Rules of Conduct for the Annual Meeting?

Yes, the Rules of Conduct for the Annual Meeting will be available on the Annual Meeting Website on the date of the Annual Meeting, and at the place of the in-person Annual Meeting. The Rules of Conduct will provide information regarding the rules and procedures for participating in the Annual Meeting.

What is the “record date” for the Annual Meeting?

March 18, 2024

How many shares of Hecla stock are outstanding?

As of March 18, 2024, there were 616,792,499 shares of common stock outstanding and entitled to be voted. Shares of our common stock that are held by us in our treasury are not counted as shares outstanding and will not be voted. Each shareholder has one vote for each share of common stock held as of the Record Date.

I understand that a “quorum” of shareholders is required for Hecla to transact business at the Annual Meeting. What constitutes a quorum?

A quorum must be present for business to be conducted at the Annual Meeting. A quorum consists of the presence at the Annual Meeting, in-person or represented by proxy, of a majority of the outstanding shares of our common stock as of the Record Date. Shares represented by proxies marked “Abstain” and “broker non-votes” are counted in determining whether a quorum is present for the transaction of business at the Annual Meeting.

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Which Hecla shares will be entitled to vote at the Annual Meeting?

Hecla’s common stock ($0.25 par value capital stock) is the only class of security entitled to vote at the Annual Meeting. Each record owner and each shareholder who holds stock in street name at the close of business as of the record date is entitled to one vote for each share held at the meeting, or any adjournment or postponement.

How can I vote my shares?

If your shares are held in your name, you have the right to vote your shares at the Annual Meeting by following the instructions listed below. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name. Since a beneficial owner is not the shareholder of record, you may not vote your shares at the Annual Meeting unless you obtain a “legal proxy” from your broker or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Whether you hold shares directly as a shareholder of record or beneficially in street name, you may vote without participating in the Annual Meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker or nominee. In most cases, you will be able to do this by using the Internet, by telephone, or by mail if you received a printed set of the Proxy Materials.

To vote by mail:

•	Mark, sign, and date your proxy card; and

•	Return your proxy card in the enclosed postage-paid envelope.

To vote by proxy over the Internet:

•	Have your proxy card or Notice available;

•	Log on to the Internet and visit the website noted on your proxy card or Notice (www.proxyvote.com);

•	Follow the instructions provided; and

•	Do not mail your proxy card.

To vote by proxy by telephone:

•	Have your proxy card available;

•	Call the toll-free number listed on your proxy card (1-800-690-6903);

•	Follow the recorded instructions; and

•	Do not mail your proxy card.

To vote during the Annual Meeting:

•	Shares may be voted at the meeting by completing a ballot online during the meeting at www.virtualshareholdermeeting.com/HL2024;and

•	Shares may be voted in-person at the meeting by completing a ballot during the meeting.

To vote your 401(k) Plan shares:

If you participate in the Hecla Mining Company Capital Accumulation Plan (“401(k) Plan”) and hold shares of our common stock in your 401(k) Plan account as of the Record Date, you will receive a request for voting instructions from the plan trustee (“Vanguard”) with respect to your 401(k) Plan shares. You are entitled to direct Vanguard how to vote your 401(k) Plan shares. If you do not provide voting instructions to Vanguard by 11:59 p.m., Eastern Daylight Time, on May 16, 2024, the Hecla shares in your 401(k) Plan account will be voted by Vanguard in the same proportion as the shares held by Vanguard for which voting instructions have been received from other participants in the 401(k) Plan.

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May I change or revoke my proxy?

Yes. If you are a shareholder of record, you may revoke your proxy and change your vote at any time before your proxy is voted at the Annual Meeting, in any of the following ways:

•

By sending a written notice of revocation to our Corporate Secretary, if such notice is received prior to the vote at the Annual Meeting, at our principal executive offices: Hecla Mining Company, Attn: Corporate Secretary, 6500 N. Mineral Dr., Suite 200, Coeur d’Alene, ID 83815-9408;

•	By submitting a later-dated proxy to our Corporate Secretary prior to the vote at the Annual Meeting; or

•	By voting online during the meeting if you are a “shareholder of record” or a “beneficial owner.”

If you hold your shares in street name, you should contact your broker for information on how to revoke your voting instructions and provide new voting instructions.

If you hold your shares in the 401(k) Plan, you may revoke your previously provided voting instructions by filing with Vanguard either a written notice of revocation or a properly executed proxy bearing a later date prior to the deadline for voting your 401(k) Plan shares. If you hold your Hecla shares outside of the 401(k) Plan, you may vote those shares separately.

Will my votes be confidential?

Yes. All shareholder meeting proxies, ballots, and tabulations that identify individual shareholders are kept confidential and are not available for examination. In addition, the identity or the vote of any shareholder is not disclosed except as required by law.

What is “broker discretionary voting”?

This refers to the NYSE rule allowing brokers to vote their customers’ shares on certain “routine” matters in the Proxy Statement at the brokers’ discretion when they have not received timely voting instructions from their customers. The NYSE rules on broker discretionary voting prohibit banks, brokers, and other intermediaries from voting uninstructed shares on certain “routine” matters, including the election of directors. Therefore, if you hold your stock in street name and you do not instruct your bank, broker, or other intermediary how to vote on any proposal that is considered a “routine “ matter, no votes will be cast on your behalf with respect to such proposals. It is important that you cast your vote.

Are abstentions and broker non-votes counted as votes cast?

No. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of the vote.

How can I contact Hecla’s transfer agent?

Contact our transfer agent either by writing Equiniti Trust Company, LLC, 48 Wall Street, Floor 23, New York, New York 10005, or by telephoning 1-800-468,9716.

What happens if I do not vote on a proposal on the proxy card?

If you properly sign and return your proxy card or complete your proxy via the telephone or Internet, your shares will be voted as you direct. If you sign and return your proxy card but do not specify how you want your shares voted they will be voted FOR (i) the election of the nominees for Director as set forth under Election of Class II Directors; (ii) ratification of the appointment of the independent registered public accountants; and (iii) approval, on an advisory basis, of our executive compensation.

What is a Proxy?

A “proxy” is your legal appointment in a written document of another person to vote the shares that you own in accordance with your instructions. The persons you appoint to vote your shares are also called proxies. We have designated Phillips S. Baker, Jr., our President and CEO, and Michael B. White, our Corporate Secretary, as proxies for the Annual Meeting. When you sign the proxy card, you appoint each of Messrs. Baker and White as your representatives at the Annual Meeting. As your representatives, they will vote your shares at the Annual Meeting (including any adjournment or postponement) as you have instructed them on your proxy card.

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What Votes are Required for the Proposals?

Under NYSE rules, if your shares are held in street name and you do not indicate how you wish to vote, your broker is only permitted to exercise its discretion to vote your shares on certain “routine” matters. Proposal 2 (Ratification of the Appointment of BDO USA, P.C. is a “routine” matter. Proposal 1 (Election of Class II Directors), and Proposal 3 (Approval, on an advisory basis, of our named executive officer compensation) are “non-routine” matters. Accordingly, if you do not direct your broker how to vote for Proposals 1 or 3, your broker is not permitted to exercise discretion and is not permitted to vote your shares on such matters. This is called a “broker non-vote.”

Proposal 1 – Election of Class II Directors. Pursuant to our Bylaws, each director will be elected by the affirmative vote of a majority of votes cast at the Annual Meeting, whether in-person or by proxy. Under a majority of votes cast standard, the shares voted “for” a nominee must exceed the number voted “against” that nominee. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to this proposal. Abstentions and broker non-votes are not counted as votes cast, and thus will have no effect on the outcome of the vote. A properly executed proxy card marked “AGAINST” with respect to the election of directors will have an effect on the outcome of the vote. If the votes cast “AGAINST” an incumbent director exceed the number of votes cast “FOR” the director, the director will not be elected, will remain on the board as a holdover director and must stand for election at the next annual meeting of shareholders, absent his or her earlier resignation or removal. See Majority Voting for Directors and Director Resignation Policy on page 16 for a description of our director resignation policy.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” on each nominee for election as a director.

Proposal 2 – Ratify the Appointment of BDO USA, P.C. as our Independent Registered Public Accounting Firm for 2024. Under the Sarbanes-Oxley Act of 2002, the Audit Committee has the sole authority to appoint the independent registered public accounting firm for the Company. However, the Board feels that it is important for the shareholders to approve the selection of BDO USA, P.C. This proposal requires the affirmative vote of a majority of votes cast at the Annual Meeting, whether in-person or by proxy. Abstentions and broker non-votes are not counted as votes cast, and thus will have no effect on the outcome of the vote. Votes marked “AGAINST” will have an effect on the outcome of the vote. The appointment of our independent registered public accounting firm for calendar year 2024 is considered a “routine” matter and brokers that are not directed how to vote are permitted to vote shares held in street name for their customers on this proposal.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the proposal to ratify the appointment of BDO USA, P.C. as our independent registered public accounting firm for 2024.

Proposal 3 – Approval, on an Advisory Basis, of our Named Executive Officer Compensation. For more information on approval of our executive compensation see “Proposal 3 – Approval, on an Advisory Basis, of our Named Executive Officer Compensation” beginning on page 38. The advisory vote on name executive officer compensation will require the affirmative vote of a majority of votes cast at the Annual Meeting, whether in-person or by proxy. Under a majority of votes cast standard, the shares voted “FOR” Proposal 3 must exceed the number voted “AGAINST” Proposal 3 for the proposal to be approved. Abstentions and broker non-votes are not counted as votes cast for this purpose and will have no effect on the outcome of the vote. Votes marked “AGAINST” will have an effect on the outcome of the vote. Even though your vote is advisory and therefore will not be binding on the Company, the Board’s Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the proposal to approve the compensation of our NEOs.

Discretionary voting by proxies on other matters. Aside from the proposals discussed above, no other proposals have been timely submitted in accordance with our Bylaws, and we do not know of any other proposal that may be presented at the Annual Meeting. However, if any other business is properly presented at the Annual Meeting, your proxy gives authority to Phillips S. Baker, Jr., and Michael B. White to vote on such matters at their discretion.

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Assuming there is a proper quorum of shares represented at the Annual Meeting, how many shares are required to approve the proposals being voted upon in this Proxy Statement?

Proposal	Vote Required	Do abstentions count as votes cast?	Is broker discretionary voting allowed?
Election of Class II Directors	Majority of votes cast	No	No
Ratify the Appointment of BDO USA, P.C.	Majority of votes cast	No	Yes

Advisory Vote on Executive Compensation *	Majority of votes cast	No	No

*	Advisory and non-binding

Where can I find the voting results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. We will publish the results in a Current Report on Form 8-K that we expect to file with the SEC within four business days of the Annual Meeting. After the Form 8-K is filed, you may obtain a copy by visiting the SEC’s website at www.sec.gov/edgar, visiting our website at https://www.hecla.com under “Investors,” and then selecting “Annual Reports & Filings,” or contacting our Investor Relations Department by writing to Investor Relations Department, Hecla Mining Company, 6500 N. Mineral Dr., Suite 200, Coeur d’Alene, ID 83815-9408 or by sending an email to hmc-info@hecla-mining.com.

I received a Notice of Internet Availability of Proxy Materials. What does this mean?

Consistent with widespread practice and in accordance with SEC rules, Hecla is distributing proxy materials to some shareholders over the Internet by sending a Notice of Internet Availability of Proxy Materials (“Notice”) that explains how to access our Proxy Materials and vote online. If you received a Notice and would like a printed copy of the proxy materials (including the Annual Report, Proxy Statement, and a proxy card in the case of record owners, or a voting instruction form in the case of shareholders holding shares in street name), please follow the instructions included in your Notice.

I received my proxy materials in hard copy. How may I arrange to receive electronic delivery of Proxy Materials, Annual Reports, News Releases, and documents filed with the SEC?

We want to communicate with you in the way that is most convenient for you. Our Proxy Materials are available on our website at https://www.hecla.com. Instead of receiving paper copies of next year’s Proxy Materials by mail, you can elect to receive an email message that will provide a link to those documents online. By opting to access your Proxy Materials online, you will:

•	gain faster access to your Proxy Materials;

•	save us the cost of producing and mailing documents to you; and

•	help preserve environmental resources.

If you are a shareholder of record, you may request and consent to electronic delivery of future Proxy Materials by following the instructions on your proxy card or by visiting our website at https://www.hecla.com under “Investors,” and then selecting “Electronic Proxy Request.” If your shares are held in street name, please contact your broker, and ask about the availability of electronic delivery. If you select electronic delivery, we will discontinue mailing the Proxy Materials to you beginning next year and you will be sent an email message notifying you of the Internet address or addresses where you may access the Proxy Materials. You can receive a free paper or email copy of this year’s Proxy Materials by requesting prior to May 3, 2024. If you would like to request a copy of the Proxy Materials for this and/or future shareholder meetings, you may (i) visit www.proxyvote.com, (ii) call 1-800-579-1639, or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated on your Notice) in the subject line. Your consent to electronic delivery will remain in effect until you revoke it. If you selected electronic delivery last year, we would not mail the Proxy Materials to you this year and you will receive an email message with the Internet address where you may access the Proxy Materials for the current year.

Shareholders may also elect to receive notice of our filings with the SEC, annual reports, and news releases by email. You may sign up for this service by visiting our website at https://www.hecla.com under “News & Media” and selecting “Subscribe.”

2024 Proxy Statement | 97

What is “householding” and does Hecla do this?

Many brokerage firms, financial institutions and transfer agents have instituted “householding” procedures for beneficial owners and shareholders of record. Householding is when a single copy of our Proxy Materials is sent to a household in which two or more shareholders reside if they appear to be members of the same family. This practice is designed to reduce duplicate mailings and save significant printing and postage costs, as well as natural resources.

If you are a beneficial owner, you may have received householding information from your broker, financial institution, or other nominee shareholder in the past. Please contact the shareholder of record directly if you have questions, require additional copies of our Proxy Materials, or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the shareholder of record if you wish to institute householding. These options are available to you at any time.

Shareholders of record who share an address and would like to receive a separate copy of our Proxy Materials for future annual meetings, or have questions regarding the householding process, may contact our transfer agent, Equiniti Trust Company, LLC, either by written request or by telephone at: 48 Wall Street, Floor 23, New York, New York 10005 – Telephone: 1-800-468,9716. By contacting Equiniti Trust Company, LLC, shareholders of record sharing an address can also request delivery of multiple copies of our Proxy Materials in the future.

Who is making this proxy solicitation and approximately how much will these solicitation activities cost?

We will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, assembling, printing, mailing, and distributing these Proxy Materials. We have hired Broadridge to assist us in mailing these Proxy Materials. Additionally, we have retained Morrow Sodali LLC, 333 Ludlow Street, Fifth Floor, South Tower, Stamford, Connecticut to assist in the solicitation of votes for an estimated fee of $10,000, plus reimbursement of certain out-of-pocket expenses. Solicitations may be made personally or by mail, facsimile, telephone, or via the Internet. However, if you choose to access the Proxy Materials over the Internet, you are responsible for any Internet access charges you may incur. Arrangements will be made with brokerage firms and other custodians, nominees, and fiduciaries for forwarding solicitation materials to the beneficial owners of the shares of common stock held by such persons, and we will reimburse such brokerage firms, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with such activities.

Where can I get a copy of Hecla’s Annual Report?

Our Annual Report to Shareholders, consisting of our Form 10-K for the year ended December 31, 2023, is being made available to shareholders with this Proxy Statement. Shareholders may obtain a copy of our Annual Report for the calendar year ended December 31, 2023, without cost, by written or oral request to: Hecla Mining Company, Attention: Investor Relations, 6500 N. Mineral Dr., Suite 200, Coeur d’Alene, Idaho 83815-9408 – Telephone: 208-769-4100.

You can also access our SEC filings, including our Annual Report on Form 10-K, and all amendments thereto, on the SEC website at www.sec.gov/edgar or on our website at https://www.hecla.com under “Investors,” and then selecting “Annual Reports & Filings.”

Where can I find additional information about Hecla?

The principal executive office of our Company is located at 6500 N. Mineral Dr., Suite 200, Coeur d’Alene, Idaho 83815. Our telephone number at this address is 208-769-4100. Our common stock is traded on the NYSE under the symbol “HL.”

We file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other information with the SEC. As an electronic filer, our public filings are maintained on the SEC’s Internet site that contains reports, proxy statements, and other information regarding issuers that file electronically with the SEC. The address of that website is www.sec.gov/edgar.

Our Annual Report to Shareholders for the year ended December 31, 2023, including financial statements and schedules, is included with this Proxy Statement.

We maintain a company website at https://www.hecla.com from which you can alternatively access the reports we file with the SEC. Our committee charters and other important corporate governance documents are also available on our website.

98 | 2024 Proxy Statement

Other than the items in the Proxy Statement, what other items of business will be addressed at the Annual Meeting?

As of the date of this Proxy Statement, the Board is not aware of any matters that will be presented for action at the Annual Meeting other than those described above. However, should other business properly be brought before the Annual Meeting, the proxies will be voted thereon at the discretion of the persons acting thereunder.

By Order of the Board of Directors

Michael B. White Corporate Secretary

April 4, 2024

To the extent that this proxy statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this proxy statement titled Compensation Committee Report and Audit Committee Report (to the extent permitted by SEC rules) will not be deemed incorporated, unless specifically provided otherwise in such filing.

Appendix A

Reconciliation of Non-GAAP Measures to GAAP

Reconciliation of Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

The non-GAAP measure of free cash flow is calculated as net cash provided by operating activities (GAAP) less additions to properties, plants, equipment, and mineral interests (GAAP). Management believes that, when presented in conjunction with comparable GAAP measures, free cash flow is useful to investors in evaluating our operating performance. The following table reconciles net cash provided by operating activities to free cash flow:

in thousands	December 31, 2023

Net cash provided by operating activities (GAAP)	$75,499

Less: Additions to properties, plants, equipment, and mineral interests (GAAP)	(223,887)

Free cash flow(7)	$(148,388)

Reconciliation of Mine Site Cash Provided by Operating Activities (GAAP) to Mine Site Operating Cash Flow Less Capital (non-GAAP)

The non-GAAP measure of mine site operating cash flow less capital, which is a performance measure for our LTIP, is calculated as mine site cash provided by operating activities, less additions to properties, plants, equipment, and mineral interests. Management believes that, when presented in conjunction with comparable GAAP measures, mine site operating cash flow less capital is useful to investors in evaluating our operating performance. The following table reconciles mine site cash provided by operating activities to mine site operating cash flow less capital:

in thousands	December 31, 2023

Mine site cash provided by operating activities	$192,821

Additions to properties, plants equipment and mineral interests	(223,607)

Mine site operating cash flow less capital	$(30,786)

Reconciliation of (Loss) Net Income (GAAP) to Earnings Before Interest, Taxes, Depreciation, and Amortization (non-GAAP)

The non-GAAP measure of earnings before interest, taxes, depreciation, and amortization (EBITDA) is calculated as net income (loss) before the following items: interest expense, income tax benefit provision, and depreciation, depletion, and amortization expense. Management believes that, when presented in conjunction with comparable GAAP measures, EBITDA is useful to investors in evaluating our operating performance. The table below presents reconciliations between the GAAP measure of net loss to the non-GAAP measure EBITDA for the years ended December 31, 2023, 2022 and 2021.

	Year ended December 31,
in thousands	2023	2022	2021

Net (loss) income (GAAP)	$(84,217)	$(37,348)	$35,095

Interest expense	43,319	42,793	41,945

Income and mining tax provision (benefit)	1,222	(7,566)	(29,569)

Depreciation, depletion, and amortization	163,672	143,938	171,793

EBITDA	$123,996	$141,817	$219,264

(7)

Free cash flow is calculated as cash provided by operating activities (GAAP) less additions to properties, plans and equipment. Free cash flow is a measure used by management to evaluate the Company’s operating performance but should not be considered as an alternative to cash flow from operations, as that term is defined by GAAP.

A-2 | 2024 Proxy Statement

Reconciliation of Net (Loss) Income (GAAP) to Adjusted EBITDA Less Capital (non-GAAP)

The non-GAAP measure of Adjusted EBITDA less capital for use in STIP performance measurement is calculated as net (loss) income before the following items: interest expense, income tax benefit, depreciation, depletion, and amortization expense, loss on disposition of properties, plants, equipment and mineral interests, suspension costs, foreign exchange loss (gain), unrealized loss (gain) on derivative contracts, provisional price (gains) losses, provisions for closed operations expense, stock-based compensation, unrealized losses on investments, interest and other income/expense, gain on sale of investments (adjusted EBITDA) less capital expenditures at our operations.

The following table reconciles net (loss) income to adjusted EBITDA less capital:

	Year Ended December 31,
in thousands	2023	2022	2021

Net (loss) income	$(84,217)	$(37,348)	$35,095

Interest expense	43,319	42,793	41,945

Income and mining tax provision (benefit)	1,222	(7,566)	(29,569)

Depreciation, depletion, and amortization	163,672	143,938	171,793

EBITDA	123,996	141,817	219,264

Ramp-up and suspension costs	76,252	24,114	23,012

Loss on disposition of properties, plants, equipment, and mineral interests	849	16	87

Foreign exchange loss (gain)	3,810	(7,211)	(417)

Unrealized (gain) loss on derivative contracts	(3,168)	(844)	11,903

Provisional price (gain) loss	(18,230)	20,839	(9,349)

Provision for closed operations and environmental matters	7,575	8,793	17,964

Stock-based compensation	6,598	6,012	6,081

Unrealized loss on investments	243	5,632	4,295

Adjustments of inventory to net realizable value	20,819	2,646	6,524

Monetization of zinc and lead hedges	(4,447)	16,664	—

Other	(1,744)	(986)	(584)

Adjusted EBITDA(8)	212,553	217,492	278,780

Capital expenditures at operating mines	(223,607)	(147,651)	(108,855)

Adjusted EBITDA less capital expenditures	$(11,054)	$69,841	$169,925

(8)

Adjusted EBITDA is a measure used by management to evaluate the Company’s operating performance but should not be considered an alternative to net (loss) income or cash provided by operating activities as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

2024 Proxy Statement | A-3

Reconciliation of Loss Applicable to Common Stockholders to Adjusted Net Loss (GAAP)

Adjusted net loss and adjusted net (loss) per share, are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net loss per common share provides investors with the ability to better evaluate our underlying operating performance.

The following table reconciles adjusted net loss:

in thousands	Year Ended December 31, 2023

Net loss applicable to common shareholders (GAAP)	$(84,769)

Adjusted for items below:

Fair value adjustments, net	(2,925)

Provisional pricing gains	(18,230)

Environmental accruals	2,952

Foreign exchange loss	3,810

Ramp-up and suspension costs	76,252

Loss on disposition of properties, plants, equipment, and mineral interests	849

Adjustments of inventory to net realizable value	20,819

Monetization of zinc and lead hedges	(4,447)

Adjusted net loss	(5,689)

Weighted average shares – basic	605,668

Adjusted net loss per common stock (in cents)	(0.01)

HECLA MINING COMPANY 6500 N. MINERAL DRIVE SUITE 200 COEUR D’ALENE, ID 83815-9408 VOTE Before BY The INTERNET Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 16, 2024 for shares held directly and by 11:59 p.m. Eastern Time on May 14, 2024 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/HL2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 16, 2024 for shares held directly and by 11:59 p.m. Eastern Time on May 14, 2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V41168-P05705 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY HECLA MINING COMPANY THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN ITEM 1 AND “FOR” PROPOSALS 2 AND 3. 1. ELECTION OF CLASS II DIRECTORS Nominees: For Against Abstain 1a. Stephen F. Ralbovsky 1b. Catherine J. Boggs 1c. Mark P. Board 2. Proposal to ratify and approve the selection of BDO USA, P.C., as our independent registered public accounting firm for the calendar year ending December 31, 2024. 3. Advisory resolution to approve named executive officer compensation. 4. In their discretion, on all other business that may properly come before the meeting or any adjournment or adjournments thereof. This Proxy will be voted as specified. If no specification is made, this Proxy will be voted “FOR” the election of the three nominees for Director and “FOR” the approval of Proposals 2 and 3. This proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the meeting or any adjournment or postponement thereof. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE PLEASE MARK, SIGN, DATE, AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. NOTE: The Proxy must be signed exactly as your name or names appear on this card. Executors, administrators, trustees, partners, etc., should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer(s), who should specify the title(s) of such officer(s). For Against Abstain Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V41169-P05705 HECLA MINING COMPANY ANNUAL MEETING OF SHAREHOLDERS May 17, 2024 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES FOR CLASS II DIRECTOR LISTED IN ITEM 1 AND “FOR” PROPOSALS 2 AND 3 The undersigned, revoking any previous proxies, hereby appoints PHILLIPS S. BAKER, JR. and MICHAEL B. WHITE, and each of them, proxies of the undersigned, with full power of substitution, to attend the Company’s Annual Meeting of Shareholders on May 17, 2024, and any adjournments or postponements thereof, and there to vote the undersigned’s shares of Common Stock of the Company on the following matters as described in the Board of Directors Proxy Statement for such meeting, a copy of which has been received by the undersigned. You may attend the meeting in person or via the Internet and vote electronically during the meeting. Have the information that is printed on the box marked by the arrow available and follow the instructions. Shares represented by this Proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote “FOR” each of the nominees for Class II director, “FOR” Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. Continued and to be signed on reverse side